 Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

COMMUNICATIONS SYSTEMS, INC.

Resilient Corp.,

ECESSA CORPORATION

AND

Albert A. Woodward
(SOLELY IN HIS CAPACITY AS SHAREHOLDER REPRESENTATIVE HEREUNDER)

DATED AS OF May 8, 2020

i

EXHIBITS

Exhibit A	Form of Letter of Transmittal
Exhibit B	Form of Employment Agreement
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Paying Agent Agreement
Exhibit E	Form of Funds Flow Agreement
Exhibit F	Net Working Capital Principles
Exhibit G	Form of Restrictive Covenant Agreement
Exhibit H	Company Charter Documents
Exhibit I	Articles of Incorporation
Exhibit J	Form of Resignation
Exhibit K	Other On-Boarding Documentation
Exhibit L	Form of Warrant Exercise and Termination Agreement

SCHEDULES

Schedule 3.1(a)	Foreign Qualifications
Schedule 3.2(b)	Capitalization
Schedule 3.2(c)	Outstanding Warrants
Schedule 3.3	Consents and Approvals (Company)
Schedule 3.4(a)	Title to Assets
Schedule 3.4(b)	Location of Certain Assets
Schedule 3.6-1	Financial Statements
Schedule 3.6-2	Exceptions to the Financial Statements
Schedule 3.7	Absence of Undisclosed Liabilities
Schedule 3.8(b)	Leased Real Property; Real Property Leases
Schedule 3.9(a)	Fixed Assets
Schedule 3.9(b)	Certain Assets
Schedule 3.9(d)	Leased Personal Property
Schedule 3.10(a)	Intellectual Property
Schedule 3.10(b)(i)	Development of Owned Software
Schedule 3.10(b)(ii)	Certain Software and IP
Schedule 3.10(b)(iii)	Open Source Software
Schedule 3.10(b)(v)	Malicious Code
Schedule 3.10(b)(ix)	Certain Exceptions
Schedule 3.10(c)(i)	Certain IP Items
Schedule 3.10(f)	Exceptions to Validity and Enforceability
Schedule 3.10(g)	IP Litigation
Schedule 3.10(h)	Licenses to IP (the Company as Licensor)
Schedule 3.10(j)(i)	Infringement by Third Parties
Schedule 3.11	Debt
Schedule 3.12	Litigation
Schedule 3.13(a)	Employee and Independent Contractor Information
Schedule 3.13(f)	Employment Litigation
Schedule 3.14(a)	Employee Benefit Plans
Schedule 3.14(e)	Certain Employee Benefit Matters
Schedule 3.14(j)	401(k) Loans
Schedule 3.15	Employment and Labor Agreements; Union Contracts

Schedule 3.17	Bank Accounts; Powers of Attorney; Directors and Officers
Schedule 3.19	Environmental Matters
Schedule 3.20	Insurance Matters
Schedule 3.21	Top Suppliers; Top Customers
Schedule 3.22	Related Party Transactions and Relationships
Schedule 3.24	Product Warranty and Liability
Schedule 3.25(a)	Material Contracts
Schedule 3.25(b)	Contract Counterparties
Schedule 3.25(d)(i)	Standard Customer Agreements
Schedule 3.25(d)(ii)	Exceptions to Standard Customer Agreements
Schedule 3.26	Certain Changes
Schedule 3.27(b)	Certain Accounts Receivable
Schedule 3.28	Licenses and Permits
Schedule 3.29(a)	Tax Matters
Schedule 3.29(b)	Tax Deficiencies; Audits
Schedule 3.29(f)	Powers of Attorney
Schedule 3.29(k)	Net Operating and Capital Loss Carryforwards
Schedule 4.3	Consents and Approvals (Parent)
Schedule 5.1(a)	Conduct of the Business
Schedule 5.10	Restructuring Transactions
Schedule 5.12(a)	Employees
Schedule 6.3(h)	Required Third Party Consents
Schedule 8.1(j)	Key Employees

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 8, 2020, by and among (i) Communications Systems, Inc., a Minnesota corporation (“Parent”), (ii) Resilient Corp., a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Sub”), (iii) Ecessa Corporation, a Minnesota corporation (the “Company”), and (iv) Albert A. Woodward, an individual residing in the State of Minnesota, solely in his capacity as the Shareholder Representative (the “Shareholder Representative”). Unless otherwise provided herein, capitalized terms used herein are defined in Article XI.

R E C I T A L S:

WHEREAS, the Company is in the data communication industry and designs SD-WAN solutions to give wide area networks greater reliability, resiliency and redundancy (the “Business”);

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously: (a) determined that it is in the best interests of the Company and the holders of shares of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), and declared it advisable, to enter into this Agreement with Parent and Merger Sub; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger (as defined below), in accordance with the Minnesota Business Corporation Act (the “MBCA”); and (c) resolved to recommend adoption of this Agreement by the shareholders of the Company;

WHEREAS, the respective Boards of Directors of Parent (the “Parent Board”) and Merger Sub (the “Merger Sub Board”) have each unanimously: (a) determined that it is in the best interests of Parent or Merger Sub, as applicable, and their respective shareholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, as a condition and material inducement to the willingness of Parent and Merger Sub to enter into this Agreement, no later than one (1) hour following the execution and delivery of this Agreement, the Company shall deliver to Parent the irrevocable written consent (the “Written Consent”) of shareholders of the Company owning at least 68.52% of the issued and outstanding capital stock of the Company on a fully-diluted basis (the “Company Initial Required Shareholder Vote”), which (a) is sufficient to approve the consummation of the transactions contemplated hereby, including the Merger, under the MBCA and the Company Charter Documents (as defined below) and (b) without in any way limiting the foregoing, shall include the written consent of each member of the Company Board who is a Shareholder of the Company; and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, and upon and subject to the terms and the conditions hereinafter set forth, the parties do hereby agree as follows:

Article I

THE MERGER

Section 1.1     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCA, Merger Sub will be merged with and into the Company at the Effective Time (the “Merger”). Following the Effective Time, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation in the Merger under the MBCA (the “Surviving Corporation”).

Section 1.2     Closing. The closing of the Merger (the “Closing”) will take place at, or be directed from, the offices of Ballard Spahr LLP in Minneapolis, Minnesota, at 10:00 a.m., Central Time, no later than two (2) Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver of all of the conditions precedent set forth in Article VI (other than those conditions that by their nature or terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions), or at such other place or time or on such other date as Parent and the Company may mutually agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The parties intend that the Closing will be effected, to the extent practicable, by conference call, the electronic delivery of documents, and, if requested by Parent, the prior physical exchange of certain other documents and instruments to be held in escrow by outside counsel to the recipient party hereto pending authorization to release at the Closing.

Section 1.3     Effective Time. Subject to the provisions of this Agreement, as promptly as reasonably practicable on the Closing Date, the parties to this Agreement will file articles of merger (the “Articles of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the MBCA, and will make all other filings and recordings required under the MBCA (if any). The Merger will become effective on such date and time as the Articles of Merger are filed with the Secretary of State of the State of Minnesota or at such later date and time as Parent and the Company will agree and specify in the Articles of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 1.4     Effects of the Merger. The Merger will have the effects set forth in this Agreement and the applicable provisions of the MBCA. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation will possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub will become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 1.5     Articles of Incorporation and Bylaws. At the Effective Time, by virtue of the Merger and without necessity of any further action, until thereafter changed or amended as provided therein or by applicable Law, (a) the articles of incorporation of the Company as in effect immediately prior to the Effective Time will be amended and restated to read as set forth in Exhibit I hereto and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law and (b) the bylaws of the Company will be amended and restated to conform to the bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, and as such shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law; provided, however, that, the name of the corporation set forth in such bylaws will be “Ecessa Corporation.”

Section 1.6     Directors and Officers. The directors and officers of the Merger Sub immediately prior to the Effective Time will, from and after the Effective Time, be the directors and officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Article II

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES; LETTERS OF TRANSMITTAL AND OTHER DOCUMENTATION

Section 2.1     Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of Parent or Merger Sub:

(a)          Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted automatically into and become one validly-issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b)          Cancellation of Certain Company Common Stock. Each Share issued and outstanding immediately prior to the Effective Time that is directly or indirectly owned by Parent, any Subsidiary of Parent, the Company or any Subsidiary of the Company, if any (the “Excluded Shares”), will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(c)          Conversion of the Company Common Stock. Each Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and any Dissenting Shares (as defined below)) (i) will no longer be outstanding, will automatically be cancelled and retired and will cease to exist, and (ii) will be converted automatically into and represent only the right to receive, in cash, subject in each case to and conditioned upon the execution and delivery by such Shareholder of each Required Merger Consideration Document and a Required Instrument (each such term as defined below), the Per Share Merger Consideration.

(d)          No Longer Shareholders.  Each Person that was a shareholder of the Company immediately prior to the Effective Time will, by virtue of the Merger, automatically cease to be a shareholder of the Company.

(e)          Dissenters’ Rights.  At the Effective Time, the Dissenting Shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder of Dissenting Shares will cease to have any rights with respect thereto, subject to any rights the holder thereof may have under this Section 2.1(e). Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has (i) not voted in favor of approval of this Agreement, (ii) demanded and perfected such holder’s right to dissent from the Merger and to be paid the fair value of such shares of the Company Common Stock in accordance with Sections 302A.471 and 302A.473 of the MBCA and (iii) as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights, including as a result of a court of competent jurisdiction determining that such holder is not entitled to the relief provided by Sections 302A.471 and 302.473 of the MBCA (the “Dissenting Shares”) will not be converted into or represent the right to receive any portion of the Merger Consideration as provided in Section 2.1(c), but the holder thereof, if such holder complies in all respects with Sections 302A.471 and 302A.473 of the MBCA (the “Dissenters’ Rights”), will be entitled to payment of the fair value (including interest determined in accordance with Section 302A.473 of the MBCA) of such Dissenting Shares in accordance with the Dissenters’ Rights; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Dissenters’ Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares will cease and such Dissenting Shares will be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the portion of the Merger Consideration payable in respect thereof to which such holder is entitled as determined accordance with this Agreement, without interest thereon and subject to any applicable withholding Taxes specified in Section 2.6. The Company will provide prompt written notice to Parent of any demands, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law that are received by the Company for Dissenters’ Rights with respect to any Shares, and Parent will have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company will not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 2.2     Adjustments to Merger Consideration.  If there occurs any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into the Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Company Common Stock occurring on or after the date hereof and prior to the Effective Time, the Per Share Merger Consideration (or payable under the applicable provisions of the MBCA with respect to Dissenting Shares) shall be equitably adjusted to reflect the effect thereof, with the manner and nature of any such adjustment subject to approval of Parent.

Section 2.3     Surrender and Payment.

(a)          Appointment of Paying Agent.  Prior to the Effective Time, Parent shall appoint the Paying Agent to act as the exchange and paying agent in the Merger.  At or prior to the Effective Time, Parent shall deposit with the Paying Agent the Closing Merger Consideration.

(b)          Mailing by Paying Agent.  As promptly as practicable following the Effective Time and in any event not later than five (5) Business Days thereafter, the Paying Agent will mail or otherwise transmit to each Shareholder as of the Effective Time a letter of transmittal containing, among other things, an approval of and consent to this Agreement and the transactions contemplated hereby (including the Merger), a joinder to this Agreement and a release of claims such Shareholder may have against Parent, Merger Sub, the Company, each of their respective current and former Affiliates and certain other Persons, in substantially the form attached as Exhibit A (a “Letter of Transmittal”), as well as instructions for use in effecting the surrender of Certificates (as defined below) in exchange for the applicable portion of Merger Consideration to which such holder is entitled in accordance with the terms and conditions of this Agreement.  Each party to this Agreement acknowledges and agrees that each Shareholder will be required to (i) execute and deliver to Parent a Letter of Transmittal, together with, if such Shareholder is a Restrictive Covenant Party or a Warrantholder, a Restrictive Covenant Agreement or a Warrant Exercise and Termination Agreement, as applicable (collectively, the “Required Merger Consideration Documents”), and (ii) either (A) deliver to the Paying Agent the original stock certificates formerly evidencing such Shareholder’s Shares (each, a “Certificate”) or (B) follow the procedures set forth in Section 2.5 below, as a condition to the payment of such Shareholder’s applicable portion of the Merger Consideration as provided herein.  Delivery of (I) properly executed Required Merger Consideration Documents, and (II) a Required Instrument (properly executed, as applicable) is a condition precedent to such delivering Shareholder being entitled to payment in accordance with the terms, conditions and instructions set forth in this Agreement and such Letter of Transmittal.

(c)          Payment by Paying Agent.  No later than five (5) Business Days after the Paying Agent’s receipt from a Shareholder of (i) the Required Merger Consideration Documents, (ii) a Required Instrument, and (iii) any other customary documents that Parent or the Paying Agent may reasonably require in connection therewith, (A) the Paying Agent will, with respect to each Certificate so surrendered, pay to the holder of such Certificate the portion of the Closing Merger Consideration to which such holder is entitled as determined in accordance with Section 2.1(c), and (B) each such Certificate so surrendered will forthwith be cancelled.  No interest will be paid or will accrue on any portion of the Merger Consideration payable upon surrender of any Certificate. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of the Company Common Stock (other than Dissenting Shares) will be deemed from and after the Effective Time, for all purposes, to evidence solely the right to receive the portion of the Per Share Merger Consideration owing in respect thereof as determined in accordance with the terms and conditions of this Agreement.

(d)          Certain Payments.  If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it will be a condition to that payment that (i) the Certificate must be properly endorsed or must otherwise be in proper form for transfer, and (ii) the Person requesting the payment must pay any transfer or other Tax required as a result of any payment to a Person other than the registered holder of the Certificate or establish to the reasonable satisfaction of the Paying Agent that any Tax has been paid or is not payable.

(e)          Termination of Exchange Fund.  Any portion of the Merger Consideration that remains undistributed on the date that is twelve (12) months after the Effective Time will be delivered to Parent (or its designee), upon demand, and any holders of the Company Common Stock who have not theretofore complied with this Article II will thereafter look only to Parent for, and Parent will remain liable for, payment of their claims for the portion of the Merger Consideration to which they are entitled in accordance with this Agreement.

(f)          No Liability.  None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent will be liable to any Person in respect of any portion of the Merger Consideration that remains undistributed and is delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If any shares of the Company Common Stock have not been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Authority, any such Merger Consideration will, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.4     Exercise of Warrants.  Prior to the Effective Time, the Company will take all necessary action to (a) ensure that each of the Outstanding Warrants (as defined below) is exercised or terminated and of no further force or effect, such that at the Effective Time no Warrants will be issued and outstanding, (b) make all applicable Tax reporting and Tax payments required by the Company with respect to the exercise or termination of such Warrants, and (c) issue to each such Warrantholder, to the extent the Per Share Merger Consideration is greater than the per share exercise price under the applicable Warrant, a stock certificate representing the Shares to which such Warrantholder is entitled in connection with the exercise of such Warrant  From and after the Effective Time, none of Parent, the Company or any of their respective Affiliates will have any liability or obligation or any kind or nature arising out of, relating to, resulting from or in connection with any of the Outstanding Warrants.

Section 2.5     Lost Certificates. If any Certificate has been lost, stolen or destroyed, then upon the applicable Shareholder (a) checking the appropriate box to so indicate in a properly-completed Letter of Transmittal executed by such Shareholder and delivered to the Paying Agent, (b) making payment of any expense or fee charged by the Paying Agent in connection therewith and (c) if reasonably required by Parent or the Paying Agent, providing an indemnity (in the form of a bond satisfactory to the Paying Agent) against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration in accordance with the terms and conditions of this Agreement and the Paying Agent Agreement.

Section 2.6      Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (or payable under the applicable provisions of the MBCA with respect to Dissenting Shares) such amounts as Parent, Merger Sub, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the shares of the Company Common Stock in respect of which any deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Paying Agent.

Section 2.7     No Further Ownership Rights in the Company Common Stock. All Merger Consideration paid or payable upon the surrender of Certificates in accordance with the terms and conditions hereof will be deemed to have been paid or payable in full satisfaction of all rights pertaining to the shares of the Company Common Stock formerly represented by such Certificate, and from and after the Effective Time, there will be no further registration of transfers of shares of the Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they will be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II and elsewhere in this Agreement.

Section 2.8     Adjustment to Preliminary Merger Consideration.

(a)        Definition of “Net Working Capital”.  For purposes of this Section 2.8, the term “Net Working Capital” means (i) the aggregate amount of the current assets of the Company contemplated by the Net Working Capital Principles to be included as current assets for purposes of the calculation of Net Working Capital (collectively, the “Current Assets”) minus (ii) the aggregate amount of the current liabilities of the Company contemplated by the Net Working Capital Principles to be included as current liabilities for purposes of the calculation of Net Working Capital (collectively, the “Current Liabilities”), both determined as of the Effective Time, in each case as determined in accordance with the Net Working Capital Principles.

(b)          Estimated Closing Statement.  At least two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent an estimated closing statement of the Company as of the Closing Date (the “Estimated Closing Statement”), duly certified by the President and Chief Financial Officer of the Company, which Estimated Closing Statement shall (i) set forth the Company’s good faith estimates of (A) the Net Working Capital (the “Estimated Net Working Capital”), (B) the Closing Cash (the “Estimated Cash”), (C) the Closing Debt (the “Estimated Debt”), (D) the Closing Transaction Expenses (the “Estimated Transaction Expenses”), (E) the Closing Income Tax Accrual (the “Estimated Closing Income Tax Accrual”) and (F) using the amounts in the foregoing clauses (A)-(E), the Estimated Adjustment Amount, and (ii) be subject to Parent’s good faith review and approval.  The Estimated Closing Statement, to the extent relating to the Current Assets, the Current Liabilities and the Net Working Capital, shall be prepared in accordance with the Net Working Capital Principles.

(c)          Closing Statement.  Within ninety (90) days after the Closing Date, Parent will prepare and deliver to the Shareholder Representative, at the sole expense of Parent, a closing statement of the Company as of the Closing Date (the “Closing Statement”), which Closing Statement will set forth Parent’s proposed good faith calculations of (i) the Net Working Capital, (ii) the Closing Cash, (iii) the Closing Debt, (iv) the Closing Transaction Expenses, (v) the Closing Income Tax Accrual and (vi) using the amounts in the foregoing clauses (i)-(v), the Adjustment Amount.  The Closing Statement will, (A) to the extent relating to the Current Assets, the Current Liabilities and the Net Working Capital, be prepared in accordance with the Net Working Capital Principles and (B) to the extent relating to the Closing Debt, for the avoidance of doubt, disregard any financing or refinancing arrangements entered into by Parent in connection with the consummation of the transactions contemplated hereby.  Notwithstanding any other provision of this Agreement to the contrary, the parties agree that Parent may, in calculating the Net Working Capital for the Closing Statement, elect in its sole discretion to exclude from the Closing Statement any account receivable of the Company that is outstanding as of the Closing and remains uncollected as of the 80th day after the Closing Date, despite Parent’s commercially reasonable efforts (it being agreed and understood that these efforts will not require litigation or extraordinary collection activity).

(d)          Examination of Closing Statement.  The Shareholder Representative will review the Closing Statement to confirm the accuracy of the Closing Statement and of Parent’s calculation of (i) the Net Working Capital, (ii) the Closing Cash, (iii) the Closing Debt, (iv) the Closing Transaction Expenses, and (v) the Closing Income Tax Accrual.  If the Shareholder Representative fails to give Parent written notice of any disputed amounts (a “Notice of Disagreement”) within thirty (30) days after the Shareholder Representative receives the Closing Statement (the “Review Period”), then the Closing Statement will become the Final Closing Statement (as defined below) for purposes hereof.  The Shareholder Representative agrees that the only valid basis for a Notice of Disagreement will be that either (A) a disputed item was not calculated in accordance with, as applicable, the Net Working Capital Principles, the definitions of Current Assets, Current Liabilities, Net Working Capital, Closing Cash, Closing Debt, Closing Transaction Expenses, and the Closing Income Tax Accrual or the other terms of this Agreement, or (B) the Closing Statement contains a mathematical or clerical error.  If the Shareholder Representative gives Parent a Notice of Disagreement within the Review Period, then Parent and the Shareholder Representative will attempt in good faith to agree on any adjustments that should be made to the Closing Statement in order to accurately reflect the Net Working Capital, the Closing Cash, the Closing Debt, the Closing Transaction Expenses, and the Closing Income Tax Accrual.  If Parent and the Shareholder Representative are unable to resolve any such disputed amounts within thirty (30) days following the expiration of the Review Period, Parent and the Shareholder Representative will engage an independent public accounting firm of at least a regional size mutually agreed upon by Parent and the Shareholder Representative (the “Audit Firm”) to resolve any such disputed matters.  If Parent and the Shareholder Representative are unable to agree on the appointment of the Audit Firm within ten (10) days, then Parent and the Shareholder Representative shall each select an accounting firm and shall instruct such two firms to jointly select a third independent accounting firm to act as the Audit Firm to resolve any such disputed matters.  For the avoidance of doubt, the parties acknowledge and agree that the Audit Firm shall be permitted to review only disputed items identified in a Notice of Disagreement.  The Audit Firm shall make its determination regarding any disputed amounts by calculating such amounts in a manner consistent with the definitions included in, and the terms of, this Agreement (and, to the extent relating to the Net Working Capital, for the avoidance of doubt, in accordance with the Net Working Capital Principles).  The decision of the Audit Firm shall be provided in writing and the parties shall instruct the Audit Firm to deliver its decision within thirty (30) days after the engagement of the Audit Firm and, absent fraud or manifest error, such decision shall be final and binding on the parties.  The Closing Statement shall be revised, if necessary, to reflect the final determination of the Net Working Capital, the Closing Cash, the Closing Debt, the Closing Transaction Expenses, and the Closing Income Tax Accrual (the final form of the Closing Statement, including any revisions which are made thereto pursuant to this Section 2.8(d), is referred to herein as the “Final Closing Statement” and the Adjustment Amount as set forth in the Final Closing Statement, the “Final Adjustment Amount”).  For the avoidance of doubt, the parties acknowledge and agree that (A) the Shareholder Representative shall only be permitted to deliver a Notice of Disagreement if (1) a disputed item was not calculated in accordance with, as applicable, the Net Working Capital Principles, the definitions of Current Assets, Current Liabilities, Net Working Capital, Closing Cash, Closing Debt, Closing Transaction Expenses, and the Closing Income Tax Accrual or the other terms of this Agreement, or (2) the Closing Statement contains a mathematical or clerical error, and (B) this Section 2.8 is not intended to be used to adjust for any inconsistency that may be found with respect to any balance sheet referenced in Section 3.6 (Financial Statements) of this Agreement, on the one hand, and the Final Closing Statement, on the other hand (it being understood, for the avoidance of doubt, that nothing contained in this Section 2.8 shall be construed to alter or in any way limit the Indemnified Parent Parties’ (as defined below) rights to indemnification under Article IX (Indemnification) of this Agreement, including with respect to any breach of or inaccuracy in any of the representations and warranties contained in Section 3.6 (Financial Statements) of this Agreement.

(e)          Final Adjustment. Within fifteen (15) days of the determination of the Final Closing Statement and the Final Adjustment Amount in accordance with this Section 2.8, the Preliminary Merger Consideration shall be adjusted as follows:

(i)           If the Final Adjustment Amount exceeds the Estimated Adjustment Amount (such excess, the “Adjustment Amount Excess”), then: (A) Parent shall deposit or cause to be deposited with the Paying Agent, for distribution to the Shareholders in accordance with their Pro Rata Percentages, an aggregate amount equal to the Adjustment Amount Excess; and (B) the Shareholder Representative and Parent shall jointly instruct the Escrow Agent to deposit with the Paying Agent, for distribution to the Shareholders in accordance with their Pro Rata Percentages, the True-Up Escrow Amount in accordance with the Escrow Agreement;

(ii)          If the Final Adjustment Amount is less than the Estimated Adjustment Amount (the absolute value of such shortfall, the “Adjustment Amount Shortfall”), then the Shareholders, jointly and severally, shall pay or cause to be paid to Parent an amount equal to the Adjustment Amount Shortfall.  Such payment shall be made by disbursement to Parent from the True-Up Escrow Amount an amount equal to the Adjustment Amount Shortfall (and the Shareholder Representative and Parent shall jointly instruct the Escrow Agent to make such disbursement) and: (A) if the Adjustment Amount Shortfall is less than the amount of the True-Up Escrow Amount, the Shareholder Representative and Parent shall jointly instruct the Escrow Agent to deposit with the Paying Agent, for distribution to the Shareholders in accordance with their Pro Rata Percentages, the remaining balance of the True-Up Escrow Amount in accordance with the Escrow Agreement; or (B) if the Adjustment Amount Shortfall exceeds the amount of the True-Up Escrow Amount (the amount of any such excess being the “Excess Deficiency Amount”), then the Shareholders, jointly and severally, will pay or cause to be paid to Parent an amount equal to the Excess Deficiency Amount by wire transfer of immediately-available funds to a bank account designated in writing by Parent (or, at Parent’s sole option, the Escrow Agent will disburse from the Indemnification Escrow Amount and pay to Parent an amount equal to the Excess Deficiency Amount, and the Shareholder Representative and Parent shall jointly instruct the Escrow Agent to make such disbursement); and

(iii)         If the Final Adjustment Amount is equal to the Estimated Adjustment Amount, then: (A) the Closing Merger Consideration shall not be adjusted pursuant to this Section 2.8(e); and (B) the Shareholder Representative and Parent shall jointly instruct the Escrow Agent to deposit with the Paying Agent, for distribution to the Shareholders in accordance with their Pro Rata Percentages, the True-Up Escrow Amount in accordance with the Escrow Agreement.

(f)           Expenses of Audit Firm.  In the event that the parties submit any unresolved objections to the Audit Firm for resolution as provided in Section 2.8(d), the fees, costs and expenses of the Audit Firm shall be allocated to and borne by Parent and the Shareholder Representative (on behalf of the Shareholders) in inverse proportion as they may prevail on the remaining objections, which remaining objections shall be calculated on an aggregate basis based on the relative dollar values of all remaining objections and shall be determined by the Audit Firm and included in its written decision.  For example, if the remaining objections total $1,000 and the Audit Firm awards $600 in favor of Parent’s position and $400 in favor of the Shareholder Representative’s position, 60% (i.e., 600 ÷ 1,000) of the fees, costs and expenses of the Audit Firm would be borne by the Shareholder Representative (on behalf of the Shareholders) and 40% (i.e., 400 ÷ 1,000) would be borne by Parent.

(g)          Adjustments for Tax Purposes.  Any payments made pursuant to this Section 2.8 shall be treated as an adjustment to the Closing Merger Consideration (and, in turn, the Merger Consideration) by the parties for Tax purposes, unless otherwise required by Law.

(h)          Access to Information.  During the period from and after Parent’s delivery of the Closing Statement through the final resolution of any matters contemplated by this Section 2.8, Parent shall afford the Shareholder Representative and the Shareholder Representative’s advisors (in their capacity as advisors to the Shareholder Representative), on a confidential basis, reasonable access during normal business hours to the documentation used or referenced by Parent in preparing Parent’s calculations of the Net Working Capital, the Closing Cash, the Closing Debt, the Closing Transaction Expenses, and the Closing Income Tax Accrual in the Closing Statement and any adjustment to the Preliminary Merger Consideration, provided that any such access shall not interfere unreasonably with the business operations of Parent or any of its Affiliates and shall be subject to the execution by the Shareholder Representative and his advisors (as described above) of a customary confidentiality agreement in form and substance reasonably satisfactory to Parent.

Section 2.9     Acknowledgements Regarding Merger Consideration. The Company and, upon execution of their respective Letters of Transmittal, the Shareholders acknowledge and agree that upon delivery of (a) the Closing Merger Consideration in accordance with the terms and conditions of this Agreement, (b) the Payoff Amount and the Unpaid Transaction Expenses Amount in accordance with Section 8.2(c), and (c) the Shareholder Representative Amount in accordance with Section 8.2(d), Parent shall have no further responsibility or liability hereunder with respect to the Closing Merger Consideration.

Section 2.10   Consideration Spreadsheet.  At least two (2) Business Days prior to the Closing Date and concurrently with the delivery of the Estimated Closing Statement, the Company will prepare and deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), duly certified by the President and Chief Financial Officer of the Company, which will set forth, as of the Closing Date and immediately prior to the Effective Time (determined after the exercise of the Warrants as contemplated by Section 2.4), the following:

(a)          the names and addresses of all Shareholders and the number of Shares held by each Shareholder;

(b)          detailed calculations of the Closing Merger Consideration and the Fully Diluted Share Number;

(c)          each Shareholder’s Per Share Merger Consideration;

(d)          each Shareholder’s Pro Rata Percentage;

(e)          each Shareholder’s interest in dollar terms in the Escrow Amount; and

(f)          each Shareholder’s interest in dollar terms in the Shareholder Representative Amount.

Section 2.11   Tax Treatment of the Merger.  Parent, Merger Sub, and the Company intend that the Merger qualifies as a taxable purchase and sale of the Company Common Stock for U.S. federal income tax purposes.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a condition and material inducement to Parent’s willingness to enter into this Agreement and consummate the transactions contemplated hereby, the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1     Organization; Authorization; Ownership; Other Claims.

(a)          The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Minnesota, and has all corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on and conduct its business as it is now being conducted.  The Company’s Business is a Critical Sector (as defined in the Minnesota Emergency Executive Order).  The Company is duly qualified and in good standing in the states and the other jurisdictions set forth on Schedule 3.1(a).  The Company is duly qualified and in good standing in each state or other jurisdiction in which the conduct of its Business or the ownership of its properties and assets requires it to be so qualified, except where the failure to so qualify would not result in a Company Material Adverse Effect.

(b)          The copies of the articles of incorporation and bylaws of the Company attached to this Agreement as Exhibit H (the “Company Charter Documents”) are true, correct and complete.  The Company is not in violation of any of the provisions of the Company Charter Documents.  The Company has provided to Parent copies of the minutes of directors’ and shareholders’ meetings held during the last five (5) years (including, for the avoidance of doubt, any actions by written consent), and such minutes (or, as applicable, written actions) are the true, correct and complete records of such meetings and written actions.  The copy of the Company’s stock ledger that the Company has previously provided to Parent is the true, correct and complete record of the issuance and transfer of Shares.

(c)          Execution and Delivery; Authority; Enforceability.  The Company has full corporate power and authority to enter into and perform its obligations under the Transaction Documents to which it is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement and approval of the Merger pursuant to the Written Consent evidencing the written consent of Shareholders holding at least a majority of the Outstanding Shares (the “Requisite Shareholder Vote”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of the Transaction Documents to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Shareholder Vote. The Requisite Shareholder Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt the Transaction Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto), this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited in each case by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) (collectively, the “Enforceability Limitations”). When each Transaction Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms, subject to the Enforceability Limitations.

Section 3.2     Capitalization.

(a)          The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, par value $0.01 per share, of which 4,128,042 Shares are issued and outstanding as of the date of this Agreement (the “Outstanding Shares”) and are owned by the shareholders of the Company as set forth on Schedule 3.2(b).

(b)          Schedule 3.2(b) sets forth, as of the date hereof, a true, correct and accurate list of (i) the name of each Person that is the registered owner of any Outstanding Shares and the number of Outstanding Shares owned by such Person, and (ii) a list of all holders of Outstanding Warrants (as defined below), including the number of Shares exercisable under each such Warrants, the extent to which such Warrant is exercisable and the issuance date, exercise price and expiration date for such Warrant. Each Warrant was duly approved by the Company Board. The Company has heretofore provided to Parent true and complete copies of all Contracts relating to the Outstanding Warrants.

(c)          Except for currently outstanding Warrants to purchase an aggregate of 736,177 Shares that have been issued by the Company (the “Outstanding Warrants”), (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and (ii) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any Shares.  All of the Outstanding Warrants were issued at fair market value on the date of issuance.  Except as set forth on Schedule 3.2(c), (A) none of the Outstanding Warrants has any value, (B) all of the Outstanding Warrants will be exercised or terminated prior to the Effective Time in accordance with Section 2.4 and (C) from and after the Effective Time, none of Parent, the Company or any of their respective Affiliates will have any liability or obligation or any kind or nature arising out of, relating to, resulting from or in connection with any of the Outstanding Warrants.

(d)          All issued and outstanding Shares are, and all Shares that may be issued pursuant to the exercise of Warrants, when and if issued in accordance with such Warrants, will be (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Company Charter Documents or any agreement to which the Company is a party; and (iii) free of any Liens created by the Company in respect thereof. All issued and outstanding Shares and Warrants were issued in compliance with applicable Law.

(e)          No outstanding Company Common Stock is subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.

(f)           All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company have been undertaken in compliance with the Company Charter Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

(g)          The Company does not, directly or indirectly, own any equity interest in, have any investment in, or participate in any joint venture, partnership or similar association or arrangement with, any other Person.

Section 3.3     No Conflicts; Consents.  The execution, delivery and performance by the Company of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Company Charter Documents; (b) subject to, in the case of the Merger, obtaining the Requisite Shareholder Vote, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (c) except as set forth in Schedule 3.3, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is party or by which it is bound or any Permit held by or issued to the Company; or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Articles of Merger with the Secretary of State of the State of Minnesota.

Section 3.4     Title to Assets; Sufficiency of Assets.

(a)          Except as set forth on Schedule 3.4(a), the Company has, and at the Closing will have, good, valid and marketable title to and owns (or in the case of leased assets and properties, has a valid leasehold interest in) all of the assets and properties owned or leased by the Company, in each case free and clear of any and all Liens (other than Permitted Liens).

(b)          The Company’s assets and properties constitute all of the assets, properties and rights necessary for the conduct of the Business as currently conducted.  All of the Company’s assets and properties are in the possession of the Company and, except as set forth on Schedule 3.4(b), all movable assets and properties of the Company are located at the Leased Real Property (as defined below).  Other than the right to acquire Shares under the Outstanding Warrants, the Company has not promised any Person the right to acquire any ownership interest in the Company or, other than in the Ordinary Course of Business, any assets or properties of the Company.

Section 3.5    Inventory.  All inventory of the Company, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for unmerchantable, damaged or defective items that have been written off or written down to fair market value or for which adequate reserves have been established.  All such inventory is owned by the Company free and clear of all Liens (other than Permitted Liens), and no inventory is held on a consignment basis.  Subject to the reserves shown on the Financial Statements, the quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable, adequate and appropriate in the present circumstances of the Company.  The Company is not under any obligation or liability with respect to accepting returns, or providing refunds, for any inventory in the possession of its customers.  All of the inventories of the Company included on the Interim Balance Sheet are valued at standard cost.

Section 3.6    Financial Statements.  Schedule 3.6-1 contains (a) the reviewed balance sheets of the Company as of December 31, 2017, December 31, 2018 and December 31, 2019 and the related reviewed statements of income and cash flows for the years then ended, including, in each case, the accompanying notes thereto (such reviewed financial statements are sometimes collectively referred to herein as the “Reviewed Financial Statements”), and (b) the unaudited balance sheet of the Company as of March 31, 2020 (the “Interim Balance Sheet”) and the related unaudited statements of income and cash flows for the three month period ended March 31, 2020 (collectively, the “Interim Income Statement”; the Interim Balance Sheet and the Interim Income Statements are referred to collectively as the “Interim Financial Statements”).  Each of the Reviewed Financial Statements and the Interim Financial Statements (collectively, the “Financial Statements”) (i) has been prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated (except (A) as set forth in Schedule 3.6-2 or (B) as may be indicated in the notes thereto and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (none of which are material, individually or in the aggregate) and the absence of notes which, if presented, would not differ in any material respect from the notes on the same or similar matters in the Reviewed Financial Statements) and (ii) fairly presents, in all material respects, the financial condition and results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein. The Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and in conformity with the Company’s past accounting practices and principles and GAAP.  Since January 1, 2015, the Company has not received any written notice from its accountants identifying or addressing any significant deficiencies or material weaknesses in the accounting controls of the Company.  Since January 1, 2015, the Company has not received any notice of fraud that involves any employee or independent contractor of the Company or that calls into question the effectiveness of the design and operation of the Company’s internal controls over accounting or financial reporting.

Section 3.7     Absence of Undisclosed Liabilities.  The Company does not have any Liabilities, other than (a) Liabilities specifically reflected and adequately accrued for on the Interim Balance Sheet, (b) Liabilities similar in nature and amount to those reflected or accrued for on the Interim Balance Sheet that (i) have been incurred since the date of the Interim Balance Sheet in the Ordinary Course of Business, (ii) do not arise out of or result from a breach or default of this Agreement, (iii) are not, individually or in the aggregate, material to the Company or the Business and (iv) will be reflected and adequately accrued for in the calculation of the Final Closing Statement, (c) executory Liabilities under Contracts to which the Company is party that were incurred in the Ordinary Course of Business (none of which relates to any failure to perform, improper performance, warranty or other breach, default or violation by the Company occurring prior to or as of the Closing), (d) Liabilities set forth on Schedule 3.7 of the Schedules, or (e) Liabilities which do not exceed $30,000 in the aggregate.

Section 3.8     Real Property.

(a)          The Company does not own and has never owned any real property.  The Company does not have any options or rights of first refusal to purchase any real property.

(b)          Schedule 3.8(b) lists all real property used in the conduct of the Business and leased or subleased to the Company (collectively, the “Leased Real Property”) and identifies the lessor, premises (including address, suite and square footage), lease term, expiration date and existence of a renewal option.  The Company has provided to Parent true, correct and complete copies of the real property lease (including any and all amendments, modifications, commencement notices, assignments and similar documents related to such lease) for the Leased Real Property (collectively, the “Real Property Lease”), as well as copies of any surveys and title reports related thereto in the possession of the Company, if any, and any material correspondence with landlords or other parties related to the Leased Real Property, and any prior estoppel certificates and subordination and non-disturbance and attornment agreements related to the Real Property Lease.  A true, correct, and complete list of all of the documents comprising the Real Property Lease is set forth on Schedule 3.8(b).

(c)          With respect to the Real Property Lease, (i) such Real Property Lease is valid, binding and in full force and effect and has not been modified, amended or assigned except pursuant to the documents listed and described on Schedule 3.8(b); (ii) the Company is in sole and exclusive possession of the Leased Real Property and all rental and other obligations of the Company are current; (iii) the Company is not in breach or default in any material respect (and has not received any written or verbal, notice of any such breach or default), (iv) no event has occurred which, with notice or lapse of time, would constitute a breach or default by the Company (or, to the Knowledge of the Company, by any counterparty) or permit termination, modification, acceleration or the exercise of any other remedies under such Real Property Lease by any counterparty to such Real Property Lease; (v) to the Knowledge of the Company, there are no disputes, oral agreements or forbearance programs in effect as to such Real Property Lease; (vi) the uses for which the buildings, facilities and other improvements located on the Leased Real Property are zoned do not restrict or impair the use of the Leased Real Property for purposes of the Business as it is currently conducted; (vii) to the Knowledge of the Company, no landlord or sublandlord is in breach or default (and the Company has not given notice of breach or default to any landlord or sublandlord) under the Real Property Lease to which the landlord or sublandlord is a party, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default by such landlord or sublandlord; (viii) all tenant improvements have been installed, completed, and fully accepted by the Company; (ix) to the Knowledge of the Company, (A) there are no material structural, physical or mechanical defects or other material adverse physical conditions affecting the Leased Real Property; (B) all building systems and improvements to, or which constitute a portion of, the Leased Real Property are in good operating condition and repair, ordinary wear and tear excepted; and (C) neither the whole nor any part of the Leased Real Property is subject to any pending or threatened suit for condemnation or other taking by any Governmental Authority.  The Leased Real Property is served by gas, electricity, water, sewage and waste disposal and other utilities necessary to operate such premises for their current use.

Section 3.9     Personal Property.

(a)          Schedule 3.9(a) sets forth a complete and accurate list and description of all of the fixed assets (excluding, for the avoidance of doubt, inventory) that the Company owns or leases, has agreed (or has an option) to purchase or lease, or may be obligated to purchase or lease.

(b)          Schedule 3.9(b) sets forth a general description and the location of any personal property or assets and leasehold improvements of the Company that are not located at the principal locations of the Company’s Business. All property and assets of the Company are in the possession of the Company.

(c)          The tangible personal property owned or leased by the Company has no significant defects, is in good and safe operating condition and repair (normal wear and tear excepted), and is adequate for the uses to which it is being put.

(d)          Schedule 3.9(d) contains a complete and accurate list of all leases (including any capital leases) and lease-purchase arrangements pursuant to which the Company currently leases personal property from others.  Schedule 3.9(d) specifies which of such leases, if any, are capital leases.  Any and all leases that are required to be capitalized by GAAP have been so accounted for in the Financial Statements.  The Company has provided to Parent a true, correct and complete copy of each of the items listed or required to be listed on Schedule 3.9(d).

Section 3.10  Intellectual Property.

(a)          Identification of Certain Intellectual Property.  Schedule 3.10(a) sets forth a complete and accurate list of any and all (1) Software and registered Copyrights and Marks owned by the Company, (2) material unregistered Copyrights and Marks used in connection with SD-WAN products and owned by the Company for which an application is not currently pending with a Governmental Authority, (3) all Intellectual Property owned by the Company for which an application is currently pending with a Governmental Authority, and (4) IP Licenses to which the Company is a licensee.  With respect to any such Intellectual Property that is registered, Schedule 3.10(a) also sets forth, as to each such item of the Intellectual Property, the (i) relevant application or registration number, (ii) relevant filing, registration, issue or application date, (iii) record owner, (iv) country or jurisdiction, (v) title or description; and (vi) status.  In addition, Schedule 3.10(a) identifies whether each item of Intellectual Property identified under Section 3.10(a)(1)-(5) is owned by the Company or is possessed or used by the Company under any license or other commitment.  Except as set forth in Schedule 3.10(a), all required filings and fees related to the registrations of the Intellectual Property owned by the Company and identified in Schedule 3.10(a) have been timely filed with and paid to the relevant Governmental Authority and authorized registrars, and all such Intellectual Property registrations are in good standing.  The Company does not own any Patents.

(b)          Software.

(i)           All Software owned by the Company (“Owned Software”) operates substantially in accordance with its documentation, and the Company owns all copyrights in the Owned Software.  The Company is in actual possession of and has exclusive control over a complete and correct copy of the source code for all proprietary components of the Owned Software, including all previous major releases; the Company is not a party to or bound by any agreement, arrangement or understanding providing for the delivery of the source code for the Owned Software to, or any deposit on behalf of, any licensee, escrow agent, or other third party; and there has been no delivery of the source code for the Owned Software to, or any deposit on behalf of, any licensee, escrow agent, or other third party.  The Company has taken steps to implement appropriate security patches or security upgrades for the Owned Software.  To the Knowledge of the Company, there has been no unauthorized theft, reverse engineering, decompiling, disassembling or other unauthorized disclosure of or access to any source code for the Owned Software.  Schedule 3.10(b)(i) sets forth a list of all past or current employees, consultants or independent contractors who have participated in any way in the development of the Owned Software (identifying, in each case, whether such Person was an employee, consultant or independent contractor).

(ii)          Schedule 3.10(b)(ii) sets forth, with respect to the Owned Software, all Software that is not owned exclusively by the Company and which is (A) used in the development, maintenance, use or support of the Owned Software, (B) incorporated in or distributed or licensed with the Owned Software or otherwise provided by or on behalf of the Company in any manner for use in connection with the Owned Software, or (C) used to deliver, host or otherwise provide services with respect to the Owned Software, in each case except for non-customized, off-the-shelf commercially available Software which is not material to the activities described in clauses (A) through (C) above and to which the Company has obtained a license pursuant to nonnegotiable standard form agreements such as shrinkwrap, click-through or browser-wrap agreements having an annual license fee or replacement value of less than $1,000 (the “Licensed Software IP”).  For each identified item of Licensed Software IP, Schedule 3.10(b)(ii) sets forth the license or other agreement governing the Company’s use of such Licensed Software IP.

(iii)         Schedule 3.10(b)(iii) sets forth a correct, current and complete list of each item of Open Source Software that is or has been used in the development of or incorporated into, combined with, linked with, distributed with, provided to any Person as a service, provided via a network as a service or application, or otherwise made available with, the Owned Software, and for each such item of Open Source Software, (A) the name and version number of the applicable Open Source Software license agreement applicable to the Company’s use and rights to further modify, improve, license, make available, convey or distribute such Open Source Software, and (B) a true and complete list of each Contract pursuant to which the Company has made available, conveyed or distributed any such Open Source Software (whether or not modified) and, to the extent required to be made available or maintained, the location of the repository of such source code and complete conforming source for such Open Source Software.  The Company has complied with all notice, attribution, complete conforming source and other requirements of each license applicable to the Open Source Software required to be disclosed in Schedule 3.10(b)(iii).  The Company has not used any Open Source Software in a manner that requires the (1) disclosure or distribution in source code form of the Owned Software to, by or on behalf of the Company on a proprietary basis, (2) license or other provision of the Owned Software on a royalty-free basis, or (3) grant of any (I) patent license, non-assertion covenant or other rights under any Intellectual Property or (II) rights to modify, make derivative works based on, decompile, disassemble or reverse engineer the Owned Software by or on behalf of the Company on a proprietary basis.

(iv)         The Owned Software complies in all material respects with all applicable Laws.

(v)          Except as set forth in Schedule 3.10(b)(v), none of the Owned Software, and to the Knowledge of the Company, any other Software used in or in connection with the operation of the Business or the use, offering, conveyance or distribution of the Owned Software contain any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, malware, spyware, or other device or code designed or intended to, or that otherwise would (A) disrupt, disable, harm or otherwise impair in any material respect the normal and authorized operation of, or provide unauthorized access to, any computer system, hardware, firmware, network or device on which the Owned Software is installed, stored or used, or (B) damage, destroy or prevent the access to or use of any data or file without the user’s consent, except, for the avoidance of doubt, license keys and other code intended to limit access to or use of the Owned Software to an authorized user (collectively, “Malicious Code”).  The Company has taken commercially reasonable steps to prevent the introduction of Malicious Code into the Owned Software.

(vi)         During the five (5)-year period immediately preceding Closing, there has been no unauthorized access, use, intrusion or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any IT Systems, that has caused any (or that would reasonably be expected to, following the Closing, cause any):  (A) substantial disruption of or interruption in or to the use of such IT Systems, the Owned Software or the conduct of the Business; (B) material loss, destruction, damage or harm of or to the Business or its operations, personnel, property or other assets; or (C) material liability of any kind to the Company (or, following the Closing, to Parent).

(vii)        The Company maintains commercially reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures and facilities, acts in material compliance therewith, and tests such plans and procedures on a regular basis, and such plans and procedures have been proven effective upon such testing.

(viii)       The IT Systems used by the Company (A) are sufficient in all material respects for the conduct of the Business as currently conducted by the Company; (B) are in good working condition, ordinary wear and tear excepted, sufficient to perform all information technology and data processing operations necessary for the conduct of the Business as currently conducted; and (C) to the Knowledge of the Company, are substantially free of any material viruses, defects, bugs and errors.  The Company has taken commercially reasonable steps to protect the confidentiality, integrity and security of the IT Systems against any unauthorized use, access, interruption or corruption.

(ix)         The Company has taken commercially reasonable steps and maintains reasonable precautions (including, except as set forth in Schedule 3.10(b)(ix), entering into confidentiality and non-disclosure agreements with its employees and independent contractors) to protect and maintain the confidentiality of, and to enforce its rights in, the Confidential Information.  To the Knowledge of the Company, there has not been any material breach of confidentiality obligations with respect to, or unauthorized use or disclosure of, any Confidential Information.

(c)          Ownership and Title.

(i)           Except as set forth in Schedule 3.10(c)(i), each Person who is or was an employee or independent contractor of the Company or was engaged by the Company through a third party agency or who otherwise is or was involved in the creation or development of any Intellectual Property owned by the Company has executed a valid and enforceable agreement sufficient to irrevocably assign all of such Person’s right, title and interest in and to such Intellectual Property to the Company, and the Company has provided to Parent true and correct copies of each such assignment.  With respect to each item of Intellectual Property identified in Schedule 3.10(a) as being owned by the Company, the Company owns all right, title and interest in and to such Intellectual Property, free and clear of any and all Liens other than Permitted Liens.

(ii)          With respect to each item of Intellectual Property identified as being possessed or used by the Company under any IP License, the Company has not encumbered or impaired any rights in the same.

(iii)         All assignments and other instruments necessary to establish, record and perfect the Company’s interest in the registered Intellectual Property have been validly executed, delivered and filed with the relevant Governmental Authorities and authorized registrars.  All assignments and other instruments, including employment agreements or intellectual property agreements, necessary to establish the Company’s interest in the non-registered Intellectual Property have been obtained by the Company and true and correct copies thereof have been provided to Parent.

(iv)         Except as otherwise provided in the IP Licenses identified on Schedule 3.10(a), the Company does not have any obligation to compensate, or to obtain the consent of, any third party for the use of any Intellectual Property identified in Schedule 3.10(a).  To the Knowledge of the Company, no party has any claim to any moral rights with respect to such Intellectual Property owned by the Company.

(d)          Prosecution and Maintenance.  Except as set forth in Schedule 3.10(a), for each registration of Intellectual Property where such activities are applicable, the Company has timely paid all fees, including but not limited to maintenance fees, annuities, and other payments due or payable in respect of the Intellectual Property, and timely filed with the applicable Governmental Authorities all statements, declarations, certificates, and other documents necessary to obtain and maintain such Intellectual Property rights.

(e)          Right to Use.  The Intellectual Property set forth on Schedule 3.10(a) is all of the registered Intellectual Property and IP Licenses necessary to operate the Business as presently conducted.  The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of additional amounts with respect to, nor require the consent of any other Person in respect of, Parent’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business.

(f)          Validity and Enforceability.  All registrations and current applications to register the Intellectual Property identified in Schedule 3.10(a) as being owned by the Company in each of the jurisdictions in which any of the same is registered are (i) subsisting in all respects and have been properly maintained and, except as set forth in Schedule 3.10(f), have not expired, lapsed, been cancelled or become abandoned; (ii) the registrations are valid and enforceable; and (iii) the registrations have not been finally denied, rejected or held invalid or unenforceable.  Except as set forth on Schedule 3.10(f), to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to adversely affect the validity or enforceability of any registered Intellectual Property.

(g)          Litigation and Claims.  Except as disclosed on Schedule 3.10(g), there is neither pending, settled nor, to the Knowledge of the Company, threatened, any suit, action, claim, arbitration, grievance, litigation, administrative or legal or other proceeding, or investigation, against the Company or its licensors contesting the validity of, enforceability of, or the Company’s right to use or ownership of, any of the Intellectual Property.  The Company is not aware of any facts or circumstances that would reasonably be expected to give rise to such a proceeding.

(h)          Licenses.  Except as disclosed on Schedule 3.10(h), the Company has not granted any license or other right to use, in any manner, any item of Intellectual Property, whether or not requiring the payment of royalties, and no third party has any right to use any of the Intellectual Property owned by the Company.  The Company has not licensed, leased, sold or otherwise transferred or disclosed the source code for any Intellectual Property to any Person other than to its employees and independent contractors pursuant to an agreement with such employees and independent contractors protecting the intellectual property rights therein and the nondisclosure thereof.

(i)           Protection.  The Company has used commercially reasonable measures to protect the Intellectual Property as the proprietary intellectual property and trade secrets of the Company.  To the Knowledge of the Company, there has not been any default under any confidentiality agreement regarding the use and disclosure of the Intellectual Property.

(j)           Infringement.

(i)           Except as set forth in Schedule 3.10(j)(i), to the Knowledge of the Company, no third party (A) has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating, or otherwise violating, all or any portion of the Intellectual Property owned by the Company, or (B) has used or is using all or any portion of the Intellectual Property owned by the Company in derogation of any rights being acquired by Parent under this Agreement.

(ii)          There is no litigation, claim, suit or action pending or, to the Knowledge of the Company, threatened before any Governmental Authority in regard to any of the Intellectual Property owned by the Company.

(iii)         Neither the operations of the Company in the Ordinary Course of Business nor the Intellectual Property owned by the Company infringes any copyright, trademark, patent, trade secret, or other intellectual property of any third party.  Except as set forth in Schedule 3.10(g), the Company has not received any notice in writing, or to the Knowledge of the Company, otherwise, of infringement upon, misappropriation of or violation of any asserted intellectual property right of any third party based on the Business, the products, processes, or services of the Company, which matter that was the subject of the notice has not been resolved, and there is no basis for any such notice.  For any item or matter set forth in Schedule 3.10(g), the Company has provided to Parent any and all research, information and documents analyzing and/or refuting the allocation of infringement.

(iv)         The inception, development and reduction to practice of the Intellectual Property owned by the Company and the operations of the Company in the Ordinary Course of Business have not constituted or involved, and do not constitute or involve, the misappropriation of trade secrets or other proprietary rights of any other Person (including any Governmental Authority).

Section 3.11   Debt.  Schedule 3.11 sets forth a complete and accurate list of (a) all instruments or other documents relating to any Debt of the Company (collectively, the “Debt Documents”), (b) the holders of all Debt of the Company and (c) the amount of Debt owed to each such holder as of the date hereof.  The Company has (i) provided to Parent a true, correct and complete copy of each of the Debt Documents and (ii) not used any portion of the PPP Loan (as defined below) or the EIDL Grant (as defined below) for any purpose that would render any portion of the PPP Loan or the EIDL Grant, as applicable, ineligible for forgiveness under the Paycheck Protection Program or the Economic Injury Disaster Loan Program under the CARES Act.

Section 3.12   Litigation.  Schedule 3.12 (a) sets forth (i) all litigation, claims, suits, actions, inquiries, investigations, indictments or informations, proceedings or arbitrations or charges with any state or federal agency, or other procedures of any nature, including grand jury investigations, actions or proceedings, and product liability and workers’ compensation suits, actions or proceedings (all of the foregoing, collectively, “Actions”) filed against the Company or received by the Company at any time since January 1, 2016, or pending as of the date hereof, or to the Knowledge of the Company, threatened, and (ii) all investigations which are pending or, to the Knowledge of the Company, threatened, in each case, before any court, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency, administrator or official, grand jury, or any other forum for the resolution of grievances, against the Company or involving any of the Company’s assets or business, and (b) indicates the outcome and status of each such matter, which of such matters are being defended by an insurance carrier, and which of the matters being so defended are being defended under a reservation of rights.  Except as set forth on Schedule 3.12, there are no judgments, orders, writs, injunctions, decrees, indictments or informations, grand jury subpoenas or civil investigative demands, plea agreements, stipulations or awards (whether rendered by a court, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency, administrator or official, grand jury or any other forum for the resolution of grievances) in effect against the Company or involving the Company’s assets or business.

Section 3.13    Employees; Independent Contractors.

(a)          Schedule 3.13(a) sets forth for all employees of the Company their respective names, job title, date of hire, current base compensation (hourly rate or annual salary) and bonus, commission and deferred compensation opportunity, accrued bonus if any as of the date hereof, the maximum possible bonus that may be earned through the Closing (assuming the Closing occurs on May 14, 2020), accrued but unused vacation and other paid time-off earned as of the date hereof; perquisites, status as full-time or part-time, and exempt or non-exempt status, together with the date and amount of the last increase in compensation for each such Person.  Schedule 3.13(a) also sets forth a list of independent contractors of the Company for whom compensation has been reported on Form 1099s for the three (3) most recent taxable periods, whether or not using a Social Security Number as the tax identification number.  To the Knowledge of the Company, no employee, officer or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such individual and any other Person that in any way adversely affects or will affect (i) the performance of his or her duties as an employee, director or officer of the Company, or (ii) the ability of the Company to conduct its business. The Company is not a party to any employee leasing, professional employer organization (PEO), or management services agreement with any Person.  To the Knowledge of the Company, no employee or independent contractor of the Company intends to terminate his or her employment or independent contractor relationship with the Company as a result of the transactions contemplated herein or otherwise.

(b)          Each employee and independent contractor of the Company is an “at-will” employee or independent contractor whose employment or engagement, respectively, may be terminated at any time without advance notice by or liability to the Company, whether for severance, termination pay or otherwise.  Each employee is correctly classified as an employee or non-employee and as “exempt” or “non-exempt” for all purposes (including with respect to eligibility for minimum wage and overtime under the Fair Labor Standards Act and for purposes of Taxation and Tax reporting and under the Employee Benefit Plans).  Except as set forth on Schedule 3.13(a), no employee of the Company is on a paid or unpaid medical, disability, family or other leave of absence and no employee or independent contractor has given notice of termination of his or her employment or engagement.

(c)          The Company has not, within the past three (3) years, received any “cease and desist” letter or similar written communication alleging that any employee or independent contractor is or was performing any job duties or engaging in other activities on behalf of the Company that would violate any employment, non-competition, non-solicitation, non-disclosure or other similar agreement between such individual and any former employer or any Law.

(d)          There are no foreign nationals (as defined below) presently employed by the Company.  There are no unresolved past, pending or, to the Knowledge of the Company, threatened administrative, regulatory or judicial actions, proceedings, investigations, obligations, liabilities, losses, decrees, judgments, penalties, fines, fees, demands, demand letters, orders, directives, claims or notices of noncompliance or violations relating in any way to the Company’s operations in connection with the Company’s employment of foreign nationals.  As used herein, the term “foreign national” means a person who is not a citizen of the United States of America and who requires an employment-based visa to lawfully work in the United States of America.

(e)          The Company is and, since January 1, 2016, has been in compliance in all material respects with all Laws and orders applicable to the Company regarding the terms and conditions of employment or other labor related matters, including those relating to hiring practices and procedures, discrimination and harassment, fair labor standards and occupational health and safety or wrongful discharge, employee leave issues, equal opportunity, pay equity, plant closures, layoffs, wages and hours, workers’ compensation, worker classification (including, if applicable, their classification of “independent contractors” as such versus the classification as “employees” for U.S. federal and state income purposes and their classification as “exempt” or “non-exempt” under applicable Law), and all relevant provisions of the Immigration and Nationality Act, 8 U.S.C. Section 1101 et seq. and any other laws, statutes, ordinances, orders, rules, regulations, policies, guidance documents, judgments, decrees, injunctions, or agreements issued by any Governmental Authority or related to the employment of foreign nationals (including, with respect to employees who work in the United States, the obligation to retain a properly-executed Form I-9 for every active employee hired on or after November 6, 1986, and for every terminated employee for whom there remains a Form I-9 retention obligation under 8 U.S.C. Section 1324a).  The Company has no employee who works in the United States and who is not either a legal permanent resident or a United States citizen.

(f)          Except as set forth on Schedule 3.13(f), there are no claims or proceedings pending or, to the Knowledge of the Company, threatened against the Company brought by or on behalf of any applicant for employment, any current or former employee, or any current or former agent, officer or director or any class of the foregoing, under any applicable Law, including claims or proceedings (i) alleging breach of any express or implied contract of employment, service, wrongful termination of employment or service; (ii) alleging any other discriminatory, wrongful or tortious conduct in connection with the employment or service relationship or the termination thereof; or (iii) in respect of which any employee, director, officer or agent is entitled to claim indemnification from the Company.

(g)          The Company does not have any employees who are working outside the United States (except on short term business trips in compliance with applicable Law) or in the United States under a visa.

(h)          Neither the Company (nor, to the Knowledge of the Company, any of its authorized representatives) has made any commitment or agreement (whether written, verbal or otherwise) to increase the compensation payable, or to modify the conditions or terms of employment or service of, any employee, agent, officer or director, except increases in accordance with existing agreements set forth in the Schedules to this Agreement and changes required by applicable Law.

(i)           The Company has not incurred any liability under the Worker Adjustment Retraining and Notification Act (the “WARN Act”) (29 U.S.C. § 2101, et seq.) or any similar applicable Law relating to employment termination in connection with a mass layoff, plant closing or similar event.  There have been no employees that have been terminated by the Company within the past ninety (90) days.  The Company has not given, and has not been required to give, any notice under the WARN Act within ninety (90) days prior to the date hereof.

Section 3.14   Employee Benefit Matters.

(a)          Schedule 3.14(a) sets forth a list of any bonus, deferred compensation, pension, retirement, stock option, stock appreciation, restricted stock, profit sharing, employee stock ownership or stock purchase plans or other “employee pension benefit plan,” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a severance, medical or life insurance plan or other “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, and any other employee benefit plan, program, agreement or arrangement of any kind, and all insurance policies, trusts and other funding vehicles therefor, that the Company or any ERISA Affiliate maintains, contributes to or has any obligation to contribute to, or with respect to which the Company or any ERISA Affiliate has any Liability, (collectively, the “Employee Benefit Plans”).  The Company does not have any Liability or potential Liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Employee Benefit Plans.

(b)          Each Employee Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with its terms, and is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other applicable laws, rules, and regulations.  Each Employee Benefit Plan that is intended to be tax-qualified under Section 401(a) of the Code either has received a favorable determination letter from the IRS to such effect, which determination letter is valid, or the Company is entitled to rely upon a valid opinion letter, notification letter, or determination letter obtained by the plan document sponsor.  No fact or event has occurred since the date of such letter that would reasonably be expected to adversely such tax qualified status.

(c)          There are no administrative investigations, audits, or other administrative proceedings by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service, or any other Governmental Authority pending, in progress or, to the Knowledge of the Company, threatened with respect to any of the Employee Benefit Plans.

(d)          All regulatory filings, required reports, disclosures and descriptions (including annual reports (IRS Form 5500), summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each Employee Benefit Plan.

(e)          Except as noted on Schedule 3.14(e), (i) there are no actions, suits, or claims (other than routine claims for benefits in the ordinary course) pending or, to the Knowledge of the Company, threatened with respect to the Employee Benefit Plans; (ii) to the Knowledge of the Company, no fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan; and (iii) there have been no “prohibited transactions” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan, for which a statutory or administrative exemption does not exist.

(f)          Each Employee Benefit Plan that is subject to Section 409A of the Code is in operational and documentary compliance with Section 409A of the Code and all applicable IRS regulations, rulings and notices thereunder.  The Company does not have any obligation to gross up, indemnify or reimburse for any Taxes imposed pursuant to Section 409A or Section 4999 of the Code.

(g)          Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, or has ever in the past six (6) years sponsored, maintained or contributed to, or has had or could reasonably be expected to have any Liability with respect to, (i) any Employee Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) any “multiple employer plan” (as defined in Section 413(c) of the Code or Section 210 of ERISA), (iv) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (v) any “defined benefit plan” (as defined in Section 3(35) of ERISA).

(h)          No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan that could reasonably be expected to subject the Company, Parent, the Merger Sub or any of their Affiliates to any material fine, penalty, Tax or other Liability imposed under ERISA, the Code or other applicable Law.

(i)           Each Employee Benefit Plan that is subject to the Patient Protection and Affordable Care Act (the “ACA”) is in compliance with the ACA.  With respect to each Employee Benefit Plan that is a group health plan, there is no fact or circumstance that would reasonably be expected to result in the imposition of any Tax or penalty against the Company, any Affiliate of the Company or Parent under the ACA with respect to any employee of the Company, individually or in the aggregate.  To the Knowledge of the Company, no event has occurred with respect to any Employee Benefit Plan that would reasonably be expected to result in payment or assessment by or against the Company of any excise Taxes under Section 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, or 5000 of the Code.

(j)           Except as set forth in Schedule 3.14(j), none of the Company’s employees or independent contractors has any outstanding loan against such Person’s account balance(s) in the 401(k) Plan.

Section 3.15   Employment and Labor Agreements. Except as set forth on Schedule 3.15: (a) the Company is not a party to any outstanding employment agreements or contracts, whether written or verbal, with its officers or employees that are not terminable at will, or that provide for the payment of any bonus, deferred compensation,  commission, or change of control payment; (b) the Company is not a party to any agreement, policy or practice that requires it to pay termination or severance pay to its salaried, non-exempt or hourly employees; and (c) the Company is not a party to any collective bargaining agreement, participant agreement, or other labor union contract applicable to its employees (the foregoing agreements are collectively referred to as the “Employment and Labor Agreements”). The Company has provided to Parent complete and correct copies of all of the Employment and Labor Agreements.  The Company has not breached or otherwise failed to comply with any provisions of any of the Employment and Labor Agreements.

Section 3.16   Labor Disputes; Collective Bargaining.

(a)          The Company is and, since January 1, 2016, has been in compliance in all material respects with all federal, state and local Laws relating to employment and employment practices, terms and conditions of employment, wages and hours.  The Company is not and has not been engaged in any unfair labor practice, and no unfair labor practice complaint against the Company is pending before the National Labor Relations Board.  There is no labor strike or other labor trouble pending or, to the Knowledge of the Company, being threatened against, or otherwise affecting the Company.  To the Knowledge of the Company, (i) there have not been, nor are there presently, any attempts to organize non-union employees, and (ii) there are no plans for any such attempts.

(b)          There are no labor contracts, collective bargaining agreements, letters of understanding or other arrangements, formal or informal, with any union or labor organization covering any employees of the Company. No employees of the Company are represented by any union or labor organization and, to the Knowledge of the Company, during the six (6) years preceding the date of this Agreement, there has been no effort by or on behalf of any labor union to organize employees of the Company for purposes of collective bargaining.  At any time during the six (6) years immediately preceding the date of this Agreement, there have never been any labor strikes, slowdowns, work stoppages or other labor trouble affecting, or, to the Knowledge of the Company, threatened against the Company.

Section 3.17   Bank Accounts; Powers of Attorney; Directors and Officers. Schedule 3.17 sets forth a true, complete and correct list of the following information with respect to the Company:  any and all (a) bank accounts and safe deposit boxes of the Company and Persons authorized to sign or otherwise act with respect thereto as of the date hereof; (b) Persons holding a general or special power of attorney granted by the Company and a true, complete and correct copy thereof; and (c) directors and officers of the Company.

Section 3.18   Takeover Statutes and Certain Other Matters. No state takeover statutes (including any “fair price,” “business combination,” “control share” or other similar statutes or regulations) are applicable to the Transaction Documents, the Merger or the other transactions contemplated hereby.  There is no takeover-related provision in the Company Charter Documents that would prohibit or restrict the ability of the Company to enter into this Agreement or its ability to consummate the Merger or the other transactions contemplated hereby. Without in any way limiting the foregoing, the Merger does not constitute a “control share acquisition” subject to the provisions of Section 302A.671 of the MBCA.

Section 3.19   Environmental Matters.  Except as disclosed on Schedule 3.19:

(a)          The Company is in compliance in all material respects with all applicable Environmental Laws;

(b)          There are no current, pending or, to the Knowledge of the Company, threatened Environmental Claims relating to the Company’s operations, including operations on the Leased Real Property;

(c)          To the Knowledge of the Company, Hazardous Materials have not at any time been present, generated, used, treated, managed, recycled, stored or Released at, on, in or under, or transported to or from any real property now or previously used by the Company, including the Leased Real Property, except in compliance in all material respects with Environmental Law;

(d)          To the Knowledge of the Company, Hazardous Materials have not at any time been Released at, and there is no threat of any Release of Hazardous Materials, at, on, in or under any other property in the vicinity or area of any real property now or previously used by the Company, including the Leased Real Property;

(e)          To the Knowledge of the Company, there are not now and never have been any underground storage tanks located at, on or under any real property now or previously used by the Company; there is no asbestos contained in, forming part of, or contaminating any part of the real property used by the Company; and no polychlorinated biphenyls (PCBs) are used, stored, located at or contaminate any real property now or previously used by the Company, including any part of the Leased Real Property;

(f)          To the Knowledge of the Company, no visible Mold (as defined below) is present in the indoor air of the Leased Real Property at concentrations exceeding ambient air levels and no visible Mold is present on any building materials or surfaces at the Leased Real Property in concentrations for which any applicable Governmental Authority requires removal by remediation professionals, and the Company does not know of any conditions at the Leased Real Property that would reasonably be expected to result in the presence of Mold in the indoor air at concentrations that exceed ambient air levels or on building materials or surfaces that would require such removal.  As used in this Agreement, the term “Mold” means fungi that reproduces through the release of spores or the splitting of cells or other means, that pose a risk to human health or the environment, including mold, mildew, fungi, fungal spores, fragments and metabolites such as mycotoxins and microbial organic compounds;

(g)          There are no pending or, to the Knowledge of the Company, threatened Environmental Claims at any treatment, storage or disposal facility that has received Hazardous Materials from or generated at any real property now or previously used by the Company; and

(h)          To the Knowledge of the Company, there are no past or present facts, actions, activities, circumstances, conditions, occurrences, events or incidents, including the Release or presence of Hazardous Materials, that could (A) form the basis of an Environmental Claim against or involving the Company or any property now or previously used by the Company, (B) cause any property now or previously used by the Company to be subject to any restrictions on or affect its ownership, occupancy, use or transferability under any applicable Environmental Law, (C) require the filing or recording of any notice or restriction relating to the presence of Hazardous Materials in the real estate records in the county or municipality in which any property now or previously used by the Company, is located, other than any customary disclosure requirements in connection with the transfer of any such real property, or (D) prevent or interfere with the construction, operation or maintenance of any property used by the Company.

Section 3.20   Insurance Policies.  Schedule 3.20 sets forth a true, correct and complete list and description (including the type of coverage, e.g., general commercial liability, policy term, and applicable limit on liability coverage) of all insurance policies (other than Employee Benefit Plans) in force naming the Company or any employees or directors thereof in their capacity as such, as an insured or beneficiary or as a loss payable payee, or for which the Company has paid or is obligated to pay all or part of the premiums.  The Company has not received written notice of any pending or threatened termination or premium increase (retroactive or otherwise) with respect to any such insurance policy, and the Company is in compliance in all material respects with all conditions contained therein.  Except as set forth on Schedule 3.20, there have been no lapses (whether cured or not) in the coverage provided under the insurance policies referenced herein and as set forth on Schedule 3.20, during the term of such policies, as extended or renewed.  The Company has provided to Parent true, correct and complete copies of each of the policies listed or required to be listed on Schedule 3.20.  There are no pending claims against such insurance policies as to which insurers have denied liability, and currently there exist no claims that have not been timely submitted by the Company to the related insurers.  Any claim for which the Company currently intends to seek coverage is set forth on Schedule 3.20.

Section 3.21   Top Suppliers and Top Customers.  Schedule 3.21 sets forth a list of (a) the ten (10) largest suppliers of goods or services to the Company (collectively, “Top Suppliers”), and (b) the ten (10) largest customers of the Company (collectively, “Top Customers”) during the fiscal years ended December 31, 2018 and December 31, 2019, in each case based on the amount paid to such suppliers or billed to such customers by the Company during such period, together, in each case, with the amount paid or billed during such period.  Except as set forth on Schedule 3.21, (i) the Company is not engaged in any dispute with any of the Top Suppliers or Top Customers, and (ii) no Top Supplier or Top Customer has notified the Company in writing, or to the Knowledge of the Company, otherwise, that it will or may stop or reduce the volume of business it conducts with the Company or otherwise alter the material terms on which it conducts business with the Company, and, to the Knowledge of the Company, no fact or circumstance exists with respect to any supplier or customer of the Company that would cause any material adverse effect on the ongoing Business as a result of the consummation of the transactions contemplated hereunder.

Section 3.22   Related Party Transactions and Relationships.  Except as set forth on Schedule 3.22, no employee, officer or director of the Company, and no Affiliate or family member of any such Person:  (a) owns, directly or indirectly, in whole or in part, or maintains any direct or indirect interest in, any tangible or intangible property which the Company is using in its Business or has used in its Business; (b) has any cause of action or other claim whatsoever against, or owes any amount to, the Company, except for routine claims for benefits under any Employee Benefit Plan; (c) other than with respect to the Warrants disclosed in Schedule 3.2(b) and the Employment and Labor Agreements disclosed in Section 3.15, is a party to any contract or agreement with the Company; or (d) has received any loan, advance or investment from the Company, that has not been repaid in full prior to the date hereof.

Section 3.23   Compliance with Law. The Company is not (and since January 1, 2016 has not been) in violation in any material respect of any applicable Law binding on the Company, or relating to its property or Business or its advertising, sales or pricing practices (including any antitrust laws and regulations), and the Company has not been notified of the existence of any of the foregoing.

Section 3.24  Product Warranty and Liability. Except as set forth on Schedule 3.24, no product sold by the Company is subject to any guaranty, warranty or other indemnity.  The Company does not have any Liability arising out of any injury to any Person or property as a result of the ownership, possession or use of any product sold by the Company prior to the Closing.

Section 3.25   Contracts and Commitments.

(a)          Except as set forth on Schedule 3.25(a) (such contracts, the “Material Contracts”):

(i)           the Company is not a party to any lease or sublease of real property, or any Contract relating to the purchase or sale of any real property;

(ii)          (A) other than the Standard Customer Agreements (as defined below) or as set forth on Schedule 3.25(d)(ii), the Company is not party to any Contract with any customer and (B) the Company is not party to any Contract with any vendor or supplier (excluding any Contract with a vendor or supplier (1) to whom the Company paid less than $2,500 for the twelve (12) months ended March 31, 2020 and (2) to whom the Company reasonably anticipates paying less than $2,500 during the twelve (12) months following the date hereof);

(iii)         the Company does not have any outstanding (A) Contract (including, for the avoidance of doubt, any offer letter) with any officer, employee, independent contractor, agent, consultant, advisor, salesman, manufacturer’s representative, distributor, subcontractor, broker, or similar Person, or (B) agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings;

(iv)         the Company does not have any Liability under any Contract pursuant to which third parties have been provided with (A) products that can be returned to the Company in the event they are not sold or (B) services that may be terminated or cancelled in exchange for a refund from the Company of any prepaid amounts;

(v)          the Company does not have (A) any outstanding loan or loan commitment to or from any Person, or (B) any factoring, credit line or subordination agreement;

(vi)         the Company does not have any power of attorney outstanding or any Contract or Liability as guarantor, surety, co-signer, endorser, co-maker, indemnitor in respect of the Contract of any other Person;

(vii)        the Company is not subject to any Contract that (A) restricts or limits (or purports to restrict or limit) in any way the Company’s ability to freely operate, engage in any line of business, or solicit for hire or employment any Person, or (B) requires the Company to share any profits;

(viii)        the Company is not a party to any Contract entitling any Person to any profits, revenues or cash flows of the Company or requiring any payments or other distributions based on such profits, revenues or cash flows (excluding, for the avoidance of doubt, commissions payable by the Company to certain of its employees in the Ordinary Course of Business and in amounts previously disclosed to Parent);

(ix)         the Company is not a party to any licensing agreement relating to any of its products or Intellectual Property other than off-the-shelf software licenses;

(x)          the Company is not a party to any Contract pursuant to which any deferred purchase price relating to property or services may be owing following the date hereof (including all obligations under any acquisition agreements pursuant to which the Company is, or may be, responsible for any earn-out, note payable or other contingent payment);

(xi)         the Company is not a party to any Contract providing for the settlement of any claim by or against the Company, which (A) has not been fully paid as of the date hereof or (B) imposes any obligation or restriction on any party thereto on or after the date hereof;

(xii)        the Company is not a party to any Contract relating to the Outstanding Warrants or the Outstanding Shares;

(xiii)        except for the Outstanding Warrants, the Company is not a party to any Contract between the Company, on the one hand, and any Affiliate of the Company, any of the Company’s shareholders, or any director or officer of the Company, any Affiliate of the Company or any of the Company’s shareholders, on the other hand;

(xiv)       the Company is not a party to any Contract requiring the Company to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person; and

(xv)        the Company is not a party to any other Contract of a type that is not covered by the other clauses of this Section 3.25(a) that (A) is material to the operation of the Company’s Business or (B) is not terminable on not more than ninety (90) days’ notice and without the payment of any penalty by, or any other material consequence to, the Company.

(b)          Each of the Material Contracts and Standard Customer Agreements to which the Company is party (i) is a legal, valid and binding obligation of the Company and, to the Knowledge of the Company, the other parties thereto, (ii) is in full force and effect in accordance with its terms and (iii) will continue in full force and effect without penalty or other adverse consequence upon consummation of the transactions contemplated hereby, subject to obtaining the consents and approvals, giving the notices or taking the other actions referred to in Schedule 3.3.  Neither the Company nor, to the Knowledge of the Company, any other party to any such Contract is in breach of or default under, or has provided or received any written notice alleging any breach of or default under, any such Contract.  Except as set forth on Schedule 3.25(b), no event has occurred that (with or without notice, lapse of time or both) would constitute a breach of or default under any such Contract by the Company or, to the Knowledge of the Company, by any other party thereto.  There is not any pending or, to the Knowledge of the Company, threatened bankruptcy, insolvency or similar proceeding with respect to any party to any such Material Contracts or Standard Customer Agreements.  None of the counterparties to any such Contract has notified the Company in writing, or to the Knowledge of the Company, otherwise, that it intends to terminate, cancel or not renew any such Material Contract or Standard Customer Agreement.

(c)          The Company has provided to Parent true, correct and complete copies of all written Material Contracts and Standard Customer Agreements to which the Company is party (and in the case of any oral Material Contract or Standard Customer Agreement, a true, complete and correct description of the material terms thereof).

(d)          Attached to Schedule 3.25(d)(i) is a true, correct and complete copy of each standard form of the Company used by the Company in connection with the sale of products or services, which forms include (A) the Ecessa Standard Terms & Conditions of Sale (the “Terms and Conditions”), (B) a Service Level Agreement (a “SLA”) and (C) the Company’s Support Services Terms and Conditions.  Except as set forth on Schedule 3.25(d)(ii) (which schedule shall include a true and complete summary of discrepancies), the Company has entered into the Terms and Conditions and a SLA in the respective forms attached to Schedule 3.25(d)(i) with each of the Company’s customers (collectively, the “Standard Customer Agreements”).

Section 3.26   Absence of Certain Changes. Except as set forth on Schedule 3.26, since December 31, 2019, the Company has operated only in the Ordinary Course of Business and has not:

(a)          suffered a Company Material Adverse Effect;

(b)          except for customary increases based on term of service or regular promotion of non-officer employees, increased (or announced any increase in) the compensation payable or to become payable to any of its employees or independent contractors, or increased (or announced any increase in) any bonus, insurance, pension or other Employee Benefit Plan, payment or arrangement for any of its employees, or entered into or amended any employment, consulting, severance or similar Employment and Labor Agreement with any of its employees or independent contractors;

(c)          incurred, assumed or guaranteed any Liability other than in the Ordinary Course of Business;

(d)          (i) except for Warrants issued after December 31, 2019 and the Shares issuable upon exercise thereof, authorized the issuance of, issued, sold or transferred any securities of the Company, (ii) adjusted, split, combined, reclassified, repurchased or redeemed any securities of the Company or (iii) paid any dividend or distributed cash, declared, authorized, set aside for payment, established a record date for or paid any dividend or made any other distribution (whether in cash, equity or other property) in respect of any securities of the Company;

(e)          adopted a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(f)          amended or otherwise changed any of the Company Charter Documents;

(g)          merged or consolidated with any other Person, acquired (whether by merger, stock purchase, asset purchase or other business combination) any business or assets of any other Person, or formed any Subsidiary;

(h)          created or incurred any Lien on the Shares or any Lien (other than a Permitted Lien) on any assets or properties of the Company;

(i)           created, incurred, assumed or guaranteed any Debt, or extended or modified any existing Debt;

(j)           (i) amended in any material respect or terminated (other than in accordance with its terms) any Material Contract or Standard Customer Agreement, (ii) entered into any Contract that would be considered a Material Contract or Standard Customer Agreement, or (iii) waived, released or assigned any rights or claims under any Material Contract or Standard Customer Agreement;

(k)          made any material change in the operation of the Business or entered into any new line of business, except any such change as may be required to comply with any applicable Law;

(l)           paid, discharged, satisfied or renewed any claim, liability or obligation other than payments in the Ordinary Course of Business;

(m)         permitted any of its assets or properties to be subjected to any Lien except for Permitted Liens;

(n)          cancelled or forgiven any indebtedness or otherwise waived any claims or rights other than in the Ordinary Course of Business;

(o)          sold, assigned, transferred, leased (as lessor) or otherwise disposed of any assets or properties of the Company, other than dispositions of immaterial assets or properties in the Ordinary Course of Business for fair value;

(p)          made any capital expenditure in excess of $15,000 individually, or $30,000 in the aggregate;

(q)          made any loans, advances or capital contributions to, or investments in, any other Person;

(r)          cancelled, terminated or modified in any material respect any insurance policy covering the Company or its assets and properties without obtaining comparable substitute insurance coverage;

(s)          commenced, settled or compromised any Action by or against the Company;

(t)           made any material Tax election, change to any annual Tax accounting period, adopted or changed any Tax accounting method, filed any amended Tax Return, entered into any closing agreement, settlement of any Tax claim or assessment, surrendered any right to claim a refund of Taxes, or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(u)          made any change in any method, practice or principle of financial accounting, other than changes required by Law or in accordance with GAAP;

(v)          managed working capital components, including cash, receivables, other current assets, trade payables and other current liabilities in a manner inconsistent with past practice;

(w)         paid, loaned, advanced, sold, transferred or leased any asset to any employee of the Company, except for normal compensation involving salary and benefits;

(x)          entered into any commitment or transaction, other than in the Ordinary Course of Business; or

(y)          agreed in writing, or otherwise, to take any action described in this Section 3.26.

Section 3.27   Accounts Receivable.

(a)          Any and all accounts receivable owed to the Company by any director, officer, shareholder or employee of the Company or any relative of any such Person (including those accounts receivable reflected on the Interim Balance Sheet and incurred since the date thereof) have been paid in full prior to the date hereof or shall have been paid in full on or prior to the Closing Date.

(b)          All accounts receivable of the Company as of the date hereof (i) are valid and existing, subject to the reserves identified in Schedule 3.27(b) (which reserves have been calculated in a manner consistent with the reserves included in the Financial Statements); (ii) represent monies due for goods sold or services rendered in the Ordinary Course of Business; and (iii) to the Knowledge of the Company, are not subject to any defenses, rights of set-off, assignment, restrictions, security interests or other encumbrances, subject to the Enforceability Limitations.  Except as shown on Schedule 3.27(b), as of the date specified in such Schedule, all such accounts receivable were current, and the Company is not aware of any dispute regarding the collectability of any such accounts receivable.  All reserves shown on the Interim Balance Sheet were adequate as of such date and calculated consistent with past practice.

Section 3.28   Required Licenses and Permits.  The Company has all material Permits necessary for the conduct of its business.  A correct and complete list of all such Permits is set forth on Schedule 3.28.  The Company has provided to Parent true, correct and complete copies of all Permits required to be listed on Schedule 3.28.

Section 3.29   Tax Matters.

(a)          Except as otherwise disclosed on Schedule 3.29(a):  (i) all Tax Returns required to be filed by or on behalf of the Company have been duly filed on a timely basis, and such Tax Returns are true, complete and correct in all material respects; (ii) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return; (iii) all material Taxes payable by or on behalf of the Company have been paid in full; (iv) the Company has withheld and paid all Taxes required to have been withheld and timely paid and complied with all applicable material information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor, or other Person; (v) there are no Liens for Taxes on any of assets of the Company, other than Liens for Taxes not yet due and payable; (vi) Parent has received complete copies of (A) all federal, state, local and foreign income or franchise Tax Returns of the Company relating to the Taxable periods ending after December 31, 2014, and (B) any audit report issued within the last three (3) years relating to any Taxes with respect to the Company’s assets or the Business due from or with respect to the Company; and (vii) Schedule 3.29(a) lists (A) all types of Taxes paid, and all types of Tax Returns filed by or on behalf of the Company, and (B) all of the jurisdictions that impose or imposed such Taxes and/or a duty to file such Tax Returns.

(b)          Except as otherwise disclosed on Schedule 3.29(b): (i) no Tax Return of the Company has been audited by a Governmental Authority (including any Tax authority), nor, to the Knowledge of the Company, is any such audit in process, pending, or threatened in writing; (ii) no deficiencies have been asserted in writing within the past six (6) years or, to the Knowledge of the Company, are expected to be asserted with respect to Taxes of the Company for any Pre-Closing Tax Period, and the Company has not received written notice within the past three (3) years and does not expect to receive written notice that it has not filed a Tax Return or paid Taxes required to be filed or paid by it for any Pre-Closing Tax Period; (iii) the Company is not a party to any action or proceeding for assessment or collection of Taxes, nor, to the Knowledge of the Company, has such event been asserted or threatened in writing within the past six (6) years against the Company or any of its assets; (iv) no waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of the Company; (v) neither the Company nor, to the Knowledge of the Company, any other Person on the Company’s behalf, has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company; (vi) no written claim has been made within the past three (3) years by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxation by that jurisdiction; and (vii) the Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(c)          The Company (i) has never been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), and (ii) does not have any Liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract the principal purpose of which is the allocation of Taxes, or otherwise.

(d)          The Company does not own, and has not in the last six (6) years owned, an interest in a Flow-Thru Entity.  The Company has not owned stock in a “deferred foreign income corporation” within the meaning of Section 965(d)(1) of the Code at the time specified in Section 965(a) of the Code.

(e)          The Company has materially complied with all applicable requirements relating to sales and use Taxes, including receipt and retention of any required exemption certificates.  The Company has materially complied with all applicable requirements relating to unclaimed property and escheat, including the filing of all required material reports with respect thereto.

(f)          The Company has not entered into or received any closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings with any Governmental Authority, nor have any been issued by any Governmental Authority, in each case that have any continuing effect.  Except as set forth in Schedule 3.29(f), no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes of the Company.

(g)          The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election under Section 108(i) of the Code.

(h)          The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company did not constitute either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i)           The unpaid Taxes of the Company (i) did not, as of the date of the Interim Balance Sheet, exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.  Since the date of the Interim Balance Sheet, the Company has not incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with recent past practice.

(j)           The Company is and has at all times since incorporation been classified as a C corporation (within the meaning of Section 1361(a)(2) of the Code) for U.S. federal (and applicable state and local) income Tax purposes.  The Company uses and has used since inception the accrual method of accounting for income Tax purposes.  The Company is not required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(k)          Schedule 3.29(k) sets forth an accurate and complete description as to any U.S. federal net operating and capital loss carryforwards for the Company (including any limitations of such net operating or capital loss carryforwards under Code Sections 382, 383 or 384 or the Treasury Regulations) as of April 30, 2020 and the expiration dates thereof.

(l)           The Company has never participated in any “reportable transaction,” as defined in Section 1.6011-4(b)(1) of the Treasury Regulations or any comparable provision of state or local Tax Law, or a transaction substantially similar to a reportable transaction.

(m)         None of the liabilities assumed by Merger Sub or Parent pursuant to the Merger is an obligation to make a payment that is not deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign Tax Law) or is an obligation to make a payment that, if made or deemed made by Merger Sub or Parent, would not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax Law).

(n)          The Company does not have any contractual obligation to pay the amount of any Tax benefits or Tax refunds (or an amount determined by reference thereto) realized or received by the Company to any former member(s), shareholder(s) or other Person(s).  The Company is not subject to a Tax holiday or Tax incentive or grant in any jurisdiction that will terminate (or be subject to a clawback or recapture) as a result of any transaction contemplated by this Agreement.

Section 3.30   Questionable Payments.  Neither the Company nor, to the Knowledge of the Company, any other Person acting on its behalf has, with respect to, on behalf of or to otherwise further the interests of the Company, (a) used funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to foreign or domestic government officials or employees; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (d) made any bribe, kickback or other unlawful payment.

Section 3.31  Information Statement; No Disclosure.  None of the information supplied by the Company for inclusion in the Preliminary Information Statement or the Final Information Statement (as such terms are defined below) or in any related materials distributed to the Company’s Shareholders in connection with the transactions contemplated hereby, including any amendments or supplements thereto, will, at the time that it or any amendment or supplement thereto is sent to the Company’s Shareholders or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Company (a) has not disclosed, other than to the Company’s directors and officers (i) in connection with their evaluation of the transactions contemplated hereby and (ii) who are aware of the Company’s obligations under the Confidentiality Agreement, Parent’s name (or any other information that would reasonably be expected to identify Parent, including the names of any of Parent’s directors or officers and Parent’s mailing address) in connection with seeking the adoption of this Agreement and approval of the Merger by the Shareholders and (b) without in any way limiting the generality of the foregoing clause (a), has redacted Parent’s name and contact information from any materials shared with the Shareholders prior to or on the date hereof.

Section 3.32   Data Security and Privacy.  The Company is and, since January 1, 2016, has been in compliance in all material respects with all applicable Laws, contractual obligations, applicable terms and conditions, service agreements, and each website privacy policy (each, a “Privacy Policy”) published by the Company since January 1, 2016 relating to (a) the privacy of users of any websites and mobile applications owned or operated by the Company (collectively, the “Company Sites”) or (b) the collection, storage, use, transfer, sharing, disposal or any other processing of any Personally Identifiable Information by the Company.  The execution, delivery and performance of this Agreement complies in all material respects with all applicable Laws relating to privacy of Personally Identifiable Information and with the Privacy Policy currently in effect.  The Company has made all privacy-related disclosures to users of its website or customers required by applicable Laws relating to the privacy of Personally Identifiable Information, and no such disclosure has been in material violation of any applicable Law or, to the Knowledge of the Company, misleading, deceptive, unfair or abusive.  To the Knowledge of the Company, there has been no material loss, unauthorized access or misuse of Personally Identifiable Information in the possession, custody, or control of the Company (including on its behalf by any service provider or other third party), nor has the Company experienced any event that requires it under applicable Law to provide notice to any third party or Governmental Authority of any loss, misuse of, or unauthorized access to Personally Identifiable Information.

Section 3.33   Brokers, Finders and Investment Bankers.  Except for Stonehammer Capital (whose fees and expenses shall be the sole and exclusive responsibility of the Shareholders (and Parent, Merger Sub and the Surviving Corporation shall not have any Liability arising out of or relating thereto)), no broker, finder, investment banker or other intermediary is entitled or has claimed to be entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

Section 3.34   No Other Representations or Warranties.  Except for the representations and warranties set forth in this Article III, in the Schedules to this Agreement, or in any of the other Transaction Documents, none of the Company, its Shareholders, the Shareholder Representative or any other Person on behalf of such parties is making, and neither Parent nor Merger Sub is relying on, any other representation or warranty of any kind or nature, whether express or implied, with respect to the Company, its Shareholders, the Shareholder Representative or the Business in connection with the transactions contemplated hereby, or with respect to any other information made available to Parent or Merger Sub or any of their representatives in connection with the transactions contemplated hereby, including any financial projection, forecast, estimate, or prospective information relating to the Business made available to Parent or Merger Sub or any of their representatives in the course of their due diligence investigation of the Company; provided, however, that nothing herein shall be deemed to limit the rights and remedies of an Indemnified Parent Party in the event of actual fraud.  The Company, its Shareholders and the Shareholder Representative hereby agree and acknowledge that they are not relying on any representation or warranty of any kind or nature, express or implied, with respect to Parent or Merger Sub in connection with the transactions contemplated hereby, or with respect to any other information made available to any of the Company, its Shareholders or the Shareholder Representative in connection with the consummation of the transactions contemplated hereby, including their respective businesses or information relating thereto made available to any of the Company, its Shareholders or the Shareholder Representative, other than the representations and warranties set forth in Article IV of this Agreement or in any of the other Transaction Documents; provided, however, that nothing herein shall be deemed to limit the rights and remedies of the Company (prior to the Closing) or the Shareholders in the event of actual fraud.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1     Organization.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has all corporate power and authority to carry on and conduct its business as it is now being conducted.  Each of Parent and Merger Sub is duly qualified and in good standing in each state or other jurisdiction in which the conduct of its business or the ownership of its properties and assets requires it to be so qualified.

Section 4.2     Authorization. Each of Parent and Merger Sub has full corporate power and authority to enter into and perform its obligations under the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of the Transaction Documents to which it is a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against them in accordance with its terms, except as such enforceability may be limited in each case by the Enforceability Limitations. When each Transaction Document to which Parent or Merger Sub is or will be a party has been duly executed and delivered by Parent or Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Parent or Merger Sub enforceable against it in accordance with its terms, subject to the Enforceability Limitations.

Section 4.3     No Conflict.  The execution, delivery and performance by Parent and Merger Sub of the Transaction Documents to which Parent or Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation or bylaws of Parent or Merger Sub; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Merger Sub; or (c) except as set forth in Schedule 4.3, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Parent or Merger Sub is party or by which either of them is bound or any Permit held by or issued to Parent or Merger Sub. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Articles of  Merger with the Secretary of State of the State of Minnesota; and (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement.

Section 4.4     Litigation.  There is no Action pending against, or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, before or by any Governmental Authority, that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

Section 4.5    Financing.  Parent has available sufficient cash or other liquid assets or financial resources to enable it to make payment of the Merger Consideration and consummate the transactions contemplated by this Agreement. Immediately prior to, upon and immediately following the consummation of the Merger and the other transactions contemplated by this Agreement: (a) Parent will not be insolvent; (b) Parent will not be left with unreasonably small capital; and (c) Parent will not have incurred debts beyond its ability to pay such debts as they mature.

Section 4.6     Brokers, Finders and Investment Bankers.  Except for Northland Securities, Inc. (whose fees and expenses shall be the sole and exclusive responsibility of Parent (and neither the Company nor the Shareholders shall have any Liability arising out of or relating thereto)), no broker, finder, investment banker or other intermediary is entitled or has claimed to be entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.7     No Prior Merger Sub Operations.  Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 4.8     No Other Representations or Warranties.  Except for the representations and warranties set forth in this Article IV or the representations and warranties of Parent or Merger Sub in any of the other Transaction Documents, none of Parent, Merger Sub or any other Person on behalf of such parties is making, and the Company, its Shareholders, and the Shareholder Representative are not relying on, any representation or warranty of any kind or nature, express or implied, with respect to Parent, Merger Sub, their respective businesses, the transactions contemplated hereby or any information made available to any of the Company, its Shareholders or the Shareholder Representative in connection with the transactions contemplated hereby; provided, however, that nothing herein shall be deemed to limit the rights and remedies of the Company (prior to the Closing) or the Shareholders in the event of actual fraud.  Parent and Merger Sub hereby agree and acknowledge that they are not relying on any representation or warranty of any kind or nature, express or implied, with respect to the Company, its Shareholders, the Shareholder Representative or the Business in connection with the transactions contemplated hereby, or with respect to any other information made available to Parent in connection with the consummation of the transactions contemplated hereby, including any financial projection, forecast, estimate, or prospective information relating to the Business made available to Parent in the course of its due diligence investigation of the Company, other than the representations and warranties set forth in Article III of this Agreement, the Schedules to this Agreement or in any of the other Transaction Documents; provided, however, that nothing herein shall be deemed to limit the rights and remedies of an Indemnified Parent Party in the event of actual fraud.

Article V

COVENANTS

Section 5.1     Conduct of the Business.

(a)          From the date hereof until the earlier of the Closing Date or the date, if any, on which this Agreement is terminated in accordance with Section 7.1 (the “Termination Date”), except as set forth on Schedule 5.1(a), the Company shall (i) conduct the Business only in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws, and (ii) use reasonable best efforts to (A) preserve intact the business organization and goodwill of the Business, (B) maintain the Company’s relationships with its clients, suppliers and other third parties having business dealings with the Company, (C) keep available the services of the Company’s employees and independent contractors and (D) manage its working capital (including the timing of the collection of accounts receivable and of the payment of accounts payable) in the Ordinary Course of Business; provided, however, that, if, following the execution and delivery of this Agreement any change in Law relating to COVID-19 shall occur and take effect that (A) is binding on the Company and (B) makes it impossible for the Company to continue to conduct the Business only in the Ordinary Course of Business without violating any such new legal requirement (a “New Legal Requirement”), then (1) the Company shall be permitted to deviate from the Ordinary Course of Business to the extent required to comply with any such New Legal Requirement, (2) the Company shall promptly (and, in any event, no later than the earlier of (x) 24 hours thereafter or (y) two (2) days prior to the Closing Date) notify Parent in writing of same, including in such written notice a detailed description of the ways in which the Company is legally required to deviate from the Ordinary Course of Business (the “Business Changes”) and (3) under such circumstances, to the extent that Parent determines that the Business Changes would reasonably be expected to have a material and adverse impact on its ability to operate the Business following the Closing, Parent may, by written notice to the Shareholder Representative (the date of any such notice, the “Notification Date”, and any such notice a “Delay Notice”), delay the Closing until Parent determines that Parent will be able to operate the Business in the Ordinary Course of Business (any such period during which the Closing may be delayed, the “Delay Period”), it being understood, however, that, (I) the Delay Period shall not under any circumstances exceed the later of (x) the Outside Date or (y) the twentieth (20th) calendar day following the Notification Date, and (II) for the avoidance of doubt, nothing contained in this Section 5.1(a) shall be construed to limit in any way any other provisions of this Agreement, including Article VI (Conditions to Closing), Article VII (Termination) or Article IX (Indemnification).

(b)          In furtherance of, and without limiting the generality of, Section 5.1(a), except as expressly permitted by this Agreement (including as set forth on Schedule 5.1(a)), as required by applicable Law or with the prior written consent of Parent, from the date hereof until the earlier of the Closing Date or the Termination Date, the Company shall not authorize or take any action that, if authorized or taken after December 31, 2019 would require disclosure under Section 3.26.  From the date hereof until the earlier of the Closing Date or the Termination Date, the Company shall not use any portion of the PPP Loan or the EIDL Grant for any purpose that would render any portion of the PPP Loan or the EIDL Grant, as applicable, ineligible for forgiveness under the Paycheck Protection Program or the Economic Injury Disaster Loan Program under the CARES Act.

(c)          Until the initial press release contemplated by Section 5.14 of this Agreement has been issued, the Company (i) shall not disclose, other than to the Company’s directors and officers (A) in connection with their evaluation of the transactions contemplated hereby and (B) who are aware of the Company’s obligations under the Confidentiality Agreement, Parent’s name (or any other information that would reasonably be expected to identify Parent, including the names of any of Parent’s directors or officers and Parent’s mailing address) in connection with seeking the adoption of this Agreement and approval of the Merger by the Shareholders and (ii) without in any way limiting the generality of the foregoing clause (i), shall redact Parent’s name and contact information from any materials shared with the Shareholders prior to the time such press release has been issued.

Section 5.2     Access to Information.  Subject to the terms of the Confidentiality Agreement, from the date hereof until the earlier of the Closing Date or the Termination Date, the Company shall: (a) afford to Parent and its counsel and other authorized representatives reasonable access, upon reasonable advance notice and during regular business hours, to the personnel, properties, books and records of the Company; and (b) furnish to such parties such additional information relating to the Company as Parent may reasonably request; provided, however, that such access does not interfere unreasonably with the normal operations of the Company.  Notwithstanding the foregoing, the Company shall not be required to provide such access if the Company reasonably determines, on the advice of outside legal counsel, that doing so would violate any Law or Contract or would result in the limitation or loss of any otherwise applicable attorney-client or other legally recognized privilege or protection; provided, however, that under such circumstances, the Company shall (i) advise Parent of the nature of any information or documents withheld by the Company, (ii) use commercially reasonable efforts to obtain any required consents (including by the redaction of identifying or confidential information or by providing such access or information solely to outside counsel to avoid the loss of attorney-client privilege, work-product doctrine or other applicable privilege) as are necessary to provide such access or information to Parent and its representatives, and (iii) otherwise use commercially reasonable efforts to provide such access or information in an alternative manner that does not have any of the foregoing effects.   No investigation conducted by or on behalf of, or information furnished to, Parent or its representatives, whether prior to or after the date of this Agreement, shall operate as a waiver of or otherwise affect any representation, warranty, covenant or agreement of the Company contained in this Agreement or the indemnification rights of the Indemnified Parent Parties contained in this Agreement.

Section 5.3     Confidentiality.  Each of the parties to this Agreement agrees that all non-public documents, materials and other information furnished in connection with the transactions contemplated hereby shall be subject to, and shall be kept confidential in accordance with, the terms of the Confidentiality Agreement.  Effective upon the Closing, the obligations of Parent, Merger Sub and their Affiliates under the Confidentiality Agreement shall terminate.  For the avoidance of doubt, the parties acknowledge and agree that nothing contained in this Agreement or the Confidentiality Agreement shall preclude Parent from communicating the terms of the transactions contemplated hereby to any Governmental Authority as Parent deems necessary or appropriate.

Section 5.4     Notifications.  From the date hereof until the earlier of the Closing Date or the Termination Date, the Company shall promptly notify Parent in writing of: (a) any material adverse change in the Business; (b) any material breach of or default by the Company under this Agreement or event that would reasonably be expected to become such a breach or default on or prior to the Closing; (c) any notice or other communication from any third Person (including any Governmental Authority) to the Company alleging that the consent of such other Person (or Governmental Authority) is or may be required in connection with the transactions contemplated hereby; (d) any Action commenced or, to the Knowledge of the Company, threatened against the Company that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 3.12 or that relate to the consummation of the transactions contemplated hereby; or (e) any notice received from a Warrantholder under any Warrant Exercise and Termination Agreement.  No notification given by the Company pursuant to this Section 5.4 shall change, limit or otherwise affect any of the representations, warranties, covenants or agreements of the Company contained in this Agreement.

Section 5.5     Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each party to this Agreement shall use its reasonable best efforts to take, or cause to be taken, all actions, to execute, deliver and file, or cause to be executed, delivered and filed, all documents and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby (including, in the case of the Company and the Shareholder Representative, obtaining the Company Initial Required Shareholder Vote and the Company Further Required Shareholder Vote, as defined below).  In furtherance and not in limitation of the foregoing, each party to this Agreement shall use its reasonable best efforts (a) to obtain any required consents, approvals and authorizations from or give any required notices to any Governmental Authority or other third party (it being understood that, following the Company’s initial contact with any third parties whose consents are being sought in connection with the consummation of the transactions contemplated hereby, Parent shall be entitled to participate in all subsequent meetings with any such third parties); and (b) to cause the conditions to the Closing set forth in Article VI hereof applicable to such party to be satisfied.  Notwithstanding the foregoing, (i) none of Parent, Merger Sub or any of their Affiliates shall be required to give any guarantee or pay any fees or other amounts in order to obtain any consent, approval or waiver or to consent to any change in the terms of any Material Contract that Parent may reasonably deem to be adverse to the interests of Parent, Merger Sub or the Business; (ii) none of Parent, Merger Sub or any of their Affiliates shall be required to sell or otherwise dispose of, hold separate or agree to sell or dispose of, any assets, categories of assets or businesses; and (iii) none of Parent, Merger Sub or any of their Affiliates shall be required to terminate any existing relationships, contractual rights or obligations to avoid, prevent or terminate any action by any Governmental Authority that would restrain, enjoin or otherwise prevent consummation of the transactions contemplated hereby.

Section 5.6     Preliminary Information Statement; Final Information Statement.

(a)          Preliminary Information Statement.

(i)           Prior to the date of this Agreement, the Company prepared a preliminary information statement (the “Preliminary Information Statement”) that was made available to all Shareholders who are expected to sign the Written Consent to evidence the Company Initial Required Shareholder Vote and the Company Further Required Shareholder Vote.

(ii)          The Company, acting through the Company Board, shall (A) include in the Preliminary Information Statement the recommendation of the Company Board that such Shareholders execute and deliver the Written Consent and (B) use its reasonable best efforts to obtain each such Shareholder’s signature to (1) the Written Consent and (2) the other documents included with the Preliminary Information Statement (to the extent signature is contemplated by the Preliminary Information Statement or related materials).

(b)          Final Information Statement.  The Company, acting through the Company Board, shall:

(i)           no later than one (1) Business Day following the execution and delivery of this Agreement, distribute an updated version of the Preliminary Information Statement (the “Final Information Statement”) to all of the Shareholders to (A) give notice of the actions taken pursuant to the Written Consent, (B) seek the consent to the consummation of the transactions contemplated by this Agreement from the Shareholders of the Company who have not, as of that time, executed and delivered the Written Consent, and (C) notify each Shareholder of the Dissenters’ Rights;

(ii)          include in the Final Information Statement the recommendation of the Company Board that Shareholders of the Company execute and deliver the Written Consent; and

(iii)         use its reasonable best efforts to obtain each such Shareholder’s signature to (A) the Written Consent and (B) the other documents included with the Final Information Statement (to the extent signature is contemplated by the Final Information Statement or related materials).

Section 5.7     Exclusivity.  From the date hereof until the earlier of the Closing Date or the Termination Date, the Company shall not, and shall not permit any of its directors, officers or employees, or any of their respective Affiliates, agents or representatives acting on their behalf to, directly or indirectly, (a) solicit, initiate, seek or encourage any inquiry, offer or proposal from, (b) initiate or participate in any discussions or negotiations with, (c) furnish any information or documentation to, or (d) accept any offer from or enter into any agreement or understanding with, any Person (other than Parent and its Affiliates and representatives) relating to any merger, consolidation, recapitalization, sale of assets, sale of equity interests or other business combination of any kind or nature involving the Company (an “Alternative Transaction”).  The Company shall, and shall cause its respective directors, officers and employees, and their respective Affiliates, agents and representatives to, (i) immediately cease and cause to be terminated all existing discussions, negotiations or other activities with any other Person conducted prior to the date hereof with respect to any Alternative Transaction and (ii) promptly request the return of all confidential information provided to any other Person pursuant to a confidentiality agreement or otherwise in connection with any such discussions, negotiations or other activities.  The Company shall immediately (and in any event within twenty-four (24) hours of receipt) notify Parent in writing upon receipt by the Company or, to the Knowledge of the Company, any of its respective Affiliates, agents or representatives of any inquiry, offer or proposal regarding an Alternative Transaction, which notice shall indicate the material terms and conditions thereof.  Notwithstanding anything contained in this Agreement to the contrary, for purposes of the foregoing sentence, the Company will be deemed to have knowledge of any such inquiry, offer or proposal regarding an Alternative Transaction for all purposes if any of the Company’s directors, officers, employees or Shareholders owning more than two percent (2%) of the issued and outstanding capital stock of the Company are aware of the same.

Section 5.8     Insurance Matters.

(a)          During the Interim Period, the Company shall (a) maintain all insurance policies that provide coverage for the Company in full force and effect through at least the close of business on the Closing Date with terms, conditions, retentions and limits of liability that are consistent with any such policies in effect as of the date hereof; and (b) renew or provide for the renewal of all such policies that by their terms will expire prior to the Closing Date through at least the close of business on the Closing Date.

(b)          Prior to the Closing, the Company shall obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of the Company as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). The Company shall bear the cost of the D&O Tail Policy, and such costs, to the extent not paid prior to the Closing, shall be included in the determination of Transaction Expenses. During the term of the D&O Tail Policy, Parent shall not (and shall cause the Surviving Corporation not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived; provided, that neither Parent, the Surviving Corporation nor any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of such D&O Tail Policy.  Each Shareholder, by such Shareholder’s execution and delivery of a Letter of Transmittal and/or the Written Consent, shall acknowledge and agree that, from and after the Closing, none of Parent, the Company or any of their respective Affiliates shall have any obligation to indemnify, defend or hold harmless any director, officer or shareholder of the Company in respect of events that occurred prior to the Effective Time (it being the intent of the parties that the D&O Tail Policy shall be the sole and exclusive remedy of such Persons in respect of events that occurred prior to the Effective Time).

Section 5.9    State Takeover Statutes.  If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to Parent, the Merger Sub, the Company, the Merger, or any other transaction contemplated by this Agreement, then each of the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 5.10   Restructuring Transactions.  Prior to the Closing, the Company shall have terminated each of the Contracts set forth in Schedule 5.10.

Section 5.11   Certain Tax Matters.

(a)          Transfer Taxes. The parties do not expect that any Transfer Taxes will arise as a result of the transactions contemplated under this Agreement.  Notwithstanding the foregoing, if the transactions provided in this Agreement are determined to be subject to Transfer Taxes, the Company, on one hand, and Parent, on the other, will equally bear and pay and discharge such Transfer Taxes.  The Company will determine, and Parent will cooperate with the Company in determining the amounts, if any, of Transfer Taxes that are due in connection with the transactions contemplated by this Agreement and the Company will pay one-half of any such Transfer Taxes to Parent or to the appropriate Governmental Authority.  The parties will cooperate and consult with each other (i) in connection with, and prior to, filing such Tax Returns to ensure that all such returns are filed in a consistent manner and (ii) in demonstrating that the requirements for exemptions, if any, from such Transfer Taxes have been met.

(b)          Preparation of Tax Returns.  The Shareholder Representative will prepare, or cause to be prepared, all Tax Returns for the Company for all Pre-Closing Tax Periods that are filed after the Closing Date, and Parent will file such Tax Returns.  The Shareholder Representative shall allow Parent to review, comment on, and approve (such approval not to be unreasonably withheld) each such Tax Return at Parent’s sole cost and expense.  Parent shall prepare and file, or shall cause to be prepared and filed, all Tax Returns of the Company for all Tax periods that begin after the Closing Date and for any Straddle Period. Parent shall allow the Shareholder Representative to review and comment on each such Straddle Period Tax Return.  All such Tax Returns for any Straddle Period shall be prepared in accordance with the Company’s past practice unless otherwise required by Law.

(c)          Straddle Period. In the case of any Straddle Period, the amount of any Taxes of the Company not based upon or measured by income, activities, events, gain, receipts, proceeds, profits or similar items for the portion of such Straddle Period ending on and including the Closing Date will be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the total number of days in such Straddle Period. The amount of any other Taxes for a Straddle Period that relate to the portion of such Straddle Period ending on and including the Closing Date will be determined based on an interim closing of the books as of the end of the day on the Closing Date (and for such purpose the taxable period of any partnership will be deemed to end at such time); provided, however, that any item determined on an annual or periodic basis (such as deductions for depreciation or real estate Taxes), other than with respect to property placed in service after the Closing, shall be apportioned on a daily basis.

(d)          Audits. Parent shall notify the Shareholder Representative in writing within twenty (20) days after receipt by Parent of any official inquiry, examination, audit or proceeding regarding any Tax Return of the Company with respect to a Pre-Closing Tax Period or a Straddle Period (in each case, an “Audit”). Parent agrees to keep the Shareholder Representative reasonably informed regarding such Audit and any related proceedings.

(e)          Refunds. The Shareholders shall be entitled to the amount of any refund of Taxes of the Company solely with respect to a Pre-Closing Tax Period which refund is actually realized by Parent (including the Company) on or after the Closing Date, except to the extent such refund is reflected as a Current Asset in the Final Closing Statement.  Parent shall pay, or cause to be paid, to the Shareholder Representative (for distribution to the Shareholders) any amount to which the Shareholders are entitled pursuant to this Section 5.11(e) within thirty (30) Business Days after the actual receipt of the applicable refund by Parent.  Parent shall reasonably cooperate with the Shareholder Representative in obtaining such refund through the filing of amended Tax Returns or refund claims for Pre-Closing Tax Periods, at the Shareholder Representative’s sole expense; provided, however, that nothing in this Section 5.11(e) shall obligate Parent or the Company to file such Tax Returns or refund claims.

(f)          Tax Return Amendments. Unless required by Law, Parent shall not, with respect to the Company, without the prior written consent of the Shareholder Representative, which consent shall not be unreasonably withheld, conditioned, or delayed:  (i) amend, refile or otherwise modify any Tax Return relating in whole or in part to the Company for a Pre-Closing Tax Period in a manner that would increase the indemnification obligations of the Shareholders under Article IX, (ii) extend or waive any statute of limitations or other period for the assessment of any Tax that relates to a Pre-Closing Tax Period, (iii) report any Tax deduction related to Transaction Expenses or any other compensatory amounts or transaction expenses that are paid or accrued on or before the Closing Date pursuant to the “next day rule” under Treasury Regulations section 1.1502-76(b)(1)(ii)(B) or elect to ratably allocate items pursuant to Treasury Regulations section 1.1502-76(b)(2) (or any similar provision of applicable Law), (iv) make or change any Tax election of the Company for a Pre-Closing Tax Period in a manner that would increase the indemnification obligations of the Shareholders under Article IX, or (v) take any action or enter into any transaction with respect to the Company that would result in any increased Tax liability of the Company with respect to any Pre-Closing Tax Period that would increase the indemnification obligations of the Shareholders under Article IX.

Section 5.12   Employee Matters.

(a)          Parent or an Affiliate of Parent will offer employment, on such terms and conditions as Parent determines, to each employee of the Company listed on Schedule 5.12(a) to the extent (i) such Person is an active employee of the Company as of the Closing Date and (ii) Parent intends for such individual to perform services for Parent or an Affiliate of Parent following the Closing.  Each such individual who (A) accepts such offer, and (B) executes and delivers the Employment Agreement (in the case of Michael Siegler) or the Other On-Boarding Documentation (as defined below) (in the case of every other Newly Hired Employee) shall be referred to as a “Newly Hired Employee,” and his or her employment or engagement, as applicable, shall be effective as of 12:00:00 a.m. on the Closing Date.  All Newly Hired Employees who are employed by Parent or another Affiliate of Parent following the Closing Date may, subject to all applicable terms, conditions and eligibility requirements of such employee benefit plans, become participants in the employee benefit plans of Parent or another Affiliate of Parent, as applicable, and receive employee benefits that are substantially similar in the aggregate to those provided to similarly-situated employees of Parent.  The Newly Hired Employees shall receive credit for their period of service with the Company for purposes of eligibility and vesting (and, solely to the extent relating to paid time off, for benefit accrual purposes).  For the avoidance of doubt, and notwithstanding anything contained herein to the contrary, the parties to this Agreement acknowledge and agree that each Newly Hired Employee’s employment shall be “at will,” and nothing herein shall create any obligation on the part of Parent, Merger Sub or any other Affiliate of Parent to continue the employment of any Newly Hired Employee (or the terms of any such employment, including with respect to compensation, principal employment location or benefits) for any fixed period of time following the Closing Date.

(b)          Prior to the Closing, the Company shall pay to each employee or independent contractor of the Company (i) except to the extent specifically and identifiably reflected as a Current Liability in the calculation of the Net Working Capital as reflected on the Final Closing Statement, all salaries, wages, commissions, deferred compensation, bonuses, other cash compensation and other employee benefits of any nature earned or owed through the day immediately preceding the Closing Date and (ii) all severance, separation or similar benefits or payments owed; provided that such payments will expressly exclude forty (40) hours of any accrued or earned but unused sick time, vacation benefits and paid time off for each such Person.

(c)          Without limiting the generality of the provisions of Section 10.12, the provisions of this Section 5.12 are solely for the benefit of the parties to this Agreement, and nothing contained in this Section 5.12, whether express or implied, (i) shall create any third party beneficiary or other rights in any Person (including any current or former employee or independent contractor of the Company or any dependent or beneficiary thereof) in respect of the terms and conditions of employment with, or any compensation or benefits that may be provided by, the Company, Parent or any of their respective Affiliates; (ii) shall be deemed to establish or amend any employee benefit or compensation plan, program, agreement or arrangement for any purpose; or (iii) shall alter or limit Parent’s ability to amend, modify or terminate any employee benefit or compensation plan, program, agreement or arrangement at any time.

Section 5.13   Further Assurances.  At and after the Effective Time, (a) the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger and (b) at the request of any party hereto and without further consideration, each party hereto shall execute and deliver, or cause to be executed and delivered, such further documents and instruments and shall take, or cause to be taken, such further actions as any other party hereto may reasonably request or as otherwise may be necessary or desirable to evidence and make effective the transactions contemplated hereby.

Section 5.14   Public Announcements.  The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually acceptable to Parent and the Company.  Thereafter, none of the Company, the Shareholder Representative or any of their respective Affiliates, agents or representatives shall, without the prior written consent of Parent, issue any press release or make any other public announcement concerning any Transaction Document or the transactions contemplated hereby or thereby, except as and to the extent that public disclosure of a matter without Parent’s consent is required by applicable Law or the rules or regulations of any applicable stock exchange or quotation system, in which case Parent shall be so advised and the parties to this Agreement shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued prior to such disclosure.

Section 5.15       Company Initial Required Shareholder Vote. The Company shall deliver the Written Consent evidencing the Company Initial Required Shareholder Vote no later than one (1) hour following the execution and delivery of this Agreement.

Section 5.16        [Intentionally Omitted].

Section 5.17       Not Intermediary Transaction Tax Shelter.  Parent will not take any action with respect to the Company subsequent to the Closing that would cause the transactions contemplated hereby to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

Section 5.18        No Code Section 338 Transaction.  Neither Parent, Company, nor any of their Affiliates shall make any election under Section 338 of the Code with respect to the transactions contemplated by this Agreement.

Section 5.19        PPP Loan Escrow Release.

(a)           Following the Closing Date, the Shareholder Representative shall engage Boulay PLLP to, on behalf of the Company and at the Shareholders’ sole cost and expense, apply for forgiveness of the portion of the PPP Loan that has been used by the Company prior to the Closing for forgiveness-eligible purposes under the Paycheck Protection Program administered by the Small Business Administration under the CARES Act (the “Specified Amount”).  Parent and the Surviving Corporation shall use their reasonable best efforts to assist and cooperate with Boulay PLLP and the Shareholder Representative in applying for forgiveness of the Specified Amount, including by executing and delivering all documents reasonably requested to be executed and delivered relating thereto.  The parties acknowledge that the forgiveness-eligible portion of the PPP Loan will be reduced by the amount of the EIDL Grant.

(b)          The Shareholders shall be entitled to the amount of any portion of the Specified Amount that is actually forgiven following the Closing Date (the “PPP Loan Forgiveness Amount”).  Within three (3) Business Days of the final determination by Associated Bank, National Association (as the lender under the PPP Loan) of the PPP Loan Forgiveness Amount, if any, the Merger Consideration shall be adjusted as follows:

(i)           If the PPP Loan Forgiveness Amount is less than the PPP Loan Escrow Amount (the absolute value of such shortfall, the “PPP Loan Amount Shortfall”), then the Shareholders, jointly and severally, shall pay or cause to be paid to Parent an amount equal to the PPP Loan Amount Shortfall.  Such payment shall be made by disbursement to Parent from the PPP Loan Escrow Amount an amount equal to the PPP Loan Amount Shortfall (and the Shareholder Representative and Parent shall jointly instruct the Escrow Agent to make such disbursement), and the Shareholder Representative and Parent shall jointly instruct the Escrow Agent to deposit with the Paying Agent, for distribution to the Shareholders in accordance with their Pro Rata Percentages, the remaining balance of the PPP Loan Escrow Amount, if any, in accordance with the Escrow Agreement; and

(ii)          If the PPP Loan Escrow Amount is equal to the PPP Loan Forgiveness Amount: (A) the Merger Consideration shall not be adjusted pursuant to this Section 5.19(b); and (B) the Shareholder Representative and Parent shall jointly instruct the Escrow Agent to deposit with the Paying Agent, for distribution to the Shareholders in accordance with their Pro Rata Percentages, the PPP Loan Escrow Amount in accordance with the Escrow Agreement.

Section 5.20       Reporting Requirements.  From the date of this Agreement until the one-year anniversary of the Closing Date, the Shareholder Representative shall (a) take all necessary action to ensure that Parent has access to work papers and other information prepared by any outside accounting firm, including Boulay PLLP (each, an “Accounting Firm”) in connection with pre-Closing work performed for the Company, (b) authorize and instruct each such Accounting Firm to cooperate with Parent and its accounting firm in connection with the Reporting Requirements and (c) otherwise take such action as Parent may reasonably request in connection with Parent’s compliance with the Reporting Requirements (including in connection with Parent’s preparation of financial statements following the Closing, to the extent related to the transactions contemplated by this Agreement).  Any reasonable out-of-pocket, third-party costs and expenses, including fees of independent audit firms and outside legal counsel, incurred by the Shareholder Representative in complying with this Section 5.20, will be paid by Parent promptly following invoicing.

Article VI

conditions to closing

Section 6.1         Conditions to the Obligations of the Parties.  The respective obligations of the parties hereto to consummate the Closing are subject to the satisfaction or (to the extent permitted by applicable Law) waiver by the applicable parties hereto, at or prior to the Closing, of each of the following conditions:

(a)          Governmental Approvals.  Any and all consents, approvals, authorizations and actions of or by, and all filings with and notifications to, any Governmental Authority required to consummate the transactions contemplated hereby shall have been obtained, made or given, as applicable, and shall remain in full force and effect.

(b)          No Prohibitions.  No applicable Law shall prohibit, enjoin or otherwise challenge the legality or validity of the transactions contemplated hereby.

Section 6.2         Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Closing are subject to the satisfaction or (to the extent permitted by applicable Law) waiver by the Company, at or prior to the Closing, of each of the following further conditions:

(a)          Accuracy of Representations and Warranties.  Each of the representations and warranties of Parent and Merger Sub contained in Article IV of this Agreement or in any certificate delivered by Parent or Merger Sub pursuant hereto (i) that is qualified by materiality, material adverse effect or similar qualification contained therein shall be true and correct in all respects and (ii) that is not so qualified shall be true and correct in all material respects, in each case at and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representations and warranties speak expressly as of an earlier date, in which case they shall be true and correct or true and correct in all material respects, as the case may be, as of such earlier date).

(b)          Performance of Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with all covenants, agreements and obligations required by this Agreement to be performed or complied with by Parent or Merger Sub on or prior to the Closing Date.

(c)          Closing Certificate.  Parent shall have executed and delivered to the Company a certificate dated the Closing Date, signed by an authorized officer of Parent, certifying to the satisfaction of the conditions set forth in Section 6.2(a) and Section 6.2(b).

(d)          Closing Deliveries.  Parent shall have executed and delivered, or caused to be executed and delivered, all of the agreements, certificates and other documents specified in Section 8.2, all in form and substance reasonably satisfactory to the Company.

Section 6.3         Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Closing are subject to the satisfaction or (to the extent permitted by applicable Law) waiver by Parent, at or prior to the Closing, of each of the following further conditions:

(a)          Accuracy of Representations and Warranties.  Each of the representations and warranties of the Company contained in Article III of this Agreement and in any certificate delivered by the Company pursuant hereto (i) that is qualified by materiality, Company Material Adverse Effect or similar qualification contained therein shall be true and correct in all respects and (ii) that is not so qualified shall be true and correct in all material respects, in each case at and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representations and warranties speak expressly as of an earlier date, in which case they shall be true and correct or true and correct in all material respects, as the case may be, as of such earlier date).

(b)          Performance of Covenants.  The Company shall have performed or complied in all material respects with all covenants, agreements and obligations required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date.

(c)          No Company Material Adverse Effect.  Between the date hereof and the Closing Date, there shall not have occurred any change, effect, event, development, fact or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d)          Approval by Shareholders.  The Company shall have delivered to Parent (i) no later than one (1) hour following the execution and delivery of this Agreement, the Written Consent evidencing the Company Initial Required Shareholder Vote or (ii) no later than three (3) Business Days following the execution and delivery of this Agreement, any additional signatures to the Written Consent evidencing that Shareholders owning at least 80% of the issued and outstanding Shares on a fully-diluted basis have voted in favor of this Agreement and the consummation of the transactions contemplated hereby, including the Merger (the “Company Further Required Shareholder Vote”); provided, that if the Written Consent evidencing the Company Initial Required Shareholder Vote is signed by the Shareholders owning at least 80% of the issued and outstanding Shares on a fully-diluted basis, the Company will have also complied with the requirement to deliver the Written Consent evidencing the Company Further Required Shareholder Vote.

(e)           Dissenting Shares.  The aggregate number of Dissenting Shares shall include no more than five percent (5%) of the Shares that are issued and outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, any Shares issued upon exercise of Warrants in accordance with Section 2.4).

(f)            Closing Certificate.  The Company shall have executed and delivered to Parent a certificate dated the Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of the Company, certifying to the satisfaction of the conditions set forth in Section 6.3(a), Section 6.3(b), Section 6.3(c) and Section 6.3(e).

(g)          Closing Deliveries. The Company shall have executed and delivered, or caused to be executed and delivered, to Parent all of the agreements, certificates and other documents specified in Section 8.1, all in form and substance reasonably satisfactory to Parent.

(h)          Third Party Consents.  The Company shall have obtained the written consents of, or given notifications (to the extent only notification is required) to, each of the third parties set forth in Schedule 6.3(h), in each case in form and substance reasonably satisfactory to Parent, and all such consents shall remain in full force and effect.

(i)           Release of Liens.  Parent shall have received such documents as may be required, in Parent’s reasonable discretion, to demonstrate that (i) the assets and properties of the Company are released from any and all Liens (other than Permitted Liens) effective as of the Closing Date and (ii) the Shares are released from any and all Liens effective as of the Closing Date.

Article VII

TERMINATION

Section 7.1           Grounds for Termination.  Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)           by the mutual written agreement of Parent and the Company;

(b)          by either Parent or the Company if (i) there shall be any applicable Law that makes the consummation of the transactions contemplated hereby illegal or (ii) any Governmental Authority shall have issued a final and non-appealable order, decree or judgment permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(c)          by either Parent or the Company if the Closing shall not have occurred on or before the date that is thirty (30) calendar days following the date of this Agreement (or such later date as may be agreed to in writing by Parent and the Company, the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to (i) Parent if Parent’s failure to fulfill any obligation under, or breach of any provision of, this Agreement shall have been the proximate cause of, or shall have resulted in, the failure of the Closing to occur on or before the Outside Date or (ii) the Company if the Company’s failure to fulfill any obligation under, or breach of any provision of, this Agreement shall have been the proximate cause of, or shall have resulted in, the failure of the Closing to occur on or before the Outside Date; provided, further, that if (A) Parent delivers a Delay Notice and (B) the Outside Date is earlier than the twentieth (20th) calendar day following the Notification Date, then the Outside Date shall automatically be extended to the twentieth (20th) calendar day following the Notification Date without any further action by any party to this Agreement;

(d)          by Parent if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained herein, which breach or failure, if curable, shall not have been cured by the Company within five (5) days after the Company’s receipt of written notice thereof from Parent; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to Parent if Parent is then in breach of this Agreement so as to cause any of the conditions to the Closing set forth in Section 6.2(a) or Section 6.2(b) not to be capable of being satisfied;

(e)          by Parent if the Company fails to deliver (i) the Company Initial Required Shareholder Vote no later than one (1) hour following the execution and delivery of this Agreement or (ii) the Company Further Required Shareholder Vote within three (3) Business Days following the execution and delivery of this Agreement; or

(f)           by the Company if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained herein, which breach or failure, if curable, shall not have been cured by Parent within five (5) days after Parent’s receipt of written notice thereof from the Company; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(f) shall not be available to the Company if the Company is then in breach of this Agreement so as to cause any of the conditions to the Closing set forth in Section 6.3(a), Section 6.3(b), Section 6.3(c) or Section 6.3(d) not to be capable of being satisfied.

Section 7.2         Notice of Termination.  The party hereto desiring to terminate this Agreement pursuant to Section 7.1 shall give written notice of such termination to the other parties hereto in accordance with Section 10.7, specifying the provision(s) pursuant to which such termination is effective.

Section 7.3          Effect of Termination.  If this Agreement is terminated pursuant to this Article VII, this Agreement shall forthwith become null and void and of no further force and effect and all rights and obligations of the parties hereto hereunder shall be terminated without further liability of any party hereto to any other party hereto; provided, however, that (a) the provisions of the Confidentiality Agreement, Section 5.3 (Confidentiality), Section 5.14 (Public Announcements), this Section 7.3 (Effect of Termination), and Article X (Miscellaneous), and the rights and obligations of the parties thereunder, shall survive any such termination and remain in full force and effect; and (b) nothing herein shall relieve any party hereto from liability for any actual fraud under, or any willful breach of, this Agreement prior to the date of termination.

Article VIII

CLOSING DELIVERIES

Section 8.1          The Company’s Closing Deliveries.  At the Closing, the Company shall deliver or cause to be delivered to Parent all of the following:

(a)          a certificate of good standing for the Company issued as of a recent date by the Secretary of State of the State of Minnesota;

(b)          a copy of the Company’s Articles of Incorporation, including all amendments thereto, certified as of a recent date by the Secretary of State of the State of Minnesota;

(c)          a certificate of the secretary of the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Parent, certifying to (i) the Company Charter Documents in effect as of the Closing Date, (ii) the resolutions duly adopted by the Company Board (A) confirming the election or appointment, as applicable, of each of the officers of the Company, (B) authorizing, approving and ratifying all actions of the Company from the date of its incorporation through and including the Closing Date and (C) authorizing approving the execution, delivery and performance of each Transaction Document to which the Company is a party and the consummation of the transactions contemplated hereby and thereby by the Company, which resolutions shall have been certified as true, correct and in full force and effect without rescission, revocation or amendment as of the Closing Date, (iii) the Written Consent, executed by Shareholders owning at least 80% of the issued and outstanding Shares on a fully-diluted basis, authorizing and approving the execution, delivery and performance of this Agreement in accordance with the MBCA and the consummation of the transactions contemplated hereby, which Written Consent shall be in full force and effect without rescission, revocation or amendment as of the Closing Date, and (iv) the incumbency and signatures of the officers of the Company authorized to execute and deliver each Transaction Document to which the Company is a party;

(d)          the Articles of Merger, duly executed by the Company;

(e)          the Employment Agreement, duly executed by Michael Siegler;

(f)           the Escrow Agreement, duly executed by the Shareholder Representative;

(g)          the Paying Agent Agreement, duly executed by the Shareholder Representative;

(h)          the Funds Flow Agreement, duly executed by the Company;

(i)           the Restrictive Covenant Agreements, duly executed by each of Restrictive Covenant Parties;

(j)           the Confidentiality, Proprietary Information, and Non-Solicitation Agreement, in form and substance attached hereto as Exhibit K (the “Other On-Boarding Documentation”), duly executed by each of the Newly Hired Employees listed on Schedule 8.1(j);

(k)          the certificate of the Company required to be delivered pursuant to Section 6.3(f);

(l)           a certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c)(3), dated as of the Closing Date and reasonably acceptable to Parent, stating that the Company has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and that interests in the Company do not constitute “United States real property interests” (as defined in Section 897(c)(1) of the Code), together with the related IRS notice as required under Treasury Regulations Section 1.897-2(h);

(m)          a payoff, termination and discharge letter, in form and substance reasonably satisfactory to Parent, from each holder of the Company’s Debt, which letters (i) will specify the amount of Debt owed to each such holder as of the Closing Date; (ii) will provide for the satisfaction and discharge of all obligations in respect of such Debt, the release of or authorization to release any related guarantees and Liens and the filing of or authorization to file all documents necessary or desirable to effectuate, or reflect in the public record, such satisfaction, discharge and release effective upon the payment of the amount specified in such letter; and (iii) will specify the wire transfer instructions for each such holder (collectively, the “Payoff Letters”);

(n)          a service provider payoff letter, in form and substance reasonably satisfactory to Parent, from each payee owed a portion of the Unpaid Transaction Expenses Amount as of immediately prior to the Closing, which invoices will (i) specify the portion of the Unpaid Transaction Expenses Amount payable to each such payee as of the Closing Date, (ii) provide that, upon payment of such invoice, all amounts due to such payee for services rendered in connection with this Agreement, the transactions contemplated hereby or otherwise (whether rendered prior to or after the Closing) will be paid in full and (iii) specify the wire transfer instructions for each such payee (collectively, the “Service Provider Payoff Letters”);

(o)          resolutions of the Company Board approving the termination of the Employee Benefit Plans, other than the 401(k) Plan;

(p)          evidence reasonably satisfactory to Parent of the termination of each Contract set forth in Schedule 5.10;

(q)          a resignation, substantially in the form of Exhibit J, duly executed by each director and officer of the Company;

(r)           the Consideration Spreadsheet, duly certified by the President and Chief Financial Officer of the Company;

(s)          the minute books, stock ledgers and registers, corporate seal and other corporate records of the Company;

(t)           a Warrant Exercise and Termination Agreement, duly executed by the Company and each of the Warrantholders;

(u)          a certificate of the Chief Executive Officer and Chief Financial Officer of the Company certifying as to the Specified Amount (the “Specified Amount Certificate”); and

(v)          all consents, waivers or approvals obtained by the Company with respect to the consummation of the transactions contemplated hereby, including the items set forth in Schedule 6.3(h).

Section 8.2          Parent’s Closing Deliveries.

(a)          At the Closing, Parent shall deliver or cause to be delivered to the Company all of the following:

(i)           a certificate of good standing for Parent issued as of a recent date by the Secretary of State of the State of Minnesota;

(ii)          a certificate of the secretary or an assistant secretary of Parent, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, certifying to the resolutions adopted by the Parent Board authorizing and approving the execution, delivery and performance of each Transaction Document to which Parent is a party and the consummation of the transactions contemplated hereby, which resolutions shall have been certified as true, correct and in full force and effect without rescission, revocation or amendment as of the Closing Date;

(iii)         a certificate of the secretary or an assistant secretary of Merger Sub, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, certifying to the resolutions adopted by the Merger Sub Board and Merger Sub’s sole shareholder authorizing and approving the execution, delivery and performance of each Transaction Document to which Merger Sub is a party and the consummation of the transactions contemplated hereby, which resolutions shall have been certified as true, correct and in full force and effect without rescission, revocation or amendment as of the Closing Date;

(iv)         the Articles of Merger, duly executed by Merger Sub;

(v)          the Employment Agreement, duly executed by Parent;

(vi)         the Escrow Agreement, duly executed by Parent and the Escrow Agent;

(vii)        the Paying Agent Agreement, duly executed by Parent and the Paying Agent;

(viii)       the Funds Flow Agreement, duly executed by Parent;

(ix)         the Restrictive Covenant Agreements, duly executed by Parent;

(x)          the Other On-Boarding Documentation, duly executed by Parent (as applicable); and

(xi)         the certificate of Parent required to be delivered pursuant to Section 6.2(c).

(b)          At the Closing, Parent shall deposit the Escrow Amount with the Escrow Agent, pursuant to the Escrow Agreement.

(c)          At the Closing, Parent shall pay or cause to be paid, on behalf of the Company, (i) the Payoff Amount to the Persons, in the amounts and in accordance with the instructions set forth in the Funds Flow Agreement and (ii) the Unpaid Transaction Expenses Amount to the Persons, in the amounts and in accordance with the instructions set forth in the Funds Flow Agreement.  All such amounts so paid shall nevertheless be deemed paid to the Shareholders for all purposes of this Agreement, and no interest shall be paid or accrued in respect of such amounts.

(d)          At the Closing, Parent shall pay or cause to be paid, on behalf of the Shareholders, the Shareholder Representative Amount to the Shareholder Representative, by wire transfer of immediately available funds in accordance with the instructions set forth in the Funds Flow Agreement.  The Shareholder Representative Amount shall be used by the Shareholder Representative to satisfy potential future obligations of the Shareholders to the Shareholder Representative hereunder.  The Shareholder Representative Amount shall be retained in whole or in part by the Shareholder Representative for such time as the Shareholder Representative shall determine in its sole discretion.  If the Shareholder Representative shall determine in its sole discretion to return all or any portion of the Shareholder Representative Amount to the Shareholders, it shall distribute to each Shareholder its pro rata portion thereof based on its Pro Rata Percentage.

(e)          At or prior to the Effective Time, Parent shall deposit with the Paying Agent the Closing Merger Consideration.

Article IX

INDEMNIFICATION

Section 9.1          Survival.  The representations and warranties of the parties to each other contained in this Agreement or in any certificate delivered pursuant to this Agreement or in connection herewith will survive the Closing for eighteen (18) months thereafter; provided, however, that (a) the representations or warranties contained in or made pursuant to Section 3.10 (Intellectual Property) shall survive the Closing and continue in full force and effect until the three-year anniversary of the Closing Date and (b) the Fundamental Representations shall survive the Closing and continue in full force and effect until the later of (i) the ten (10)-year anniversary of the Closing Date or (ii) the latest date permitted by applicable Law.  Notwithstanding the preceding sentences, (A) if a Demand (as defined below) has been given prior to the expiration of the applicable representations and warranties by a party hereto to another party hereto in accordance with Section 9.5 (an “Outstanding Claim”), then the relevant representations and warranties shall survive and the obligations of the Indemnifying Parties (as defined below) shall continue solely with respect to the Outstanding Claim until the liability of the Indemnifying Parties shall have been determined pursuant to this Article IX and (B) nothing in this Agreement shall limit a party’s ability to make a claim for actual fraud at any time following the Closing.  All covenants and agreements of the parties contained in this Agreement will survive the Closing indefinitely.

Section 9.2         Indemnification of Indemnified Parent Parties.  Subject to the terms, conditions and limitations of this Article IX, from and after the Closing, the Shareholders shall, jointly and severally (subject to Section 9.4(c) below), indemnify, defend and hold harmless Parent, Merger Sub and each of their respective shareholders, managers, directors, officers, employees, agents, representatives, Affiliates (including the Surviving Corporation) and permitted assigns (collectively, the “Indemnified Parent Parties”) from and against, and reimburse them as incurred for, all losses, liabilities, damages, deficiencies, costs or expenses, including interest and penalties and reasonable attorneys’ fees and expenses, whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing, but excluding punitive damages (other than any punitive damages that are paid or payable to a third party or in connection with any actual fraud) (“Losses”), arising out of, relating to, resulting from or in connection with:

(a)          any breach of or inaccuracy in (i) any representation or warranty of the Company or the Shareholder Representative set forth in Article III of this Agreement, in any Ancillary Agreement or in any other agreements, documents, certificates or other instruments executed and delivered pursuant hereto or in connection herewith or (ii) any representation or warranty of a Shareholder set forth in any Required Merger Consideration Document, in any Required Instrument or in any other agreements, documents or certificates executed and delivered by a Shareholder pursuant thereto or in connection therewith;

(b)          any breach or failure to perform any covenant or agreement of (i) the Company or the Shareholder Representative contained in this Agreement, in any Ancillary Agreement or in any other agreements, documents, certificates or other instruments executed and delivered pursuant hereto or in connection herewith or (ii) any Shareholder contained in any Required Merger Consideration Document, in any Required Instrument or in any other agreements, documents or certificates executed and delivered by a Shareholder pursuant thereto or in connection therewith; or

(c)          any of the Indemnified Liabilities.

Section 9.3          Indemnification of Shareholders.  Subject to the terms, conditions and limitations of this Article IX, from and after the Closing, Parent shall indemnify, defend and hold harmless each of the Shareholders and their respective, as applicable, managers, directors, officers, beneficiaries, trustees, employees, agents, representatives, Affiliates and permitted assigns from and against all Losses arising out of, relating to, resulting from or in connection with:

(a)          any breach or inaccuracy of any representation or warranty of Parent or Merger Sub set forth in Article IV of this Agreement, in any Ancillary Agreement or in any other agreements, documents, certificates or other instruments executed and delivered pursuant hereto or in connection herewith; or

(b)          any breach or failure to perform any covenant or agreement of Parent or Merger Sub contained in this Agreement, in any Ancillary Agreement or in any other agreements, documents, certificates or other instruments executed and delivered pursuant hereto or in connection herewith.

Section 9.4          Limitations on Indemnification.  The indemnification obligations of the parties under this Article IX shall be subject to the following terms and conditions:

(a)          Deductible.  No party from whom indemnification is sought hereunder (such party, the “Indemnifying Party”) shall be required to indemnify, defend or hold harmless the Indemnified Party (as defined below) for Losses pursuant to Section 9.2(a) or Section 9.3(a) unless and until the aggregate amount of all such Losses exceeds $40,000 (the “Deductible”), and then only to the extent such Losses exceed the Deductible (it being understood, for the avoidance of doubt, that where the Shareholders are the Indemnifying Party, in determining whether the Deductible has been reached, the Shareholders shall be considered as a whole), subject to the applicable terms, conditions and limitations set forth in this Article IX; provided, however, that the Deductible shall not apply with respect to any indemnification claims arising out of, relating to, resulting from or in connection with (i) any actual fraud, (ii) any breach of the Fundamental Representations or (iii) for the avoidance of doubt, any indemnification claims pursuant to Section 9.2(b), Section 9.2(c) or Section 9.3(b).

(b)          Cap.

(i)           The maximum aggregate liability of the Shareholders under Section 9.2(a) shall not exceed the Indemnification Escrow Amount (the “Cap”); provided, however, that the Cap shall not apply with respect to any indemnification claims arising out of, relating to, resulting from or in connection with (A) any actual fraud, (B) any breach of any of the Company’s or any Shareholder’s Fundamental Representations or (C) for the avoidance of doubt, any indemnification claims pursuant to Section 9.2(b) or Section 9.2(c).

(ii)          The maximum aggregate liability of Parent under Section 9.3(a) shall not exceed the Cap; provided, however, that the Cap shall not apply with respect to any indemnification claims arising out of, relating to, resulting from or in connection with (A) any actual fraud, (B) any breach of any of Parent’s Fundamental Representations or (C) for the avoidance of doubt, any indemnification claims pursuant to Section 9.3(b) (including, for the avoidance of doubt, with respect to Parent’s obligation to pay the Merger Consideration in accordance with the terms and conditions of this Agreement).

(iii)         Notwithstanding anything in this Article IX to the contrary, except in the case of actual fraud, (A) the Shareholders’ aggregate liability arising out of or relating to any breach of any of the Company’s or any Shareholder’s Fundamental Representations shall not exceed the Preliminary Merger Consideration and (B) the aggregate liability of Parent and Merger Sub (considered as a whole for these purposes) arising out of or relating to any breach of any of Parent’s or Merger Sub’s Fundamental Representations shall not exceed the Preliminary Merger Consideration.

(c)          Other Limitations.

(i)           Indemnification Responsibility.  Notwithstanding anything to the contrary contained in Section 9.2, (A) the Shareholders shall be severally and not jointly liable for any indemnification obligations in excess of the Cap and (B) each Shareholder’s indemnification obligations in excess of the Cap shall be equal to the product of (1) such indemnification obligations in excess of the Cap multiplied by (2) such Shareholder’s Pro Rata Percentage (the “Individual Excess Cap”); provided, however, that, for the avoidance, to the extent (I) the Indemnification Escrow Amount already has been exhausted and (II) relating to any Losses that arise out of or relate to any breach of any representation, warranty, covenant or agreement of one or more individual Shareholders contained in any Transaction Document, or the actual fraud of one or more individual Shareholders, then (x) such one or more individual Shareholders shall be liable for the full amount of such Losses in excess of the Cap, (y) for the avoidance of doubt, the Individual Excess Cap shall not apply and (z) in no event will any other Shareholder (e.g., other than the breaching Shareholder(s)) be liable for such Losses.

(ii)          Recovery.  Except for claims arising out of, relating to, resulting from or in connection with (A) any actual fraud by or on behalf of the Company or, with respect to a particular Shareholder, any actual fraud by or on behalf of such Shareholder, or (B) a breach of or inaccuracy in any of the Company’s or any Shareholder’s Fundamental Representations, the Indemnification Escrow Amount shall be the sole source of recovery from the Shareholders for all Losses in respect of the Shareholders’ indemnification obligations set forth in Section 9.2(a).

(iii)         No Duplication.  Any Losses for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement contained in this Agreement.

(d)          Items Reflected in Net Working Capital.  The Indemnified Parent Parties shall not be entitled to indemnification for any Losses relating to any matter to the extent (but only to the extent) that the amount of such Losses is included in the Current Liabilities in the calculation of Net Working Capital, as reflected on the Final Closing Statement.

(e)          Materiality Qualifiers.  For purposes of calculating the amount of any Losses resulting from a breach of any representation or warranty of this Agreement, and for purposes of determining whether any such breach has occurred, all limitations and qualifications relating to “materiality” or “Company Material Adverse Effect” contained in any representation or warranty of the Company contained in this Agreement shall be disregarded, other than with respect to the Materiality Scrape Exceptions.  For the purposes of this Article IX, “Materiality Scrape Exceptions” means any definitions in this Agreement that include in the defined term the word(s) “material” or “Material Adverse Effect” (which specifically includes the defined terms “Company Material Adverse Effect” and “Material Contract” but specifically excludes, for the avoidance of doubt, the defined term “Hazardous Materials”). For the avoidance of doubt, the terms of this Section 9.4(e) will not apply to the determination of the satisfaction of the closing conditions in Article VI (Conditions to Closing) of this Agreement relating to the accuracy of representations and warranties, which will be governed by Section 6.2(a) and Section 6.3(a), respectively.

(f)           Insurance and Other Recoveries; Mitigation.

(i)           Insurance.  The amount of any Losses incurred or suffered by an Indemnified Party shall be calculated net of any recovery actually received from an unrelated third party (including any insurer, but excluding, for the avoidance of doubt, any self-insurance arrangements) (the “Recovery Sources”), less any cost associated with receiving such recovery in respect of a claim, including any deductible, co-pay, out-of-pocket costs or expenses (including attorneys’ fees) and any increase in premium payable by such Indemnified Party or any retroactive adjustment under any such insurance (collectively, the “Recovery Costs”).  The Indemnified Party shall, subject to the limitations set forth in Section 9.4(f)(iii), use its commercially reasonable efforts to seek recovery under any insurance policy that would reasonably be expected to be a likely source of recovery (it being understood and agreed, for the avoidance of doubt, that (A) such efforts shall not include any obligation to engage in litigation or other extraordinary collection activity and (B) such efforts shall not be required prior to making any claim for indemnification hereunder or recovering Losses from the Indemnifying Party).  If the Indemnified Party receives any amounts from any Recovery Source for any Losses after receiving an indemnification payment from the Indemnifying Party in respect of such Losses, then the Indemnified Party shall promptly reimburse the Indemnifying Party for any such indemnification payment up to the amount actually received by the Indemnified Party from such Recovery Source, less the Recovery Costs.

(ii)          Mitigation. An Indemnified Party shall use commercially reasonable efforts to mitigate Losses suffered, incurred or sustained by such Indemnified Party arising out of any matter for which such Indemnified Party has sought indemnification under this Article IX to the extent required by applicable Law, it being understood that any reasonable costs and expenses incurred by such Indemnified Party in connection with such mitigation shall constitute Losses that may be recovered hereunder.

(iii)         Certain Limitations.  Notwithstanding anything to the contrary in Sections 9.4(f)(i) and 9.4(f)(ii) above, an Indemnified Party’s obligation to mitigate any Losses shall not require such Indemnified Party to (A) initiate any Action, (B) assume or incur any material Liability, (C) seek any payment under any insurance policy in respect of such Losses prior to seeking indemnification under this Article IX or (D) take any other action that would reasonably be expected to materially disrupt or adversely affect such Indemnified Party’s business or operations.

Section 9.5          Assertion of Claims.

(a)          Notice of Claim.  Promptly after receipt of notice of any Losses for which a party seeks indemnification hereunder (such party, the “Indemnified Party”), the Indemnified Party shall give written notice to the Indemnifying Party, demanding payment, of an indemnification claim arising under Section 9.2 or Section 9.3, as the case may be (a “Demand”), and, if the Escrow Agreement has not terminated and Parent is the Indemnified Party, copying the Escrow Agent.  Such Demand shall describe in reasonable detail the nature of the claim, an estimate of the amount of Losses attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Agreement.  No failure or delay on the part of an Indemnified Party in notifying the Indemnifying Party (and the Escrow Agent, if applicable) under this Section 9.5 shall relieve any party from any obligation hereunder, except to the extent that an Indemnifying Party shall have been actually and materially prejudiced by such failure or delay.  For purposes of this Article IX, (i) if Parent (or any other Indemnified Parent Party) is the Indemnified Party, any references to Indemnifying Party shall be deemed to refer to the Shareholder Representative, and (ii) if Parent is the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to the Shareholder Representative. Any payment received by the Shareholder Representative as the Indemnified Party shall be distributed to the Paying Agent for further distribution to the Shareholders in accordance with their Pro Rata Percentages.

(b)          Response to a Demand.

(i)           The Indemnifying Party shall respond to a Demand made under Section 9.5(a) hereof by written notice (a “Response”) given to the Indemnified Party and, if the Escrow Agreement has not terminated and Parent is the Indemnified Party, copying the Escrow Agent, within thirty (30) days after receipt of the Demand (the “Indemnity Notice Period”), which Response shall state (i) whether the Indemnifying Party agrees or disagrees that the claim asserted is a valid claim under this Agreement and agrees or disagrees with respect to the amount of the Losses in such Demand and (ii) if the Indemnifying Party disagrees with either the validity of such claim or the amount of such Losses, the basis for such disagreement.

(ii)          If any Indemnified Parent Party is the Indemnified Party, the Escrow Agreement has not terminated, and if the Shareholder Representative does not give Parent and the Escrow Agent a notice disputing such Demand specifying the nature and amount of such dispute within the Indemnity Notice Period, or if the Shareholder Representative gives notice that such Demand is uncontested, then Parent and the Shareholder Representative shall deliver joint instructions directing the Escrow Agent to release from the Escrow Amount and deliver to Parent the amount of the Losses stated in the Demand.  If the Response from the Shareholder Representative admits that a portion of the Demand is a valid claim under Section 9.2 of this Agreement and the remaining portion of the Demand is disputed, Parent and the Shareholder Representative shall deliver joint instructions directing the Escrow Agent to disburse to Parent only such amounts from the Indemnification Escrow Amount as are allocable to the undisputed portion of the Demand and the disputed portion of such Demand shall be resolved in accordance with Section 9.5(c).

(c)          Disputed Claims.  If the Response given by the Indemnifying Party as provided in Section 9.5(b) hereof disputes all or part of the claim or claims asserted in the Demand by the Indemnified Party or the amount of Losses thereof, within the Indemnity Notice Period (a “Disputed Claim”), then, to the extent of the disputed portion of the Demand, the Demand shall be treated as a Disputed Claim and, if Parent is the Indemnified Party and the Escrow Agreement has not terminated, the amount of such claim (or the full balance of the Indemnification Escrow Amount in the case of a Disputed Claim in excess thereof) shall be held by the Escrow Agent.  Prior to initiating any legal action with respect to a Disputed Claim, the parties hereto shall make reasonable good faith efforts to resolve the Disputed Claim for a period of thirty (30) days following the date of a Response asserting a Disputed Claim, provided the Response is given within the Indemnity Notice Period.

(d)          Third Party Claims.  Promptly after receipt of any assertion of Losses by any third party (“Third Party Claims”) that might give rise to any Losses for which indemnification may be sought pursuant to Section 9.2 or Section 9.3, the Indemnified Party shall promptly give written notice of such Third Party Claim (a “Notice of Third Party Claim”) to the Indemnifying Party, and, if any Indemnified Parent Party is the Indemnified Party and the Escrow Agreement has not terminated, copying the Escrow Agent, which notice shall state the (i) nature, basis and facts giving rise to such Third Party Claim, (ii) the amount of Losses or the estimated amount thereof to the extent feasible, and (iii) the amount of liability, or the estimated liability to the extent feasible, asserted against the Indemnifying Party by reason of the Third Party Claim.  Notwithstanding the foregoing, the failure to provide (or delay in providing) notice as aforesaid to the Indemnifying Party (and Escrow Agent, if applicable) will not relieve the Indemnifying Party from any liability which it may have to the Indemnified Party under this Agreement, except to the extent that an Indemnifying Party shall have been actually and materially prejudiced by such failure or delay.

(e)           Defense of Third Party Claims.

(i)           The Indemnifying Party may elect to defend any Third Party Claim at its sole cost and expense with counsel of its own choosing, reasonably acceptable to the Indemnified Party, within fifteen (15) days after receipt of the Notice of Third Party Claim by the Indemnifying Party (the “Election to Defend”), so long as (A) the Third Party Claim involves only money damages and does not seek an injunction, equitable or other non-monetary relief, (B) the Indemnifying Party has acknowledged in writing its indemnification obligations hereunder without qualification or reservation of rights and given notice of its election to conduct and control the defense of such Third Party Claim, (C) the Indemnifying Party conducts the defense in a commercially reasonable and diligent manner, (D) settlement or adverse judgment with respect to the Third Party Claim is not likely to establish a precedential custom or practice adverse to the continuing business interests (including supplier and customer relations) or reputation of the Indemnified Party, (E) if requested by the Indemnified Party, the Indemnifying Party has provided evidence reasonably satisfactory to the Indemnified Party of the Indemnifying Party’s financial ability to pay any Losses resulting from the Third Party Claim, (F) the Third Party Claim is not reasonably likely to result in Losses that, taken with Losses with respect to other existing claims of the Indemnified Party or Third Party Claims under this Agreement, in the aggregate, exceed the Cap and (G) the Third Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory proceeding; provided, however, that if the Third Party Claim is against, or if the defendants in any such Third Party Claim include, both the Indemnified Party and the Indemnifying Party and, counsel to the Indemnified Party determines in good faith that (1) the interests of the Indemnified Party may be reasonably deemed to conflict with those of the Indemnifying Party or (2) it would be inappropriate under the applicable rules of professional responsibility for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall have the right to select separate counsel that is reasonably satisfactory to the Indemnifying Party (which in the case of an Indemnified Parent Party shall include Ballard Spahr LLP) and to assume the defense of such Third Party Claim at the Indemnifying Party’s sole cost and expense.  If the Indemnifying Party has assumed the defense of a Third Party Claim in accordance with the terms and conditions of this Agreement, the Indemnified Party may participate in such defense (but not control or make decisions related thereto) with its own counsel and at its own expense.

(ii)          If the Indemnifying Party chooses not to defend any Third Party Claim by failure to deliver on a timely basis the Election to Defend or by failure to diligently defend such claim or the Indemnifying Party is not permitted to defend such claim as provided above, the Indemnified Party may defend against such Third Party Claim in any manner it may deem appropriate and obtain indemnification in accordance with the terms and conditions of this Article IX for Losses resulting from such Third Party Claim.

(f)           Cooperation.  Each party shall make available to each other and their counsel and accountants all books and records and information relating to any Third Party Claim, keep each other fully apprised as to the details and progress of all proceedings relating thereto and render to each other such assistance as may be reasonably required for the proper and adequate defense of any Third Party Claim.  In connection with any Third Party Claim, the Indemnifying Party and the Indemnified Party shall use commercially reasonable efforts to avoid production of confidential information to the extent permitted by applicable Law and to cause all communications among employees, counsel and other third parties representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.  The party controlling the defense of any Third Party Claim shall keep the non-controlling party advised of the status thereof and shall consider in good faith any recommendations made by the non-controlling party with respect thereto.

(g)          Settlement. Notwithstanding anything to the contrary herein, the Indemnifying Party shall not settle, pay or compromise any Third Party Claim without the prior written consent of the Indemnified Party unless (i) the compromise or settlement does not involve any statement, finding or admission of any fault of, breach of contract by, or violation of Law by, the Indemnified Party, (ii) the sole relief provided in the compromise or settlement is monetary damages that are paid in full by the Indemnifying Party and does not impose any obligations on the Indemnified Party, (iii) the compromise or settlement includes an unconditional and irrevocable release of the Indemnified Party and its Affiliates, (iv) the settlement agreement includes a reasonable confidentiality obligation by the third-party claimant of the terms of the settlement and (v) the Indemnified Party is an express third-party beneficiary of the settlement agreement, entitled to enforce such settlement agreement as fully as if it was a party thereto.  The Indemnified Party shall have the right to settle, pay or compromise any Third Party Claim, provided, that in such event the Indemnified Party shall waive all rights against the Indemnifying Party to indemnification under this Article IX with respect to such Third Party Claim unless the Indemnified Party shall have sought the consent of the Indemnifying Party to such settlement, payment or compromise and such consent shall have been unreasonably withheld, conditioned or delayed.

Section 9.6          Tax Treatment.  The parties agree to treat all payments made by or deemed to be made by a party under this Article IX as adjustments to the Merger Consideration unless otherwise required by applicable Law.

Section 9.7          Release of Indemnification Escrow Amount.

(a)          On the 18-month anniversary of the Closing Date, Parent and the Shareholder Representative shall deliver joint instructions to the Escrow Agent, instructing the Escrow Agent to release from the Indemnification Escrow Amount an amount equal to $400,000 less an aggregate amount equal to the sum of (i) all Losses previously disbursed from the Indemnification Escrow Amount to Parent in accordance with this Article IX plus (ii) all Losses attributable to any then-pending Demands (the “Pending Claims Amount”), and to deposit such amount, if any, with the Paying Agent for distribution to the Shareholders in accordance with their Pro Rata Percentages.  The Pending Claims Amount shall not be used to satisfy any other claims (e.g., other than those that are the subject of then-pending Demands referenced above in this Section 9.7(a)) and shall be either (A) released to Parent or (B) deposited with the Paying Agent for distribution to the Shareholders in accordance with their Pro Rata Percentages, as applicable, promptly following a final non-appealable resolution with respect to any such then-pending Demands.

(b)          During the period commencing on the 18-month anniversary of the Closing Date and ending on the 36-month anniversary of the Closing Date, the then-remaining portion of the Indemnification Escrow Amount, if any, shall be used solely to satisfy (i) for the avoidance of doubt, any then-pending Demands pursuant to Section 9.7(a) or (ii) claims arising out of, relating to or resulting from (A) a breach of or inaccuracy in any of the Company’s or any Shareholder’s Fundamental Representations, (B) a breach of or inaccuracy in any of the representations or warranties contained in or made pursuant to Section 3.10 (Intellectual Property) or (C) Losses pursuant to Section 9.2(b) or Section 9.2(c).  On the 36-month anniversary of the Closing Date, Parent and the Shareholder Representative shall deliver joint instructions to the Escrow Agent, instructing the Escrow Agent to release the then-remaining amount of the Indemnification Escrow Amount, if any, to the Paying Agent for distribution to the Shareholders in accordance with their Pro Rata Percentages; provided, however, all Losses attributable to any then-pending Demands shall continue to be held by the Escrow Agent until there is a final non-appealable resolution of the underlying Demands, at which time the undistributed amount shall be either (A) released to Parent or (B) deposited with the Paying Agent for distribution to the Shareholders in accordance with their Pro Rata Percentages, as applicable.

(c)          To the extent that there should be a dispute as to the amount, manner or determination of any indemnity claim by the Indemnified Parent Parties, the Shareholder Representative (on behalf of the Shareholders) shall nevertheless promptly execute and deliver to the Escrow Agent written instructions instructing the Escrow Agent to disburse to Parent from the Indemnification Escrow Amount with respect to claims for Losses to the extent of the amount, if any, that is not in dispute.

Section 9.8         Right to Indemnification Not Affected by Knowledge. The right to indemnification, payment of damages or other remedy based on the representations, warranties, covenants, and obligations in this Agreement and the other documents, agreements, and certificates delivered pursuant to or in connection with this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants and obligations.

Section 9.9         No Contribution.  None of the Shareholders shall be entitled to contribution from, subrogation to or recovery against Parent, the Company, the Surviving Corporation or any of their respective Affiliates with respect to any Losses imposed on or incurred by the Shareholders in connection with this Agreement or the transactions contemplated hereby arising out of the Closing, relating to or in respect of any period prior to the Closing or any breach by the Company or the Shareholders of any of the representations, warranties, covenants or agreements set forth in this Agreement or any other Transaction Document.

Section 9.10       Right of Set-Off. With respect to any Losses incurred or suffered by any Indemnified Parent Party hereunder arising out of any breach of any representation, warranty, covenant, indemnity or other agreement made or to be performed by any of the Shareholders under this Agreement, any Ancillary Agreement, any Required Merger Consideration Document or Required Instrument, all or any portion of such Losses may, at Parent’s option and discretion, be set-off against any amount otherwise due and payable by Parent to the Shareholders hereunder, including with respect to adjustment to the Preliminary Merger Consideration pursuant to Section 2.8; provided that (a) such set off right will not apply to the PPP Loan Escrow Amount, and (b) with respect to the True-Up Escrow Amount, such set off right is limited to any Adjustment Amount Excess otherwise payable by Parent pursuant to Section 2.8(e)(i). The right of set-off provided in this Section 9.10 is not intended to be the exclusive means of collecting Losses incurred or suffered by any Indemnified Parent Party in connection with this Agreement or the transactions contemplated hereby.

Section 9.11       Exclusive Remedies. Except for (a) the remedies of specific performance or injunctive or other equitable relief or (b) other remedies expressly provided in this Agreement (including Section 2.8 (Adjustment to Preliminary Merger Consideration)) or the other Transaction Documents, if the Closing occurs, the indemnification rights set forth in this Article IX shall be the sole and exclusive monetary remedy for any claim arising out of or in connection with a breach of this Agreement or in connection with the Merger and the other transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, however, no claim based on actual fraud shall be subject to the limitations of this Article IX.

Article X

MISCELLANEOUS

Section 10.1        Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the other Transaction Documents relating hereto and the Confidentiality Agreement constitute the entire agreement and understanding, and supersede any and all prior and/or contemporaneous agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. The only duties and obligations of the parties under this Agreement are as expressly set forth in this Agreement, and no other duties or obligations shall be implied at law or in equity or under any principle of fiduciary duty or obligation.

Section 10.2       Amendments and Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent, Merger Sub and the Company at any time prior to the Effective Time; provided, however, that after the Requisite Shareholder Vote has been obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Shareholders, without the receipt of such further approvals. No course of conduct or failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and are not, except as otherwise set forth herein, exclusive of any rights or remedies provided by Law.

Section 10.3    Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder may be assigned, delegated or otherwise transferred by such party, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of each other party hereto, and any attempted assignment, delegation or other transfer without such consent shall be null and void. Notwithstanding the foregoing, Parent and Merger Sub may assign any or all of their rights, interests and obligations under this Agreement and the other Transaction Documents relating hereto, without the consent of the other parties hereto, (a) to one or more of their wholly owned Affiliates, subject to the assumption in writing by any such Affiliate of Parent’s or Merger Sub’s obligations hereunder; (b) to any Person who acquires any of the assets or business of Parent or Merger Sub or as a matter of law to the surviving entity in any merger, consolidation or reorganization involving Parent; and (c) to any lender(s) (including any agent for any lender(s)) as collateral security for any Debt of Parent, Merger Sub and their Affiliates; provided, however, that in the case of the foregoing clauses (a) and (c), no such assignment shall relieve Parent or Merger Sub from any of their obligations hereunder. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 10.4    Counterparts. The Transaction Documents may be executed and delivered (including by facsimile, portable document format (“pdf”) or other electronic transmission) in any number of counterparts, each of which shall be deemed to be an original instrument, and all of which together shall constitute one and the same agreement.

Section 10.5    Headings. The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

Section 10.6    Expenses. Except as otherwise expressly set forth herein, each party shall be responsible for and shall pay all of its own costs and expenses (including the fees and expenses of its attorneys, accountants and other advisors) incurred in connection with this Agreement and the transactions contemplated hereby, whether or not the Closing shall occur.

Section 10.7    Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by electronic mail (followed by delivery of an original via overnight courier service) or facsimile transmission, sent by nationally recognized overnight courier services or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or upon confirmation of receipt when sent by electronic mail or facsimile transmission, received the next day if sent by an overnight courier service or, if mailed, three days after the date of deposit in the United States mail, as follows:

if to the Shareholder Representative, to:	Albert A. Woodward
701 Linden Street, Unit 106
Mendota Heights, MN 55118

with a copy to:	Fredrikson & Byron, P.A.
200 South 6th St
Suite 4000
Minneapolis, MN 55402
Attention: Ryan G. Miest

if to Parent to:	10900 Red Circle Drive
Minnetonka, MN 55343
Attention: Roger H. D. Lacey

with a copy to:	Ballard Spahr LLP
2000 IDS Center
80 South 8th Street
Minneapolis, MN 55402
Attention: Thomas G. Lovett, IV
Chad A. Stewart

or at such other address for a party as shall be specified by like notice given under this Section.

Section 10.8    Governing Law. This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of Minnesota, without giving effect to any choice or conflict of law provision or rule that would cause the application of the law of any jurisdiction other than the State of Minnesota.

Section 10.9    Consent to Jurisdiction and Service of Process. Subject to the dispute resolution procedures set forth in Section 2.8 and each party’s right to seek equitable relief as contemplated by Section 10.18, each of the parties hereto irrevocably and unconditionally (a) agrees that any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, whether based in contract, tort or any other legal theory, shall be brought exclusively in the United States District Court for the District of Minnesota or, if such court does not have subject matter jurisdiction, any state court located in Minneapolis, Minnesota (and in the appropriate appellate courts therefrom) (and in the appropriate appellate courts therefrom) (collectively, the “Chosen Courts” ); (b) consents and submits to the exclusive personal jurisdiction and venue of the Chosen Courts in any such action, suit or proceeding; (c) waives, to the fullest extent permitted by applicable Law, and agrees not to assert, any claim, defense or objection to the venue of the Chosen Courts (whether on the basis of forum non conveniens or otherwise); (d) agrees that it will not attempt the removal or transfer of any such action, suit or proceeding to any court other than the Chosen Courts; and (e) consents to service of process on such party in any such action, suit or proceeding in the manner provided in Section 10.7 (provided that nothing in this clause (e) shall affect the right of any party hereto to serve legal process in any other manner permitted by applicable Law).

Section 10.10  Interpretation.

(a)        The table of contents, table of defined terms and headings set forth in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)        In this Agreement, except to the extent otherwise provided herein or the context otherwise requires: (i) the definition of terms herein shall apply equally to the singular and the plural; (ii) any pronoun shall include the corresponding masculine, feminine and neuter forms; (iii) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (iv) whenever the words “herein,” “hereof,” “hereto,” “hereunder” and words of similar import are used in this Agreement, they shall be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement; (v) the word “or” shall not be exclusive; (vi) the words “will” and “shall” have equal force and effect; (vii) reference to any Article, Section, Exhibit or Schedule shall mean such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition; (viii) reference to any applicable Law shall mean such applicable Law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability; and (ix) reference to “$” or “dollars” shall mean United States Dollars.

(c)        The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

Section 10.11  Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY WAIVES AND COVENANTS NOT TO ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 10.12  No Third Party Beneficiaries. Except as provided in Article IX, which provisions are intended to benefit and to be enforceable by the parties specified therein, nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any third party other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement.

Section 10.13  Severability. If any term, provision, covenant or restriction of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction or other Governmental Authority, such term, provision, covenant or restriction shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.14  Attorneys’ Fees. In the event of any litigation or other action at law or suit in equity to enforce this Agreement or the rights of any party hereunder, the prevailing party (as determined in the sole discretion of the court or other authority with jurisdiction over such litigation, action or suit) in such litigation, action or suit shall be entitled to receive from the other party(ies) its reasonable attorneys’ fees and other reasonable costs and expenses incurred therein.

Section 10.15  No Tax or Legal Advice. The Company acknowledges and agrees that (a) none of Parent, its Affiliates or their representatives is providing any Tax or legal advice to the Company or any of its Shareholders and (b) it has been given the opportunity to consult with its own Tax and legal advisors regarding the matters contemplated by this Agreement. Each of Parent and Merger Sub acknowledges and agrees that (y) none of the Company, its Affiliates or its representatives is providing any Tax or legal advice to either Parent or the Merger Sub and (z) it has been given the opportunity to consult with its own Tax and legal advisors regarding the matters contemplated by this Agreement.

Section 10.16  Waiver of Conflicts; Non-Assertion of Attorney-Client Privilege.

(a)        Parent agrees, on its own behalf and on behalf of its Affiliates, that (i) one or more of the Company or the Shareholders have retained Fredrikson & Byron, P.A. to act as their counsel in connection with the transactions contemplated by this Agreement, (ii) Fredrikson & Byron, P.A. has not acted as counsel for any other Person in connection with the transactions contemplated by this Agreement and no Person other than the Company and Shareholders has the status of a Fredrikson & Byron, P.A. client for conflict of interest or any other purpose as a result thereof, and (iii) following the Closing, Fredrikson & Byron, P.A. may serve as counsel to the Shareholders and their Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding any representation by Fredrikson & Byron, P.A. prior to the Closing of the Company.

(b)        Parent and the Company (on behalf of themselves and their respective subsidiaries and Affiliates) hereby (i) waive any claim they have or may have that Fredrikson & Byron, P.A. has a conflict of interest or is otherwise prohibited from engaging in any such representation of the Shareholders and their Affiliates specified in Section 10.16(a) and (ii) agree that, in the event that a dispute arises after the Closing between Parent or the Company and the Shareholders or any of their Affiliates, Fredrikson & Byron, P.A. may represent the Shareholders or any of their Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Parent or the Company and even though Fredrikson & Byron, P.A. may have represented the Company or other Persons in a matter substantially related to such dispute. Parent and the Company (on behalf of itself and its Affiliates) also further agree that, as to all communications among Fredrikson & Byron, P.A., on the one hand, and the Company, and the Shareholders or Shareholders’ Affiliates and representatives, on the other hand, that relate in any way to the transactions contemplated by this Agreement, the attorney client privilege and the expectation of client confidence belongs to the Shareholders and may be controlled by the Shareholders and will not pass to or be claimed by Parent or the Company. In addition, if the Closing occurs all of the client files and records in the possession of Fredrikson & Byron, P.A. related to this Agreement and the transactions contemplated hereby will continue to be property of (and be controlled by) the Shareholders.

(c)        Notwithstanding anything contained in this Agreement to the contrary, in the event that a dispute arises following the Closing between Parent or the Company, on the one hand, and a third party (other than a Shareholder or an Affiliate of a Shareholder), on the other hand, Parent and the Company may assert the attorney client privilege to prevent disclosure of communications by Fredrikson & Byron, P.A. to such third party; provided, however, that neither Parent nor the Company may waive such privilege without the prior written consent of the Shareholder Representative if such waiver would reasonably be expected to result in liability of one or more of the Shareholders.

Section 10.17  Shareholder Representative; Power of Attorney.

(a)        Each Shareholder, by such Shareholder’s execution and delivery of a Letter of Transmittal and/or the Written Consent, shall appoint and constitute the Shareholder Representative as such Shareholder’s true and lawful representative, agent and attorney-in-fact, with full power of substitution and re-substitution, to act for and on behalf of such Shareholder for the purpose of taking any and all actions by such Shareholder specified in or contemplated by this Agreement, the Escrow Agreement, the Paying Agent Agreement or any Letter of Transmittal, including as representative, agent and attorney-in-fact for such Shareholder (i) to determine whether the conditions to Closing set forth in Section 6.1 and Section 6.2 have been satisfied; (ii) to grant any consent, approval or waiver under any of the Transaction Documents to which the Company is party; (iii) to receive all agreements, certificates and other documents to be delivered by Parent or Merger Sub at the Closing pursuant to Section 8.2; (iv) with respect to the matters set forth in Section 2.8 relating to the calculations of the Net Working Capital, Closing Cash, Closing Debt, Closing Transaction Expenses, Closing Income Tax Accrual and/or any adjustment to the Preliminary Merger Consideration, and with respect to the dispute resolution procedures set forth in Section 2.8; (v) to execute and deliver any amendment or waiver of any provision of this Agreement pursuant to Section 10.2; (vi) to give and receive notices or service of process on behalf of such Shareholder under any of the Transaction Documents; (vii) to control the defense, compromise or settlement of all indemnification claims pursuant to Article IX and to engage in discussions, negotiations and other dispute resolution with Parent regarding all such indemnification claims; (viii) to engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist the Shareholder Representative in complying with its duties and obligations; and (ix) to take all actions necessary or appropriate in the good faith judgment of the Shareholder Representative for the accomplishment of the foregoing.

(b)        The Shareholder Representative hereby accepts his appointment as the Shareholder Representative hereunder. The Shareholder Representative will be entitled to (i) a $10,000 payment as compensation for his services hereunder (the “Shareholder Representative Fee” ); and (ii) reimbursement from the Shareholder Representative Amount, or, to the extent the Shareholder Representative Amount has been exhausted, then by deducting from any portion of the True-Up Escrow Amount or PPP Loan Escrow Amount otherwise payable to the Shareholders, of all third party costs and expenses incurred in connection with the performance of the Shareholder Representative’s duties hereunder.

(c)        Any decision, act, consent or instruction of the Shareholder Representative under this Agreement shall constitute a decision of each Shareholder and shall be final, binding and conclusive upon each Shareholder, and Parent shall be entitled to rely conclusively without inquiry upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of each Shareholder.

(d)        The power of attorney granted hereby (i) is coupled with an interest, (ii) shall survive and not be affected by the subsequent death, incapacity, disability, dissolution, termination or bankruptcy, as applicable, of any Shareholder, and (iii) shall be binding upon the successors, assigns, heirs, executors, administrators, legal representatives and beneficiaries, as applicable, of each of the Shareholders.

(e)        Each Shareholder hereby agrees to indemnify, defend and hold harmless the Shareholder Representative from and against any and all loss, liability or expense (including the reasonable fees and expenses of the Shareholder Representative’s attorneys) arising out of or in connection with any act or failure to act of the Shareholder Representative hereunder, except to the extent that such loss, liability or expense is finally adjudicated to have been primarily caused by the gross negligence or willful misconduct of the Shareholder Representative.

(f)         The Shareholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of at least a majority in interest of the Shareholders according to each Shareholder’s Pro Rata Percentage (the “Majority Holders” ); provided, however, in no event shall Shareholder Representative resign or be removed without the Majority Holders having first appointed a new Shareholder Representative who shall assume such duties immediately upon the resignation or removal of Shareholder Representative. In the event of the death, incapacity, resignation or removal of Shareholder Representative, a new Shareholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Shareholder Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided, that until such notice is received, Parent, Merger Sub and the Surviving Corporation shall be entitled to rely on the decisions and actions of the prior Shareholder Representative.

Section 10.18  Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specified terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.19  Schedules. Notwithstanding anything in this Agreement to the contrary, the parties hereto agree that any disclosure set forth in any one section or subsection of any Schedule shall apply only with respect to the indicated section or subsection of such Schedule, except to the extent that it is readily apparent based on the content and context of such disclosure that such disclosure also is responsive to another section or subsection of any other Schedule. A Schedule relating to a certain section of this Agreement may incorporate by reference disclosures made in other Schedules. The mere inclusion of information in any Schedule shall not be deemed to be an admission or an acknowledgement by the Company, in and of itself, that such information is material or creates a measure for materiality for purposes of this Agreement or of any obligation or liability to any third party.

Article XI

DEFINITIONS

The following capitalized terms, when used in this Agreement, shall have the following definitions:

“401(k) Plan” means the Ecessa Corporation 401(k) Plan & Trust.

“ACA” has the meaning specified in Section 3.14(i).

“Accounting Firm” has the meaning specified in Section 5.20.

“Actions” has the meaning specified in Section 3.12.

“Additional Merger Consideration” means, without duplication, the sum of (1) the amount of any upward adjustment to the Preliminary Merger Consideration payable to or on behalf of the Shareholders pursuant to and in accordance with Section 2.8(e)(i), if any, plus (2) the portions of the Escrow Amount and the Shareholder Representative Amount, in each case if any, that become owing to the Shareholders as determined in accordance with this Agreement and the Escrow Agreement.

“Adjustment Amount” means an amount (which may be positive or negative) equal to the balance of (1) the Net Working Capital, minus (2) the Target Net Working Capital, plus (3) the Closing Cash, minus (4) the Closing Debt, minus (5) the Closing Transaction Expenses, minus (6) the Closing Income Tax Accrual.

“Adjustment Amount Excess” has the meaning specified in Section 2.8(e)(i).

“Adjustment Amount Shortfall” has the meaning specified in Section 2.8(e)(ii).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Agreement” has the meaning specified in the Preamble.

“Alternative Transaction” has the meaning specified in Section 5.7.

“Ancillary Agreements” means the Escrow Agreement, the Paying Agent Agreement, the Funds Flow Agreement and the Consideration Spreadsheet.

“Articles of Merger” has the meaning specified in Section 1.3.

“Audit” has the meaning specified in Section 5.11(d).

“Audit Firm” has the meaning specified in Section 2.8(d).

“Business” has the meaning specified in the recitals.

“Business Changes” has the meaning specified in Section 5.1(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Cap” has the meaning specified in Section 9.4(b).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, Pub. L. 116-136.

“Certificate” has the meaning specified in Section 2.3(b).

“Chosen Courts” has the meaning specified in Section 10.9.

“Closing” has the meaning specified in Section 1.2.

“Closing Cash” means the amount of the Company’s cash, bank deposits and certificates of deposit less the amounts of any unpaid checks, drafts and wire transfers issued on or prior to the date of determination but not yet cleared or deducted from such account, all calculated in accordance with GAAP as of the Effective Time.

“Closing Date” has the meaning specified in Section 1.2.

“Closing Debt” means the aggregate amount of Debt of the Company outstanding immediately prior to the Closing, (1) excluding the portion of the PPP Loan corresponding to the PPP Loan Escrow Amount and (2) including, for the avoidance of doubt, the balance of the PPP Loan.

“Closing Income Tax Accrual” means the actual amount of the state and federal income Tax liabilities of the Company existing as of the Effective Time, which, subject to the following sentence, will take into account all available deferred Tax assets. For the avoidance of doubt, Closing Income Tax Accrual excludes deferred Tax assets and liabilities that have been established to reflect timing differences between accounting and taxable income.

“Closing Merger Consideration” means an amount in cash, without interest, equal to (1) the Preliminary Merger Consideration, plus (2) the Estimated Adjustment Amount (if a positive number) minus (3) the absolute value of the Estimated Adjustment Amount (if a negative number), minus (4) the Escrow Amount, minus (5) the Shareholder Representative Amount.

“Closing Statement” has the meaning specified in Section 2.8(c).

“Closing Transaction Expenses” means the aggregate amount of Transaction Expenses.

“Code” has the meaning specified in Section 2.6.

“Company” has the meaning specified in the Preamble.

“Company Board” has the meaning specified in the Recitals.

“Company Charter Documents” has the meaning specified in Section 3.1(b).

“Company Common Stock” has the meaning specified in the Recitals.

“Company Further Required Shareholder Vote” has the meaning specified in Section 6.3(d).

“Company Initial Required Shareholder Vote” has the meaning specified in the Recitals.

“Company Material Adverse Effect” means any effect, change, event, fact, development or occurrence that, individually or in the aggregate, (1) has had or would reasonably be expected to have a material adverse effect on the assets, business, condition (financial or otherwise), liabilities or results of operations of the Company or (2) is reasonably likely to prevent or materially impair or delay the ability of the Company to timely perform its obligations hereunder or to timely consummate the transactions contemplated hereby; provided, however, that for purposes of clause (1) above, none of the following shall be deemed to constitute or be taken into account in determining whether there has been a Company Material Adverse Effect: (a) any acts of war, terrorism or armed hostilities, (b) any changes in applicable Law or GAAP after the date hereof, (c) the announcement of the execution of this Agreement or the pendency of the consummation of the Merger or (d) any changes affecting the United States or global economy generally, except, in the case of the foregoing clauses (a), (b) and (d), (A) to the extent any of the matters referred to therein has had or would reasonably be expected to have a disproportionate adverse effect on the assets, business, condition (financial or otherwise), liabilities or results of operations of the Company relative to others in the industry in which the Company operates, or (B) to the extent resulting from the outbreak of the COVID-19 virus.

“Company Sites” has the meaning specified in Section 3.32.

“Confidential Information” means all of the Company’s trade secrets, know-how and other confidential or proprietary information and data relating to the assets or properties of the Company or the Business (whether or not expressly identified as confidential or proprietary).

“Confidentiality Agreement” means the Mutual Nondisclosure Agreement, dated as of January 17, 2018, between Parent and the Company.

“Consideration Spreadsheet” has the meaning specified in Section 2.10.

“Contract” means any contract, agreement, lease, license, commitment, understanding or arrangement, whether written or oral.

“Copyrights” means all copyrights (registered or otherwise) and registrations and applications for registration and renewals thereof, and all rights therein provided by multinational treaties or conventions.

“Current Assets” has the meaning specified in Section 2.8(a).

“Current Liabilities” has the meaning specified in Section 2.8(a).

“D&O Tail Policy” has the meaning specified in Section 5.8(b).

“Debt” means, with respect to any Person, without duplication, (1) all indebtedness for borrowed money, including all accrued but unpaid interest, penalties, fees and prepayment premiums, (2) all indebtedness owed under any credit agreement or facility or evidenced by any note, debenture, bond or similar instrument, (3) all obligations (whether fixed or contingent) to reimburse any bank or other Person in respect of amounts paid or payable under a letter of credit or a line of credit, (4) all obligations issued or assumed as the deferred purchase price of assets, property or services (including all obligations under any acquisition agreements for any earn-out, note payable or other contingent payment), (5) all lease obligations required to be capitalized in accordance with GAAP, (6) all obligations under any currency or interest rate swap, hedge or similar agreement or arrangement, or mortgages and (7) all security agreements or guarantees of obligations of another Person of the type described in clauses (1) through (6) of this definition.

“Debt Documents” has the meaning specified in Section 3.11.

“Deductible” has the meaning specified in Section 9.4(a).

“Delay Notice” has the meaning specified in Section 5.1(a).

“Delay Period” has the meaning specified in Section 5.1(a).

“Demand” has the meaning specified in Section 9.5(a).

“Disputed Claim” has the meaning specified in Section 9.5(c).

“Dissenters’ Rights” has the meaning specified in Section 2.1(e).

“Dissenting Shares” has the meaning specified in Section 2.1(e).

“Effective Time” has the meaning specified in Section 1.3.

“EIDL Grant” means that certain grant the Company received on April 21, 2020 pursuant to the Economic Injury Disaster Loan Program under the CARES Act in the original principal amount of $10,000.

“Election to Defend” has the meaning specified in Section 9.5(e)(i).

“Employee Benefit Plans” has the meaning specified in Section 3.14(a).

“Employment Agreement” means the Employment Agreement to be entered into at the Closing by and between Parent and Michael Siegler, substantially in the form attached to this Agreement as Exhibit B.

“Employment and Labor Agreements” has the meaning specified in Section 3.15.

“Enforceability Limitations” has the meaning specified in Section 3.1(c).

“Environmental Claims” means any and all administrative, regulatory or judicial actions, causes of action, suits, investigations, obligations, liabilities, losses, proceedings, decrees, judgments, penalties, fines, fees, demands, demand letters, orders, directives, claims (including any claims involving liability in tort, strict, absolute or otherwise), liens, notices of noncompliance or violation, and legal and consultant fees and costs of investigations or proceedings, relating in any way to any Environmental Law or the presence or Release (or alleged presence or Release or threatened Release) into the environment of any Hazardous Material on, at or from the Leased Real Property or any other real property now or previously used by the Company (hereinafter “Claims” ) including, and regardless of the merit of such Claim, any and all Claims by any Governmental Authority or regulatory authority or by any third party or other Person for enforcement, mitigation, cleanup, removal, response, remediation or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive or declaratory relief pursuant to any Environmental Law or any alleged injury or threat of injury to human health, safety, natural resources or the environment.

“Environmental Laws” means all present and future federal, state and local laws, statutes, ordinances, regulations, codes, policies, rules, directives, orders, decrees, permits, licenses, approvals, authorizations, criteria, guidelines, covenants, deed restrictions, treaties, conventions, and rules of common law now or hereafter in effect, and in each case as amended, and any judicial or administrative judgment, opinion or interpretation thereof, relating to the regulation or protection of wetlands, stormwater, human health, safety, natural resources or the environment, including, laws and regulations (and all other items recited above) relating to the use, treatment, storage, management, handling, manufacture, generation, processing, recycling, distribution, transport, Release or threatened Release of or exposure to any Hazardous Material.

“ERISA” has the meaning specified in Section 3.14(a).

“ERISA Affiliate” means each entity that is treated as a single employer with the Company for purposes of Section 414 of the Code or Sections 4001(a)(14) or 4001(b) of ERISA.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” means the Escrow Agreement to be entered into at the Closing by and among Parent, the Shareholder Representative and the Escrow Agent, substantially in the form attached to this Agreement as Exhibit C.

“Escrow Amount” means an amount equal to the sum of (1) the Indemnification Escrow Amount, plus (2) the True-Up Escrow Amount, plus (3) the PPP Loan Escrow Amount.

“Estimated Adjustment Amount” means an amount (which may be positive or negative) equal to the balance of (1) the Estimated Net Working Capital, minus (2) the Target Net Working Capital, plus (3) the Estimated Cash, minus (4) the Estimated Debt, minus (5) the Estimated Transaction Expenses, minus (6) the Estimated Closing Income Tax Accrual.

“Estimated Cash” has the meaning specified in Section 2.8(b).

“Estimated Closing Income Tax Accrual” has the meaning specified in Section 2.8(b).

“Estimated Closing Statement” has the meaning specified in Section 2.8(b).

“Estimated Net Working Capital” has the meaning specified in Section 2.8(b).

“Estimated Transaction Expenses” has the meaning specified in Section 2.8(b).

“Excess Deficiency Amount” has the meaning specified in Section 2.8(e)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” has the meaning specified in Section 2.1(b).

“Final Adjustment Amount” has the meaning specified in Section 2.8(d).

“Final Closing Statement” has the meaning specified in Section 2.8(d).

“Final Information Statement” has the meaning specified in Section 5.6(b)(i).

“Financial Statements” has the meaning specified in Section 3.6.

“Flow-Thru Entity” means (a) any entity, plan or arrangement that is treated for income Tax purposes as a partnership, (b) a “controlled foreign corporation” within the meaning of Section 957 of the Code, or (c) a “passive foreign investment company” within the meaning of Section 1297 of the Code.

“Foreign National” has the meaning specified in Section 3.13(d).

“Fully Diluted Share Number” means the aggregate number of Shares outstanding immediately prior to the Effective Time (specifically (1) including Shares then held by Warrantholders who exercise their Warrants prior to the Effective Time in accordance with Section 2.4 and (2) excluding the Excluded Shares).

“Fundamental Representations” means (1) with respect to the Company, the representations and warranties of the Company contained in Sections 3.1 (Organization; Authorization; Ownership; Other Claims), 3.2 (Capitalization), 3.4(a) (Title to Assets), 3.25(d) (Standard Customer Agreements), 3.29 (Tax Matters) and 3.33 (Brokers, Finders and Investment Bankers); (2) with respect to Parent and Merger Sub, the representations and warranties of Parent and Merger Sub contained in Sections 4.1 (Organization), 4.2 (Authorization) and 4.6 (Brokers, Finders and Investment Bankers) and (3) with respect to the Shareholders, the representations and warranties of a Shareholder contained in any Required Merger Consideration Documents or Required Instrument.

“Funds Flow Agreement” means the Funds Flow Agreement to be entered into at the Closing by and between Parent and the Company, substantially in the form attached to this Agreement as Exhibit E.

“GAAP” means generally accepted accounting principles in the United States, consistently applied throughout the periods involved.

“Governmental Authority” means any agency or other instrumentality of the United States, or any domestic or foreign state, county, city, municipality or other political or governmental subdivision.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means, collectively, any substance, material, product, derivative, compound, mixture, mineral, chemical, waste, medical waste or gas, in each case whether naturally occurring, human-made or the by-product of any process, including but not limited to petroleum or petroleum products (A) that is now or hereafter becomes defined or included within the definition of a “hazardous substance,” “hazardous waste,” “hazardous material,” “toxic chemical,” “toxic substance,” “hazardous chemical,” “extremely hazardous substance,” “pollutant,” “contaminant,” or any other words of similar meaning under any Environmental Law, (B) exposure to which or the presence, use, generation, treatment, Release, transport or storage of which is now or hereafter prohibited, limited, restricted or regulated under any Environmental Law or by any governmental or regulatory authority, or (C) that could require investigation, response or remediation, or could support the assertion of any Environmental Claim.

“Indemnification Escrow Amount” means $760,000.

“Indemnified Liabilities” means (1) all Debt of the Company; (2) all Pre-Closing Taxes; (3) all Liabilities arising out of or relating to any Dissenting Shares; (4) all Liabilities to indemnify, reimburse or advance amounts to any current or former director, officer, shareholder, employee, independent contractor or other agent of the Company to the extent relating to any action, inaction, error, omission, event or condition that existed or occurred or is alleged to have existed or occurred prior to or as of the Closing; (5) all Transaction Expenses; (6) all Liabilities arising out of or relating to any inaccuracy in the Consideration Spreadsheet; (7) all Liabilities arising out of or relating to any employee benefit or compensation plan, program, policy, agreement or arrangement (whether or not subject to ERISA) sponsored, maintained or contributed to by the Company or any of its current or former ERISA Affiliates, including all Liabilities arising under or with respect to the Employee Benefit Plans, Title IV of ERISA or Section 302 of the Code; (8) all Liabilities arising out of or relating to the Outstanding Warrants, including in connection with the exercise or termination of such Warrants pursuant to Section 2.4 hereof; and (9) all Liabilities arising out of or relating to any of the matters disclosed in Schedule 3.10(g).

“Indemnified Parent Parties” has the meaning specified in Section 9.2.

“Indemnified Party” has the meaning specified in Section 9.5(a).

“Indemnifying Party” has the meaning specified in Section 9.4(a).

“Indemnity Notice Period” has the meaning specified in Section 9.5(b)(i).

“Individual Excess Cap” has the meaning specified in Section 9.4(c)(i).

“Intellectual Property” means all intellectual and industrial property rights and interests of the Company, including: (i) rights and interests in inventions and improvements, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending Patent application or applications; (ii) rights and interests in ideas and conceptions of potentially patentable subject matter, including any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending Patent application or applications; (iii) Patents; (iv) Marks; (v) Copyrights; (vi) trade secrets; (vii) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, methodologies, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; (viii) Software, (ix) copies and tangible embodiments of all the foregoing, in whatever form or medium; (x) all rights to obtain and rights to apply for Patents, and to register Marks and Copyrights; (xi) all rights under any IP Licenses; and (xii) all rights to sue and recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the Intellectual Property rights hereinabove set out.

“Interim Balance Sheet” has the meaning specified in Section 3.6.

“Interim Financial Statements” has the meaning specified in Section 3.6.

“Interim Income Statement” has the meaning specified in Section 3.6.

“Interim Period” means the period from the date of this Agreement until the earlier of (1) the Closing Date and (2) the date of termination of this Agreement in accordance with Section 7.1.

“IP Licenses” means license agreements, registered user agreements, technology or materials transfer agreements, and other agreements or instruments with respect to Intellectual Property, excluding agreements for off-the-shelf software.

“IRS” means the Internal Revenue Service.

“IT Systems” means the computer systems (including computers, servers, workstations, routers, hubs, switches, circuits, networks and data communication lines), information technology systems, telecommunication systems, and data processing systems that are owned by or leased or licensed to the Company.

“Knowledge of Parent” means the knowledge that any of Roger Lacey or Mark Fandrich has, together with the knowledge a reasonable business person would have obtained after making reasonable inquiry and investigation with respect to the particular matter in question.

“Knowledge of the Company” means the knowledge that any of Donald Hall, Ronald Thomas or Michael Siegler has, together with the knowledge a reasonable business person would have obtained after making reasonable inquiry and investigation with respect to the particular matter in question.

“Law” or “Laws” means any law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, judgment, order, decree, treaty, injunction, rule, regulation, ruling, determination, charge, direction or other restriction of an arbitrator, judicial body or Governmental Authority.

“Leased Real Property” has the meaning specified in Section 3.8(b).

“Letter of Transmittal” has the meaning specified in Section 2.3(b).

“Liability” means any liability, debt, obligation or commitment of any nature whatsoever (whether direct or indirect, known or unknown, accrued or unaccrued, absolute or contingent, or matured or unmatured), including any arising under any applicable Law, Contract and including any and all liabilities for Taxes.

“Licensed Software IP” has the meaning specified in Section 3.10(b)(ii).

“Lien” means any title defect or objection, mortgage, chattel mortgage, lien, pledge, charge, claim, security interest, restriction, or encumbrance of any kind or nature.

“Losses” has the meaning specified in Section 9.2.

“Majority Holders” has the meaning specified in Section 10.17(f).

“Malicious Code” has the meaning specified in Section 3.10(b)(v).

“Marks” means all trademarks, service marks, certification marks, trade dress, logos, trade names, corporate names, business names, brands, domain names, together with the goodwill connected with the use of and symbolized by, whether or not registered, including all common law rights, and registrations, applications for registration and renewals thereof, including all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the states and territories of the United States of America, and the trademark offices of other nations and jurisdictions throughout the world, and all rights therein provided by multinational treaties or conventions.

“Material Contracts” has the meaning specified in Section 3.25(a).

“Materiality Scrape Exceptions” has the meaning specified in Section 9.4(e).

“MBCA” has the meaning specified in the Recitals.

“Merger” has the meaning specified in Section 1.1.

“Merger Consideration” means (1) the Closing Merger Consideration and (2) the Additional Merger Consideration, if any.

“Merger Sub” has the meaning specified in the Preamble.

“Merger Sub Board” has the meaning specified in the Recitals.

“Minnesota Emergency Executive Order” means Emergency Executive Order 20-20 of the State of Minnesota, signed on March 25, 2020, as amended, including by Emergency Executive Orders 20-33 and 20-48, signed on April 8, 2020 and April 30, 2020, respectively.

“Mold” has the meaning specified in Section 3.19(f).

“Net Working Capital” has the meaning specified in Section 2.8(a).

“Net Working Capital Principles” means the document attached hereto as Exhibit F, setting forth certain accounting-related principles, policies, procedures and methodologies to be used in connection with the calculation of the Net Working Capital in the Estimated Closing Statement and the Closing Statement.

“New Legal Requirement” has the meaning specified in Section 5.1(a).

“Newly Hired Employee” has the meaning specified in Section 5.12(a).

“Notice of Disagreement” has the meaning specified in Section 2.8(d).

“Notice of Third Party Claim” has the meaning specified in Section 9.5(d).

“Notification Date” has the meaning specified in Section 5.1(a).

“Open Source Software” means any Software that is distributed as “free software,” “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (http://opensource.org/osd) or the Free Software Foundation Definition (https://www.gnu.org/philosophy/free-sw.html), including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Apache License, Artistic License and BSD Licenses.

“Ordinary Course of Business” means, with respect to actions and operations conducted by an entity, actions and operations that are (a) substantially consistent with the past practices of such entity, and (b) taken in the ordinary course of the normal operations of such entity.

“Other On-Boarding Documentation” has the meaning specified in Section 8.1(j).

“Outside Date” has the meaning specified in Section 7.1(c).

“Outstanding Claim” has the meaning specified in Section 9.1.

“Outstanding Shares” has the meaning specified in Section 3.2(a).

“Outstanding Warrants” has the meaning specified in Section 3.2(c).

“Owned Software” has the meaning specified in Section 3.10(b)(i).

“Parent” has the meaning specified in the Preamble.

“Parent Board” has the meaning specified in the Recitals.

“Patents” means all national (including the United States), regional, and multinational (a) statutory invention registrations, issued patents, including utility patents and design patents, patent registrations, industrial designs, and industrial models; (b) pending patent applications (whether provisional or non-provisional); (c) all reissues, divisionals, continuations, continuations-in-part, extensions, restorations, substitutions, and reexaminations of any of the foregoing, and patents resulting from any opposition, inter partes review, post-grant review, covered business method patent review, derivation, or similar proceeding; (d) all rights therein provided by multinational treaties or conventions; and (e) any other forms of Governmental Authority-issued rights substantially similar to the foregoing.

“Paying Agent” means Equiniti Trust Company.

“Paying Agent Agreement” means the Paying Agent Agreement to be entered into at the Closing by and among Parent, the Shareholder Representative and the Paying Agent, substantially in the form attached to this Agreement as Exhibit D.

“Payoff Amount” means the aggregate amount (including the outstanding principal, accrued and unpaid interest, any prepayment penalties or premiums and costs and expenses) of Debt of the Company outstanding as of immediately prior to the Closing as set forth in the Funds Flow Agreement.

“Payoff Letters” has the meaning specified in Section 8.1(m).

“Pending Claims Amount” has the meaning specified in Section 9.7(a).

“Per Share Additional Merger Consideration” means, with respect to each Share, an amount in cash (rounded down to the nearest whole cent) equal to the quotient of (1) the Additional Merger Consideration, if any, divided by (2) the Fully Diluted Share Number.

“Per Share Closing Merger Consideration” means, with respect to each Share, an amount in cash (rounded down to the nearest whole cent) equal to the quotient of (1) the Closing Merger Consideration divided by (2) the Fully Diluted Share Number.

“Per Share Merger Consideration” means, with respect to each Share, an amount (rounded down to the nearest whole cent) equal to (1) the Per Share Closing Merger Consideration plus (2) the Per Share Additional Merger Consideration, if any.

“Permit” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Liens” means: (1) statutory Liens for current Taxes that are not yet due and payable as of the Closing Date; (2) Liens imposed by applicable Law (such as materialmen’s, mechanic’s, workmen’s, carrier’s and repairmen’s Liens) that (i) arise or are incurred in the Ordinary Course of Business to secure amounts that are not yet due and payable as of the Closing Date or are being contested in good faith by appropriate proceedings and (ii) do not exceed $5,000 in the aggregate; (3) zoning, entitlement, building and other similar restrictions which are not violated by the current conduct of business; and (4) other non-monetary Liens that arise or are incurred in the Ordinary Course of Business (other than in connection with any Debt), are not material in amount and do not adversely affect the title of, materially detract from the value of or materially interfere with any present use of, the assets or properties affected by such Lien.

“Person” means any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization or other entity.

“Personally Identifiable Information” means any information or data that, alone or in combination with other information held by the Company, can be used to specifically identify an individual or that is otherwise considered personally identifiable information or personal data under applicable Law, including an individual’s name, street address, telephone number, e-mail address, photograph, social security or tax identification number, driver’s license number, passport number, credit card number, bank information or customer or account number.

“PPP Loan” means the Company Debt evidenced by that certain Paycheck Protection Program Promissory Note, dated April 12, 2020, issued by the Company to Associated Bank, National Association, in the original principal amount of $307,300.

“PPP Loan Amount Shortfall” has the meaning specified in Section 5.19(b)(i).

“PPP Loan Escrow Amount” means the Specified Amount, as certified in the Specified Amount Certificate.

“PPP Loan Forgiveness Amount” has the meaning specified in Section 5.19(b).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on the Closing Date.

“Pre-Closing Taxes” means (a) all Taxes imposed on, or payable by, the Company for any Pre-Closing Tax Period and the pre-Closing portion of any Straddle Period, (b) all Taxes imposed on or payable by the Company, or for which the Company otherwise may be liable: (i) by reason of having been a member of (or leaving) any affiliated group on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), (ii) by reason of a tax sharing, indemnity or similar Contract entered into by the Company on or prior to the Closing Date or (iii) by reason of transferee or successor liability arising in respect of a transaction undertaken by the Company, or any its past or present Affiliates, on or prior to the Closing Date, and (c) any Transfer Taxes.

“Preliminary Information Statement” has the meaning specified in Section 5.6(a)(i).

“Preliminary Merger Consideration” means $4,000,000.

“Privacy Policy” has the meaning specified in Section 3.32.

“Pro Rata Percentage” means, with respect to any Shareholder (including, for the avoidance of doubt, Warrantholders who exercise their Warrants prior to the Effective Time in accordance with Section 2.4), such Shareholder’s ownership interest in the Company as of immediately prior to the Effective Time, determined by dividing (a) the number of Shares owned of record by such Shareholder as of immediately prior to the Effective Time by (b) the Fully Diluted Share Number. For each Shareholder, such Pro Rata Percentage shall be equal to the percentage set forth opposite such Shareholder’s name on the Consideration Spreadsheet.

“Real Property Lease” has the meaning specified in Section 3.8(b).

“Recovery Costs” has the meaning specified in Section 9.4(f)(i).

“Recovery Sources” has the meaning specified in Section 9.4(f)(i).

“Release” means the release, deposit, disposal or leakage of any Hazardous Material at, into, upon or under any land, water or air, or otherwise into the environment, including by means of abandonment, burial, discarding, disposal, discharge, emission, injection, spillage, leakage, seepage, leaching, dumping, pumping, pouring, escaping, emptying, placement and the like.

“Reporting Requirements” means Parent’s reporting requirements under the Securities Act, the Exchange Act and the rules of the SEC promulgated thereunder.

“Required Instrument” means, with respect to any of the Shares, (1) the Certificate representing such Shares or (2) the documents or other information relating to such Shares required of a Shareholder pursuant to Section 2.5 hereof.

“Required Merger Consideration Documents” has the meaning specified in Section 2.3(b).

“Requisite Shareholder Vote” has the meaning specified in Section 3.1(c).

“Response” has the meaning specified in Section 9.5(b)(i).

“Restrictive Covenant Agreement” means the Restrictive Covenant Agreement to be entered into at the Closing by and between Parent and each of the Restrictive Covenant Parties, substantially in the form attached to this Agreement as Exhibit G.

“Restrictive Covenant Parties” means (1) Ronald Thomas, (2) Donald Hall, and (3) Marius Poliac.

“Review Period” has the meaning specified in Section 2.8(d).

“Reviewed Financial Statements” has the meaning specified in Section 3.6.

“Schedules” means the Schedules to this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Service Provider Payoff Letters” has the meaning specified in Section 8.1(n).

“Shareholder” means a holder of the Company Common Stock.

“Shareholder Representative” has the meaning specified in the Preamble.

“Shareholder Representative Amount” means $25,000, which amount will be held by the Shareholder Representative pursuant to the terms of this Agreement.

“Shareholder Representative Fee” has the meaning specified in Section 10.17(b).

“Shares” means shares of the Company Common Stock.

“Siegler Bonus” means the change in control bonus the Company Board awarded to Michael Siegler, as set forth in Schedule 3.14(a).

“SLA” has the meaning specified in Section 3.25(d).

“Software” means any and all computer programs, applications and code, including all new versions, updates, revisions, improvements and modifications thereof, whether in source code, object code, or executable code format, including systems software, application software (including mobile apps), firmware, middleware, programming tools, scripts, routines, interfaces, libraries, and databases, and all related specifications and documentation, including developer notes, comments and annotations, user manuals and training materials relating to any of the foregoing.

“Specified Amount” has the meaning specified in Section 5.19(a).

“Specified Amount Certificate” has the meaning specified in Section 8.1(u).

“Standard Customer Agreements” has the meaning specified in Section 3.25(d).

“Straddle Period” means any taxable year or period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Surviving Corporation” has the meaning specified in Section 1.1.

“Target Net Working Capital” means negative $1,364,610.

“Tax” (including, with correlative meaning, the terms “Taxes,” “Taxable” and “Taxation” ) means (1) all foreign, federal, commonwealth, state, provincial, local and other taxes, charges, fees, duties or assessments of any nature whatsoever, including all income, profits, franchise, gross receipts, net receipts, unclaimed property, escheat, capital stock, recording, stamp, document, transfer, severance, payroll, employment, unemployment, social security, disability, sales, use, real property, personal property, withholding, excise, value-added, ad valorem, occupancy, insurance premium, surplus lines insurance and other taxes, in each case imposed by any Governmental Authority; (2) all interest, penalties, fines and additional amounts imposed by any Governmental Authority with respect to such amounts, including, without limitation, any penalties resulting from the failure to file or timely file a Tax Return; and (3) any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person arising outside the Ordinary Course of Business.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company.

“Termination Date” has the meaning specified in Section 5.1(a).

“Terms and Conditions” has the meaning specified in Section 3.25(d).

“Third Party Claims” has the meaning specified in Section 9.5(d).

“Top Customers” has the meaning specified in Section 3.21.

“Top Suppliers” has the meaning specified in Section 3.21.

“Transaction Documents” means this Agreement, the Ancillary Agreements, the Employment Agreement, the Required Merger Consideration Documents, the Required Instruments, and any other agreements, documents or certificates executed and delivered by the parties hereto in connection with the consummation of the transactions contemplated hereby.

“Transaction Expenses” means the aggregate amount of all fees, costs, expenses and other amounts incurred or payable by or on behalf of the Company in connection with its negotiation, preparation, execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby (whether accrued for or not), including (1) the fees, costs and expenses of counsel, accountants or other service providers engaged by or on behalf of any of the Company, including Fredrikson & Byron, P.A., Stonehammer Capital, and the Shareholder Representative Fee; (2) all transaction bonuses, change of control payments (including the Siegler Bonus), retention payments, severance payments or other bonuses or payments payable to current or former directors, managers, officers, employees or independent contractors of the Company as a result of or in connection with the consummation of the transactions contemplated hereby; (3) the employer-paid portion of all employment, payroll or other similar Taxes payable with respect to the payments described in clause (2) above; (4) all fees, costs and expenses associated with the Company obtaining the release and termination of any Liens; (5) all fees, costs and expenses associated with the Company obtaining any consents, approvals or waivers from any third party required to consummate the transactions contemplated hereby; (6) any unpaid costs of the D&O Tail Policy and any other Tail Policy referenced in Section 5.8(b); (7) fifty percent (50%) of the fees and expenses of the Paying Agent under the Paying Agent Agreement; and (8) fifty percent (50%) of the fees and expenses of the Escrow Agent under the Escrow Agreement.

“Transfer Taxes” means all transfer, sales, use, goods and services, value added, documentary, stamp duty, conveyance, and other similar Taxes, duties, fees or charges.

“True-Up Escrow Amount” means $100,000.

“Unpaid Transaction Expenses Amount” means the aggregate amount of Transaction Expenses that are unpaid as of immediately prior to the Closing, including the amounts set forth in the Service Provider Payoff Letters.

“WARN Act” has the meaning specified in Section 3.13(i).

“Warrant” means any warrant to purchase the Company Common Stock.

“Warrant Exercise and Termination Agreement” means a Warrant Exercise and Termination Agreement, by and between the Company and each Warrantholder, each substantially in the form attached to this Agreement as Exhibit L.

“Warrantholder” means a holder of a Warrant.

“Written Consent” has the meaning specified in the Recitals.

(Signatures begin on next page)

IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be duly executed on its behalf as of the date first above written.

PARENT:	COMMUNICATIONS SYSTEMS, INC.

By:
Name: Its:

MERGER SUB:	Resilient Corp.

By:
Name: Its:

(Signature Page to Agreement and Plan of Merger)

IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be duly executed on its behalf as of the date first above written.

COMPANY:	ECESSA CORPORATION

By:
Name: Its:

SHAREHOLDER
REPRESENTATIVE:	Name: Albert A. Woodward

(Signature Page to Agreement and Plan of Merger)